As filed with the U.S. Securities and Exchange Commission on November 22, 2023

Registration No. 333-270953

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mingteng International Corporation Inc.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	3442	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Lvhua Village, Luoshe Town,

Huishan District, Wuxi,

Jiangsu Province, China 214189

+86 0510-83318500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Cogency Global Inc.

122 East 42nd Street, 8th Floor

New York, New York 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq.	Ross David Carmel, Esq.
Mengyi “Jason” Ye, Esq.	Sichenzia Ross Ference Carmel LLP
Yarona L. Yieh, Esq.	1185 Avenue of the Americas
Ortoli Rosenstadt LLP	31st Floor, New York, NY 10036
366 Madison Avenue, 3rd Floor	Tel: 212-658-0458
New York, NY 10017	Fax: 646-838-1314
Tel: 212-588-0022
Fax: 212-826-9307

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2023

2,225,000 Ordinary Shares

Mingteng International Corporation Inc.

This is an initial public offering of our ordinary shares, par value $0.00001 per share (“Ordinary Shares”). We are offering, on a firm commitment engagement basis, 2,000,000 Ordinary Shares. The Selling Shareholder (as defined and named herein) is offering an aggregate of 225,000 Ordinary Shares to the underwriter pursuant to this prospectus. We expect the offering price to be between $4.00 and $6.00 per Ordinary Share. Unless otherwise indicated, we have assumed an offering price of $5.00 per Ordinary Share, the midpoint of the price range.

Prior to this offering, there has been no public market for our Ordinary Shares. We have applied to list our Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MTEN.” This offering is contingent upon us listing our Ordinary Shares on Nasdaq or another national exchange. There is no guarantee or assurance that our Ordinary Shares will be approved for listing.

Throughout this prospectus, unless the context indicates otherwise, any references to “Mingteng International” are to Mingteng International Corporation Inc., a Cayman Islands holding company, and any references to “we,” “us,” “our Company,” “the Company,” and “our” are to Mingteng International and its subsidiaries. References to “PRC Subsidiaries” refer to Mingteng International’s subsidiaries established under the laws of the People’s Republic of China, “the PRC” or “China.”

Mingteng International is a Cayman Islands holding company and does not conduct any operations of its own. It conducts all of its operations in China through the PRC Subsidiaries, in particular, Wuxi Mingteng Mould Technology Co., Ltd., or Wuxi Mingteng Mould. Mingteng International controls the PRC Subsidiaries through equity ownership and does not use a variable interest entity structure. Due to our corporate structure, there are unique risks to investors. Furthermore, rules and regulations regarding the shareholding structure applicable to our Company may be changed, which would likely result in a material change in our operations or a material decrease in or elimination of the value of our Ordinary Shares. Investors should be aware that they will not directly hold equity interests in our PRC Subsidiaries, but rather only in Mingteng International, the holding company. See “Risk Factors – Risks Relating to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our Ordinary Shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Ordinary Shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” on page 34.

Because our operations are all located in the PRC through our PRC Subsidiaries, we are subject to certain legal and operational risks associated with our operations in China, including changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition and results of operations. PRC laws and regulations governing our current business operations are subject to change in light of the actual situation in the PRC, and therefore, these risks may result in a material change in our operations and the value of our Ordinary Shares, or could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. As confirmed by our PRC counsel, Jiangsu Junjin Law Firm, we are not subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Cybersecurity Review Measures became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Network Data Security Administration Draft. See “Risk Factors – Risks Relating to Doing Business in China – We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information” on page 37.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies, or the Notice. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Notice, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by September 30, 2023. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancing and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing.

According to the Notice, we can reasonably arrange the timing for submitting the filing application with the CSRC and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. On September 25, 2023, we received approval from the CSRC regarding our completion of the required filing procedures for this offering. However, if we do not maintain the permissions and approvals of the filing procedure in a timely manner under PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors — Risks Relating to Doing Business in China — The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules” on page 41.

On February 24, 2023, the CSRC, together with the China’s Ministry of Finance (the “MOF”), National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the “Provisions.” The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and became effective on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. As of the date of this prospectus, the revised Provisions have come into effect. Any failure or perceived failure by our Company or our subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our future overseas capital-raising activities and we may become subject to more stringent requirements with respect to matters such as cross-border investigation, data privacy, and enforcement of legal claims. See “Risk Factors – Risks Relating to Doing Business in China – The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules” Notwithstanding the foregoing, as of the date of this prospectus, we are not aware of any PRC laws or regulations in effect requiring that we obtain permission from any PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations.

The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our Company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. In other words, although the Company has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by regulations by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future. See “Risk Factors — Risks Relating to Doing Business in China” beginning on page 32 and “— Risks Relating to Our Ordinary Shares and This Offering” beginning on page 47 of this prospectus for a discussion of these legal and operational risks and information that should be considered before making a decision to purchase our ordinary shares.

In addition, since 2021, the Chinese government has strengthened its anti-monopoly supervision, mainly in three aspects: (1) establishing the National Anti-Monopoly Bureau; (2) revising and promulgating anti-monopoly laws and regulations, including: the Anti-Monopoly Law (draft Amendment published on October 23, 2021 for public opinions), the anti-monopoly guidelines for various industries, and the detailed Rules for the Implementation of the Fair Competition Review System; and (3) expanding the anti-monopoly law enforcement targeting Internet companies and large enterprises. As of the date of this prospectus, the Chinese government’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our ability to conduct business, accept foreign investments, or list on a U.S. or other foreign exchange because neither the Company nor its PRC subsidiaries engage in monopolistic behaviors that are subject to these statements or regulatory actions.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. On June 22, 2021, United States Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the PCAOB signed a Statement of Protocol (the “SOP”) Agreement with the MOF. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, if PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. While our auditor, Wei, Wei & Co., LLP, is not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021, as they are not on the list published by the PCAOB. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading of the Company’s securities in the United States to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. The delisting of our Ordinary Shares, or the threat of being delisted, may materially and adversely affect the value of your investment, even making it worthless. See “Risk Factors — Risks Relating to Doing Business in China – Our Ordinary Shares may be prohibited from being traded on a national exchange under the HFCAA if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor for two instead of three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of being delisted, may materially and adversely affect the value of your investment” on page 45.

We currently have not maintained any cash management policies that dictate the purpose, amount and procedure of cash transfers between Mingteng International, our PRC Subsidiaries, or investors. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. However, the use of funds or assets for capital operations or other purposes outside the PRC or Hong Kong may be subject to regulation by the PRC government. Mingteng International may need to fund its activities through self-financing in the absence of dividends from its PRC subsidiaries. See “Risk Factors – Risks Relating to Doing Business in China – To the extent cash or assets in the business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or asset.”

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Therefore, our PRC Subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC Subsidiaries to pay dividends to Mingteng International only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for the transfer of funds involving money laundering and criminal activities. Cayman Islands law prescribes that a company may only pay dividends out of its profits or share premium, and that a company may only pay dividends if, immediately following the date on which the dividend is paid, the company remains able to pay its debts as they fall due in the ordinary course of business. Other than that, there are no restrictions on Mingteng International’s ability to transfer cash to investors. See “Prospectus Summary – Transfers of Cash to and from Our Subsidiaries,” “Prospectus Summary – Summary of Risk Factors,” and “Risk Factors – Risks Relating to Doing Business in China – To the extent cash or assets in the business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or asset,” and “Risk Factors – Risks Relating to Doing Business in China – We will be dependent on dividends and other distributions from equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

As a holding company, we may rely on dividends and other distributions of equity paid by our subsidiaries in the PRC, for our cash and financing requirements. If any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Mingteng International is permitted under the laws of the Cayman Islands to provide funding to our subsidiary incorporated in Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Our subsidiaries are permitted under the respective laws of Hong Kong to provide funding to Mingteng International through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividend transfers from Hong Kong to the Cayman Islands. Current PRC regulations permit Wuxi Ningteng Intelligent Manufacturing Co., Ltd. (“Ningteng WFOE”) to pay dividends to Mingteng International only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The transfer of funds among companies is subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Jiangsu Junjin Law Firm, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC Subsidiaries’ ability to transfer cash between PRC Subsidiaries. On September 30, 2022, Mingteng International declared cash dividends of RMB 2.5 million (approximately $0.35 million) to our shareholders which were paid by Wuxi Mingteng Mould in December 2022. Besides this dividend, we have not made any dividends or distributions to investors in order to retain more cash flow to expand business. And no investors have made transfers, dividends, or distributions to Mingteng International or its subsidiaries.  Also, as of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. See “Prospectus Summary – Transfers of Cash to and from Our Subsidiaries” on page 17 and “Consolidated Financial Statements” starting from page F-1.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Please read “Prospectus Summary – Implications of Being an Emerging Growth Company” beginning on page 15 of this prospectus for more information.

We are and upon completion of this offering, will continue to be, a “controlled company” within the meaning of the Nasdaq Stock Market Rules, due to the fact that Mr. Yingkai Xu, the Chairman of our board of directors and our Chief Executive Officer, together with Ms. Jingzhu Ding, Mr. Yingkai Xu’s spouse, together own Ordinary Shares representing 91% of the total voting power of our issued and outstanding Ordinary Shares and, upon completion of this offering, will own Ordinary Shares representing 65% of the total voting power of our issued and outstanding Ordinary Shares. As a “controlled company,” as defined under the Nasdaq Stock Market Rules, we are permitted to elect to rely on certain exemptions from Nasdaq’s corporate governance rules. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering. Please read “Prospectus Summary—Implications of Being a Controlled Company” beginning on page 16 of this prospectus for more information.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Please read “Prospectus Summary – Implications of Being a Foreign Private Issuer.” beginning on page 16 of this prospectus for more information.

	Per Share	Total(5)
Initial public offering price(1)	$5.00	$11,125,000
Underwriting discount (7%)(2)	$0.35	$778,750
Proceeds, before expenses, to us(3)(4)	$4.65	$9,300,000
Proceeds, before expenses, to the Selling Shareholder	$4.65	$1,046,250

(1)	The initial public offering price per share is assumed as US$5.00, which is the midpoint of the range set forth on the cover page of this prospectus.

(2)

We and the Selling Shareholder have agreed to pay the Univest Securities, LLC, or the Representative, a discount equal to seven percent (7%) of the gross proceeds of this offering. For a description of other terms of the compensation to be received by the Representative, see “Underwriting” beginning on page 145.

(3)	We also agreed to pay the Representative a non-accountable expense allowance in the amount equal to one percent (1%) of the gross proceeds to us of this offering.

(4)	The total estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to This Offering.

(5)	Assumes that the Representative does not exercise any portion of their over-allotment option.

This offering is being conducted on a firm commitment basis. The underwriters have agreed to purchase and pay for all of the Ordinary Shares offered by this prospectus if they purchase any Ordinary Shares. We have agreed to grant the underwriters a 45-day option to purchase up to 15% of the Ordinary Shares sold in this offering, excluding the 225,000 Ordinary Shares offered by the Selling Shareholder, at the offering price, less underwriting commissions and discounts, to cover over-allotments, if any. If the Representative exercises the option in full, the total underwriting discounts payable will be $805,000, and the total proceeds to us, before expenses, will be $10,695,000. We have also agreed to issue the Representative warrants to purchase a number of Ordinary Shares equal to an aggregate of five percent (5%) of the Ordinary Shares sold in the offering, excluding the 225,000 Ordinary Shares offered by the Selling Shareholder and including any shares issued upon exercise of the Representative’s over-allotment option. The Representative’s warrants will be exercisable at any time and from time to time, in whole or in part, during the period commencing 180 days from the commencement date of sales in the offering and ending five years from the commencement date of sales in this offering. The exercise price of the Representative’s warrants will equal 120% of the public offering price per share of the Ordinary Shares sold in this offering (subject to adjustments).

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See the section titled “Risk Factors” herein, beginning on page 23.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2023.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, the Selling Shareholder, nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell and seeking offers to buy shares of our Ordinary Shares only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Ordinary Shares. Our business, financial condition, results of operations, and prospects may have changed since that date.

We are incorporated under the laws of the Cayman Islands. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities and Exchange Act of 1934 (the “Exchange Act”). See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

For investors outside the United States: Neither we, the Selling Shareholder, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

i

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before investing in our Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

Throughout this prospectus, unless the context indicates otherwise, any references to “Mingteng International” are to Mingteng International Corporation Inc., a Cayman Islands holding company, and any references to “we,” “us,” “our Company,” “the Company,” and “our” are to Mingteng International and its subsidiaries. References to “PRC Subsidiaries” refer to the Mingteng International’s subsidiaries established under the laws of the People’s Republic of China. Unless otherwise indicated, in this prospectus, references to:

●	“China” or the “PRC” refers to the People’s Republic of China.

●	“Ordinary Shares” refers to ordinary shares of Mingteng International with par value $0.00001 per share.

●	“RMB” refers to Renminbi, the legal currency of the PRC.

●	“Selling Shareholder” means Betty Chen Limited, a company incorporated in the British Virgin Islands (“BVI”) on August 18, 2021 and owns 4.5% of our outstanding Ordinary Shares prior to this offering. Betty Chen Limited is selling its Ordinary Shares pursuant to this prospectus.

●	“U.S. dollars,” “$” and “USD” refers to the legal currency of the United States.

●	“Mingteng HK” refers to Mingteng International Hong Kong Group Limited, an entity incorporated under the laws and regulations in Hong Kong and a wholly owned subsidiary of Mingteng International.

●	“Ningteng WFOE” refers to Wuxi Ningteng Intelligent Manufacturing Co., Ltd., a limited liability company organized under the laws of the PRC and a wholly owned subsidiary of Mingteng HK.

●	“WFOE” refers to a wholly foreign-owned enterprise.

●	“Wuxi Mingteng Mould” refers to Wuxi Mingteng Mould Technology Co., Ltd., a limited liability company organized under the laws of the PRC and a wholly owned subsidiary of Ningteng WFOE.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The relevant exchange rates are listed below:

	As of June 30，
	2023	2022

Period-end RMB: US$1 exchange rate	7.2258	6.7114
Period-average RMB: US$1 exchange rate	6.9291	6.4835

	As of December 31,
	2022	2021

Period-end RMB: US$1 exchange rate	6.9646	6.3757
Period-average RMB: US$1 exchange rate	6.7261	6.4515

Source: The State Administration of Foreign Exchange (http://www.safe.gov.cn/safe/rmbhlzjj/index.html)

We have relied on statistics provided by a variety of publicly available sources regarding China’s expectations of growth. We did not directly or indirectly sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have commissioned the industry report from Beijing Zhongdao Taihe Information Consulting Co., Ltd., or Beijing Zhongdao Taihe. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Overview

We are a holding company incorporated in the Cayman Islands with operations conducted in China by our PRC subsidiary, Wuxi Mingteng Mould, incorporated in the PRC. We are an automotive mold developer and supplier in China. Wuxi Mingteng Mould was established in December 2015, focusing on molds used in auto parts. We are committed to providing customers with comprehensive and personalized mold services, covering mold design and development, mold production, assembly, testing, repair and after-sales service.

We provide a wide variety of products. Our main products are casting molds for turbocharger systems, braking systems, steering and differential system, and other automotive system parts. We also produce molds for new energy electric vehicle motor drive systems, battery pack systems, and engineering hydraulic components, which are widely used in automobile, construction machinery and other manufacturing industries.

Our production plant is located in Wuxi, China. We use technologically advanced procedures and equipment to produce molds. We use a mold manufacturing processing center, which allocates different machines to manufacture according to the size of the mold and the shape of the accessories. Our mold development and production process are supported by our research and development (“R&D”) team (including experts such as foundry technologists and mold designers), using advanced Computer Aided Design (“CAD”), Computer Aided Manufacturing (“CAM”) and software technologies to analyze feasibility and validity of mold designs and specifications. Our quality and capability have obtained the 2019 Jiangsu High-tech Enterprise Certification and ISO9001:2015 certification.

In order to improve our technical level and service quality, we are committed to developing and producing molds through technological innovation. We believe that the design and quality of our molds are extremely important to the accuracy and efficiency of our customers’ manufacturing processes. Our existing technical team consists of 11 people, all with professional knowledge in casting, machining, and automation. They analyze customers’ casting and processing technology, and propose solutions and improvement suggestions to customers to enhance the efficiency and safety of their products. In addition, we believe our research and patents in the field of automotive casting molds have earned us recognition from our customers, and we have registered 19 authorized utility model and invention patents in China.

We are a supplier to leading major customers in the automobile parts manufacturing industry and have established long-term business relationships with them, most of whom have more than 5 years of business relationship with us. Our customers include three Chinese listed companies: Kehua Holding Co., Ltd. (ticker: 603161), Wuxi Lihu Booster Technology Co., Ltd. (ticker: 300580), and Wuxi Best Precision Machinery Co., Ltd. (ticker: 300694). Our close relationships with these major customers demonstrate our strengths in technical capabilities, service reputation and product quality.

Our revenue mainly comes from customized mold production, mold repair and machining services. The revenue derived from customized mold production accounted for 84.3% and 80.4% of our total revenue for the six months ended June 30, 2023 and 2022, respectively. The revenue derived from mold repair accounted for 13.4% and 15.6% of our total revenue for the six months ended June 30, 2023 and 2022, respectively. The revenue derived from machining services accounted for 2.3% and 4.0% of our total revenue for the six months ended June 30, 2023 and 2022, respectively.

The revenue derived from customized mold production accounted for 82.0% and 83.9% of our total revenue for the years ended December 31, 2022 and 2021, respectively. The revenue derived from mold repair accounted for 14.2% and 14.7% of our total revenue for the years ended December 31, 2022 and 2021, respectively. The revenue derived from machining services accounted for 3.8% and 1.4% of our total revenue for the years ended December 31, 2022 and 2021, respectively.

Corporate Structure

We are a Cayman Islands exempted company limited by shares. The following diagram illustrates the corporate structure of the Company as of the date of this prospectus and upon completion of this offering:

Jingzhu Ding
100%
Jocelyn Ding Limited (a BVI company)
100%
DJZ Holding Limited (a BVI company)
Yingkai Xu
100%
Mitchell Xu Limited (a BVI company)
100%
YK Xu Holding Limited (a BVI company)
DJZ Holding Limited (a BVI company)
90%
YK Xu Holding Limited (a BVI company)
10%
Hongze L.P. (a BVI company)
Others
IPO Investors
Pre-IPO: 9.0%
Post IPO: 3.21%
Pre-IPO: 0%
Post IPO: 31.79%
Pre-IPO: 40.18%
Post IPO: 28.70%
Pre-IPO: 41.82%
Post IPO: 29.87%
Pre-IPO: 9.0%
Post IPO: 6.43%
Mingteng International Corporation Inc. (“Mingteng International”) (a Cayman Islands company)
100%
Mingteng International Hong Kong Group Limited (“Mingteng HK”) (a Hong Kong company)
100%
Wuxi Ningteng Intelligent Manufacturing Co., Ltd. (“Ningteng WFOE”) (a PRC company)
100%
Wuxi Mingteng Mould Technology Co., Ltd. (“Wuxi Mingteng Mould”) (a PRC company)

Mingteng International was incorporated on September 20, 2021 under the laws of the Cayman Islands. As of the date of this prospectus, the authorized share capital of Mingteng International is US$50,000 divided into 5,000,000,000 Ordinary Shares, of which 5,000,000 Ordinary Shares are issued and outstanding. Mingteng International is a holding company and is currently not actively engaging in any business. We conducted all of our business through our PRC subsidiary, Wuxi Mingteng Mould, incorporated in the PRC. This is an offering of the Ordinary Shares of the Cayman Islands holding company. You may never hold equity interests in the operating PRC Subsidiary, Wuxi Mingteng Mould. Further, Mingteng International receives the economic benefits of its PRC subsidiary’s business operations through equity ownership. We do not use a Variable Interest Entities or VIE structure.

Mingteng HK was incorporated on November 4, 2021 under the laws and regulations in Hong Kong. Mingteng HK is a wholly owned subsidiary of Mingteng International. Mingteng HK is a holding company and is currently not actively engaging in any business.

Ningteng WFOE was established on September 6, 2022 under the laws of the PRC. Ningteng WFOE is a wholly owned subsidiary of Mingteng HK. It is a holding company and is not actively engaging in any business.

Wuxi Mingteng Mould was established on December 15, 2015 under the laws of the PRC. Wuxi Mingteng Mould is a wholly owned subsidiary of Ningteng WFOE and is our only operating entity. Wuxi Mingteng Mould has been in its current business line for over 7 years, and it became a wholly owned subsidiary of Ningteng WFOE through an equity acquisition on September 26, 2022.

Our Products

We are an automotive mold developer and supplier in China. We provide a wide variety of products. Our main products are casting molds for turbocharger systems, braking systems, steering and differential system, and other automotive system parts. Besides, we also produce molds for new energy electric vehicle motor drive systems, battery pack systems, and engineering hydraulic components, which are widely used in automobile, construction machinery and other manufacturing industries.

Turbocharger System Molds

A turbocharger is an air compressor that uses exhaust gas from engines as the power source. It is generally composed of a compressor housing, compressor wheel, connecting shaft (movement), turbine housing, turbine, and other main components. A turbocharger can be applied to combustion-engine vehicles, as well as new energy and hybrid vehicles, and offers higher fuel efficiency and lower emissions.

The turbine housing and center housing are the core components of turbochargers and also our main products. Wuxi Mingteng Mould produces and processes compressor housing, turbine housing, and center housing molds via sand and gravity casting.

Braking and Steering System Molds

The braking system is a series of devices that force the car to slow down, which is mainly composed of the wheel brake, hydrostatic transmission, and pneumatic transmission gear. The steering system is a device used to change or maintain the driving direction or reverse the direction of a car. We focus on customers’ needs, and mainly produces and process molds for the steering knuckle, brake disc, steering gear housing, and other parts through a variety of casting processes, including sand casting, metal mold casting, and metal mold low-pressure casting, etc.

Aluminum Alloy Product Molds

Compared with traditional vehicles, New Electric Vehicles (“NEVs”) have stricter requirements in terms of vehicle weight. Take Tesla’s Model S as an example, which has a gross weight of up to 2,108kg, with over 500kg for the battery alone. Meanwhile, the gross weight of a traditional automobile engine is generally 80-160kg. Thus, lightweight design has become the main measure for reducing the weight and consumption of NEVs, so light aluminum alloy pressure castings are more widely used. In the aluminum alloy pressure casting mold business, we provide pressure casting molds for battery fixing brackets and battery end plates for NEVs, pressure casting molds for new energy transmission housings, and inverter top cover pressure casting molds for the photovoltaic industry.

Our Services

We offer our clients services including (i) product design service, (ii) product repair service, (iii) machining service, and (iv) after-sale service.

Product design service

We provide product design services based on customers’ individual requirements through the following process to ensure that the product design meets the technical standard:

●	Communicating with the customer according to the product design drawings, getting to know the customer’s development requirements for product parameters, and conducting a summary analysis;

●	Technical team prepares the preliminary product process plan based on the customer’s product requirements and carries out a feasibility study. The team then looks into the forming process of the part by conducting a model analysis, helping us find the possible risks of the mold and parts before manufacturing the final part;

●	Technical team checks whether the product process parameters are feasible according to the model analysis results and their experience in actual production and debugging. If there are any manufacturing risks, then we suggest modifications and solutions for the customer in a timely manner;

●	Manufacturing the product needed after completing the product simulation risk assessment, and upon receiving approval from the customer.

Product repair service

Wuxi Mingteng Mould signs contracts with customers, provides repair services according to the contracts, and charges a certain fee from customers.

Machining service

Our product machining services mainly include processing turbine housings and center housing parts for automobile turbocharger systems. Customers provide Wuxi Mingteng Mould with unprocessed parts, which Wuxi Mingteng Mould would process and deliver as finished products to them.

After-sales service

We provide a one-year after-sales service period for our products. During the warranty period stipulated in the contract, Wuxi Mingteng Mould is responsible for maintaining or replacing the supplied products. Specifically, Wuxi Mingteng Mould sends service staff to the customer’s site for this service within 24 hours after receiving a customer’s request for product maintenance.

Sales and Marketing

By continuously optimizing the number of processing and production equipment and the precision of processing and manufacturing in our factory, we can minimize the development cycle of our products and achieve quick delivery of samples while improving the chances of mold making success in one attempt.

Our sales channels include offline sales and customer referrals. We have a dedicated sales staff for developing and maintaining our relationships with priority customers. To further expand our customer base and maintain business relationships with its existing customers, our sales staff visits our priority customers from time to time to maintain existing business ties, expand the business scope, and increase product offerings and sales. Since the start of the pandemic in 2020, we have added a telemarketing model for finding new customers and maintaining current customer ties. Wuxi Mingteng Mould’s sales manager, Mr. Zhiyang Nie, has accumulated 15 years of professional experience in the foundry industry and has worked in Taiwan-invested enterprises and major foundry factories. Mr. Nie is familiar with the foundry industry’s technical processes, customer groups, and market developments. At the same time, we focus on training our sales staff to help them understand Wuxi Mingteng Mould’s latest developments, products, and sales skills and improve their sales efficiency.

We use a direct sale method to sell our products, creating purchase orders with downstream auto part manufacturers directly. The direct sales method helps us reduce the distribution process of our products and provide us with direct and rapid feedback about products and customer experiences. It enables us to adjust the variety, quality, quantity, scale, and development speed of the products quickly to satisfy the needs of our customers.

We highly value our brand reputation. We have established strong and stable business ties with many listed downstream companies in China and have been highly praised by our customers. As a result, we are often the recommended choice for technical exchanges in the industry. In addition, our good company reputation has helped us further develop quality customers.

Our Competitive Advantages

●	Mold technical expertise and production capacity. We import mold manufacturing equipment to improve the machining efficiency and precision of its molds, shorten the project development period, and allow our customers to quickly obtain molds so that they can manufacture products in a short time. Our casting process engineers and mold designers have adopted computer aided technology to perform feasibility and effectiveness analyses when designing molds and creating specifications and to help predict potential part forming defects. In doing so, we have improved the accuracy of Computerized Numerical Control machining and the success rate of mold development.

●	Industry experience and standardized and personalized mold services. Our experience in the industry and standardized production dramatically improves our production and service efficiency and reduce production and management costs. Our R&D team has specialized knowledge of casting, machining, molds, automation, and other fields and has more than 10 years of experience in the industry. We have established several standard operation instructions, covering the process of mold design, machining and manufacturing, assembly, mold trial-manufacturing, quality inspection, and after-sales services for customers.

●

Advanced technology and strong R&D team. We have a professional technology R&D team consisting of 11 full-time employees with more than 10-year experience in the mold industry. It conducts technological innovation and new product development to enable us to improve our large-scale precision casting process, complex structure casting mold design techniques, and mold material adjustment techniques. We will continue to research and develop new technologies, improve production and molding processes, and work on developing and completing its product portfolio. In doing so, we will adapt to the changing mold market and retain and attract customers who require accurate, reliable, high-quality molds.

●	Long-term and stable relations with customers. With our mold technology and production efficiency, we have become a direct supplier to three listed companies in China. In addition, we have also established long-term and stable business relations with leading key customers in the industry, most of whom we have cooperated with for over five years. In addition, our indirect end users include many Chinese and foreign automobile enterprises and famous brands.

●

Experienced and far-sighted management team. We have a management team with professional experience in the mold industry. Our management team is led by our founder and Chief Executive Officer, Mr. Yingkai Xu, who has over 20 years of experience in the automobile mold industry. Mr. Xu is responsible for our overall management and strategic development. Other management team members also have a wide range of technical and management experience in relevant industries. For years, the management team has established close relations with our key customers and suppliers’ network, gathered extensive expertise and a deep understanding of the automobile mold industry and comprehended industry development and market trends.

Our Growth Strategies

Our objective is to strengthen and improve our market position in China. We intend to achieve our objective by implementing business strategies in the following key aspects:

●	Expand lines of business and participate in the development of new energy vehicle part molds.

●	Increase production facilities to improve production capacity.

●	Enhance R&D capabilities.

●	Further secure new customers.

●	Optimize production management and improve operation efficiency.

Impact of COVID-19

The outbreak of a novel strain of coronavirus (“COVID-19”) has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally for the past two years. In March 2020, the World Health Organization declared COVID-19 as a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a risk that our business, results of operations, and financial condition will be adversely affected. Potential impact on our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

COVID-19 has had a certain degree of influence on the Company’s operations during the years ended December 31, 2021 and 2022. However, with the effective operation of epidemic prevention measures, the epidemic did not seriously affect the Company’s order volume and production capacity.

In December 2022, China released a set of 10 optimized COVID-19 rules and eliminated most containment measures. In late December, the number of infections in the Company increased and production activity slowed down. With the recovery of employees, the production and operations of the Company gradually returned to normal in 2023. The continuing impact of COVID-19 remains unpredictable. In coping with the ongoing COVID-19 pandemic, the Company will reasonably dispatch employees and arrange working hours in the future to ensure the steady progress of production activities.

The Offering

Ordinary Shares Offered by Us:	2,000,000 Ordinary Shares

Ordinary Shares Offered by the Selling Shareholder:	225,000 Ordinary Shares

Offering Price (range):	We anticipate the initial public offering price to be between $4.00 to $6.00 per Ordinary Share. We assume an offering price of US$5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) in this prospectus, unless otherwise indicated.

Over-Allotment Option:

We agreed to grant the underwriters an option, exercisable within 45 days after the closing of this offering, to purchase up to 300,000 Ordinary Shares (15% of the aggregate number of Ordinary Shares sold in this offering, excluding the 225,000 Ordinary Shares offered by the Selling Shareholder).

Ordinary Shares Issued and Outstanding Prior to the Offering:	5,000,000 Ordinary Shares

Ordinary Shares Issued and Outstanding after the Offering:

7,000,000 Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option and excluding up to 115,000 Ordinary Shares underlying the Representative’s Warrants

7,300,000 Ordinary Shares assuming full exercise of the underwriters’ over-allotment option and excluding up to 115,000 Ordinary Shares underlying the Representative’s Warrants.

Representative’s Warrants:

Mingteng International has agreed to issue to Univest Securities, LLC, the representative of the underwriters in this offering, warrants to purchase a number of Ordinary Shares equal to an aggregate of five percent (5%) of the Ordinary Shares sold in the offering, excluding the 225,000 Ordinary Shares offered by the Selling Shareholder and including any shares issued upon exercise of the Representative’s over-allotment option. The Representative’s warrants will be exercisable at any time and from time to time, in whole or in part, during the period commencing 180 days from the commencement date of sales in the offering and ending five years from the commencement date of sales in this offering.  The exercise price of the Representative’s warrants will equal 120% of the public offering price per share of the Ordinary Shares sold in this offering (subject to adjustments). See “Underwriting” for more information.

Use of Proceeds:	After deducting fees and expenses, we will have approximately $6,342,250 in net proceeds. We intend to use the proceeds from this offering for investing in new production facilities, strengthening R&D capabilities in the mold casting field of turbocharger and NEV parts, expanding product types, and general working capital. See “Use of Proceeds” for more information.

Lock-up Agreements:	We, our directors, officers, and 5% or greater shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares for a period of twelve (12) months from the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed trading market and symbol:	We have applied to list our Ordinary Shares on the Nasdaq under the symbol “MTEN.” This offering is contingent upon our listing our Ordinary shares on Nasdaq or another national securities exchange.

Transfer Agent:	Transhare Corporation

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our Ordinary Shares.

Unless otherwise indicated in this prospectus, we assume (i) no exercise of the over-allotment option; and (ii) no exercise of the Representative’s Warrants.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. Our corporate structure as a Cayman Islands holding company with operations conducted by our PRC subsidiary, Wuxi Mingteng Mould, involves unique risks to investors. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factor,” beginning on page 23.

Risks Relating to Our Business and Industry

Risks and uncertainties relating to our business and industry, beginning on page 23 of this prospectus, include but are not limited to the following:

●	Our business is highly dependent on our reputation, and if we fail to maintain and enhance our reputation, consumer recognition of and trust in our products could be materially and adversely affected. See “Risk Factors – Risks Relating to Our Business and Industry –Our business is highly dependent on our reputation, and if we fail to maintain and enhance our reputation, consumer recognition of and trust in our products could be materially and adversely affected” on page 24.

●

Changes in the availability, quality and cost of key raw materials and other necessary supplies or services could have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors – Risks Relating to Our Business and Industry –Changes in the availability, quality and cost of key raw materials, transportation and other necessary supplies or services could have a material adverse effect on our business, financial condition and results of operations” on page 24.

●

Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results. See “Risk Factors – Risks Relating to Our Business and Industry – Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results” on page 25.

●	Any quality problems associated with our products may result in loss of customers and sales, and we may face product liability claims if the problems are related to our products. See “Risk Factors – Risks Relating to Our Business and Industry – Any quality problems associated with our products may result in loss of customers and sales, and we may face product liability claims if the problems are related to our products” on page 27.

●	Our intellectual property rights may be infringed. See “Risk Factors – Risks Relating to Our Business and Industry – Our intellectual property rights may be infringed” on page 28.

●

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition. See “Risk Factors – Risks Relating to Our Business and Industry –A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition” on page 31.

Risks Relating to Our Corporate Structure

Risks and uncertainties related to our corporate structure, beginning on page 31 of this prospectus includes the following:

●

We will be dependent on dividends and other distributions from equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. See “Risk Factors – Risks Relating to Our Corporate Structure – We will be dependent on dividends and other distributions from equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business” on page 31.

Risks Relating to Doing Business in China

Risks and uncertainties related to doing business in China in general, beginning on page 32 of this prospectus, including but not limited to the following:

●	To the extent cash or assets in the business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets. See “Risk Factors – Risks Relating to Doing Business in China – To the extent cash or assets in the business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets” on page 32.

●	PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC Subsidiaries to liability or penalties, limit our ability to inject capital into our PRC Subsidiaries or limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits. See “Risk Factors – Risks Relating to Doing Business in China –PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC Subsidiaries to liability or penalties, limit our ability to inject capital into our PRC Subsidiaries or limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits” on page 32.

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our Ordinary Shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Ordinary Shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors – Risks Relating to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our Ordinary Shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Ordinary Shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” on page 34.

●	Mingteng International is a holding company and will rely on dividends paid by our PRC Subsidiaries for our cash needs. Any limitation on the ability of our PRC Subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Ordinary Shares. See “Risk Factors – Risks Relating to Doing Business in China – Mingteng International is a holding company and will rely on dividends paid by our PRC Subsidiaries for our cash needs. Any limitation on the ability of our PRC Subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Ordinary Shares” on page 35.

●	Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us. See “Risk Factors – Risks Relating to Doing Business in China –Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us” on page 36.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us, our directors or our management named in the prospectus based on foreign laws. See “Risk Factors – Risks Relating to Doing Business in China –You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us, our directors or our management named in the prospectus based on foreign laws” on page 39.

●	If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ordinary shareholders. See “Risk Factors – Risks Relating to Doing Business in China – If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ordinary shareholders” on page 39.

●	The M&A Rules and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions. See “Risk Factors – Risks Relating to Doing Business in China – The M&A Rules and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions” on page 40.

●	The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules. See “Risk Factors – Risks Relating to Doing Business in China – The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.” on page 41.

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors – Risks Relating to Doing Business in China –PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” on page 43.

●	Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment. See “Risk Factors – Risks Relating to Doing Business in China –Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” on page 43.

●	Our Ordinary Shares may be prohibited from being traded on a national exchange under the HFCAA if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor for two instead of three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of being delisted, may materially and adversely affect the value of your investment. See “Risk Factors – Risks Relating to Doing Business in China –Our Ordinary Shares may be prohibited from being traded on a national exchange under the HFCAA if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor for two instead of three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of being delisted, may materially and adversely affect the value of your investment” on page 45.

Risks Relating to Our Ordinary Shares and This Offering

Risks and uncertainties related to our Ordinary Shares and this offering, beginning on page 47 of this prospectus, include but are not limited to the following:

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements. See “Risk Factors – Risks Relating to Our Ordinary Shares and This Offering – We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements” on page 51.

●	As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders. See “Risk Factors – Risks Relating to Our Ordinary Shares and This Offering –As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders” on page 51.

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies. See “Risk Factors – Risks Relating to Our Ordinary Shares and This Offering – We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies” on page 52.

●	You may experience dilution of your holdings due to the inability to participate in a rights offering. See “Risk Factors – Risks Relating to Our Ordinary Shares and This Offering – You may experience dilution of your holdings due to the inability to participate in a rights offering” on page 50.

●	We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. See “Risk Factors – Risks Relating to Our Ordinary Shares and This Offering – Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our Ordinary Shares may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.” on page 48.

Holding Foreign Company Accountable Act

U.S. laws and regulations, including the Holding Foreign Companies Accountable Act, or HFCAA, may restrict or eliminate our ability to complete a business combination with certain companies, particularly those acquisition candidates with substantial operations in China.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. If our auditor cannot be inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the PCAOB signed a Statement of Protocol (the “SOP”) Agreement with the MOF. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary.

As of the date of the prospectus, Wei, Wei & Co., LLP, headquartered in 133-10 39th Avenue Flushing, NY, is subject to inspection by the PCAOB on a regular basis, with the last inspection in 2020, and is not subject to the determinations as to inability by the PCAOB to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. See “Risk Factors – Risks Relating to Doing Business in China – Our Ordinary Shares may be prohibited from being traded on a national exchange under the HFCAA if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor for two instead of three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” on page 45.

Regulatory Permissions

We, including our PRC Subsidiaries currently have received all material permissions and approvals required for our operations in compliance with the relevant PRC laws and regulations in the PRC, including the business licenses of our PRC Subsidiaries.

The business license is a permit issued by Market Supervision and Administration that allows the company to conduct specific business within the government’s geographical jurisdiction. Each of our PRC Subsidiaries has received its business license. Wuxi Mingteng Mould and Ningteng WFOE obtained their business licenses issued by the Wuxi Huishan District Market Supervision and Administration Bureau.

As of the date of this prospectus, except for the business licenses mentioned here, Mingteng International and our PRC Subsidiaries   are not required to obtain any other permissions or approvals from any Chinese authorities to operate the business. However, applicable laws and regulations may be amended from time to time, and new laws or regulations may be introduced to impose additional government approval, license, and permit requirements. If we or our subsidiaries fail to obtain and maintain such approvals, licenses, or permits required for our business, inadvertently conclude that such approval is not required, or respond to changes in the regulatory environment, we or our subsidiaries could be subject to liabilities, penalties, and operational disruption, which may materially and adversely affect our business, operating results, financial condition and the value of our Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions,” which were made available to the public on July 6, 2021. The Opinions call for strengthened regulation over illegal securities activities, supervision over overseas listings by China-based companies, to deal with perceived risks and incidents faced by China-based overseas listed companies, cybersecurity, data privacy protection requirements, and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future.

The revised Measures of Cybersecurity Review as promulgated by a total of thirteen governmental departments of the PRC, including the Cyberspace Administration of China, or the CAC, came into effect on February 15, 2022. The revised Measures of Cybersecurity Review stipulated that, in addition to network products and services acquired by critical information infrastructure operators, online platform operators are also subject to cybersecurity review if they carry out data processing activities that affect or may affect national security. Moreover, online platform operators listing in a foreign country with more than one million users’ personal information data must apply for a cybersecurity review with the Cybersecurity Review Office. The revised Measures of Cybersecurity Review further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On July 7, 2022, the CAC promulgated the Measures on Security Assessment of Cross-border Data Transfer, or the Data Export Measures, which became effective on September 1, 2022. The Data Export Measures requires that any data processor who processes or exports personal information exceeding a certain volume threshold shall apply for a security assessment by the CAC before transferring any personal information abroad. The security assessment requirement also applies to any transfer of important data outside of China. Since our business operation is not an operator of a network platform with personal information of over one million users, we should not be required to undergo the cybersecurity review for this offering and the listing of our Ordinary Shares under the revised Measures of Cybersecurity Review. However, as the aforementioned measures were issued recently, there are uncertainties regarding how they would be interpreted and enforced, and to what extent they may affect us.

On February 17, 2023, the CSRC released a set of new regulations which consists of the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. On the same date, the CSRC also released the Notice. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Notice, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by September 30, 2023. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancing and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing.

According to the Notice, we can reasonably arrange the timing for submitting the filing application with the CSRC and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. On September 25, 2023, we received approval from the CSRC regarding our completion of the required filing procedures for this offering. However, if we do not maintain the permissions and approvals of the filing procedure in a timely manner under PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors – Risks Relating to Doing Business in China – The approval, filing or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules” on page 41.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and became effective on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. As of the date of this prospectus, the revised Provisions have come into effect. Any failure or perceived failure by our Company or our subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our future overseas capital-raising activities and we may become subject to more stringent requirements with respect to matters such as cross-border investigation, data privacy, and enforcement of legal claims. See “Risk Factors — Risks Relating to Doing Business in the PRC — The approval, filing or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.” Notwithstanding the foregoing, as of the date of this prospectus, we are not aware of any PRC laws or regulations in effect requiring that we obtain permission from any PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	a delay in adopting new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from you might receive from other public reporting companies in which you hold equity interests.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenue, have more than $700 million in the market value of our Ordinary Shares held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period.

Implication of Being a Controlled Company

We are and will continue, following this offering, to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules, due to the fact that Mr. Yingkai Xu, the Chairman of our board of directors and our Chief Executive Officer, together with Ms. Jingzhu Ding, Mr. Yingkai Xu’s spouse, own Ordinary Shares representing 91% of the total voting power of our issued and outstanding Ordinary Shares and, upon completion of this offering, Mr. Yingkai Xu, the Chairman of our board of directors and our Chief Executive Officer, together with Ms. Jingzhu Ding, Mr. Yingkai Xu’s spouse, will own Ordinary Shares representing 65% of the total voting power of our issued and outstanding Ordinary Shares. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering. See “Risk Factors – Risks Relating to Our Ordinary Shares and This Offering– As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders” on page 51.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country’s requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities. See “Management – Foreign Private Issuer Exemption” for more information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.

Transfers of Cash to and from Our Subsidiaries

We currently have not maintained any cash management policies that dictate the purpose, amount and procedure of cash transfers between Mingteng International, our subsidiaries, or investors. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. However, the use of funds or assets for capital operations or other purposes outside the PRC or Hong Kong may be subject to regulation by the PRC government. Mingteng International may need to fund its activities through self-financing in the absence of dividends from its PRC subsidiaries.

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Therefore, our PRC Subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC Subsidiaries to pay dividends to Mingteng International only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for the transfer of funds involving money laundering and criminal activities. Cayman Islands law prescribes that a company may only pay dividends out of its profits or share premium, and that a company may only pay dividends if, immediately following the date on which the dividend is paid, the company remains able to pay its debts as they fall due in the ordinary course of business. Other than that, there are no restrictions on Mingteng International’s ability to transfer cash to investors. See “Risk Factors - Risks Relating to Doing Business in China - To the extent cash or assets in the business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets” and “Risk Factors – Risks Relating to Our Corporate Structure – We will be dependent on dividends and other distributions from equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including those based in the PRC, for our cash and financing requirements. If any of our PRC Subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Mingteng International is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries incorporated in Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Our subsidiaries are permitted under the respective laws of Hong Kong to provide funding to Mingteng International through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividend transfers from HK to the Cayman Islands. Current PRC regulations permit our WFOE to pay dividends to Mingteng International only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital. Mingteng International is able to transfer cash (U.S. Dollars) to its PRC Subsidiaries through an investment (by increasing Mingteng International’s registered capital in a PRC subsidiary). Mingteng International’s subsidiaries within China can transfer funds to each other when necessary through the way of current lending. The transfer of funds among companies is subject to the Provisions on Private Lending Cases, which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Jiangsu Junjin Law Firm, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC Subsidiaries’ ability to transfer cash between PRC Subsidiaries. On September 30, 2022, Mingteng International declared cash dividends of RMB 2.5 million (approximately $0.35 million) to our shareholders which were paid by Wuxi Mingteng Mould in December 2022. Mingteng International’s business is all conducted through its PRC subsidiary, Wuxi Mingteng Mould. Mingteng International is a holding company and its material assets consist solely of the ownership interests held in its PRC Subsidiaries. Mingteng International relies on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary: (i) to pay dividends or cash distributions to its shareholders, (ii) to service any debt obligations and (iii) to pay operating expenses. As a result of PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, the PRC Subsidiaries are restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to Mingteng International as a dividend.

With respect to transferring cash from Mingteng International to its subsidiaries, increasing Mingteng International’s registered capital in a PRC subsidiary requires the filing of the local commerce department, while a shareholder loan requires filing with the SAFE or its local bureau. Aside from the declaration to the SAFE, there is no restriction or limitations on such cash transfer or earnings distribution.

With respect to the payment of dividends, we note the following:

1.	PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations (an in-depth description of the PRC regulations is set forth below);

2.	Our PRC Subsidiaries are required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of their registered capital;

3.	Such reserves may not be distributed as cash dividends;

4.	Our PRC Subsidiaries may also allocate a portion of their after-tax profits to fund their staff welfare and bonus funds; except in the event of a liquidation, these funds may also not be distributed to shareholders; Mingteng International does not participate in a Common Welfare Fund;

5.	The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay stockholder dividends or make other cash distributions; and

6.	A withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

If for the reasons noted above, our subsidiaries are unable to pay shareholder dividends and/or make other cash payments to Mingteng International when needed, Mingteng International’s ability to conduct operations, make investments, engage in acquisitions, or undertake other activities requiring working capital may be materially and adversely affected. However, our operations and business, including investment and/or acquisitions by our subsidiaries within China, will not be affected as long as the capital is not transferred in or out of the PRC.

On September 30, 2022, Mingteng International declared cash dividends of RMB 2.5 million (approximately $0.35 million) to our shareholders which were paid by Wuxi Mingteng Mould in December 2022.

Mingteng International currently intends to retain most, if not all, of available funds and any future earnings to support operations and finance the growth and development of business. Also, as of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and Mingteng International does not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries.

PRC Regulations

In accordance with PRC regulations, a foreign-invested enterprise (“FIE”) established in the PRC is required to provide statutory reserves, which are appropriated from net profit, as reported in the FIE’s PRC statutory accounts. A FIE is required to allocate at least 10% of its annual after-tax profit to the surplus reserve until such reserve has reached 50% of its respective registered capital (based on the FIE’s PRC statutory accounts). The aforementioned reserves may only be used for specific purposes and may not be distributed as cash dividends. Until such contribution of capital is satisfied, the FIE is not allowed to repatriate profits to its shareholders, unless approved by the SAFE. After satisfaction of this requirement, the remaining funds may be appropriated at the discretion of the FIE’s board of directors. Our subsidiary, Ningteng WFOE, qualifies as a FIE and is therefore subject to the above-mandated regulations on distributable profits.

Additionally, in accordance with PRC corporate law, a domestic company is required to maintain a surplus reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and may not be distributed as cash dividends. Ningteng WOFE and Wuxi Mingteng Mould were established as domestic companies; therefore, each is subject to the above-mentioned restrictions on distributable profits.

As a result of PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside, prior to payment of dividends, in a general reserve fund, the PRC Subsidiaries are restricted in their ability to transfer a portion of their net assets to Mingteng International as a dividend or otherwise.

Corporate Information

Our principal executive office is located at Lvhua Village, Luoshe Town, Huishan District, Wuxi, Jiangsu Province, PRC. The telephone number of our principal executive offices is +86 13961841128. Our registered office provider in the Cayman Islands is ICS Corporate Services (Cayman) Limited. Our registered office in the Cayman Islands is at 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands. Our registered agent in the United States is Cogency Global Inc., 122 E 42nd Street 18th Floor, New York, NY 10168.

Summary Consolidated Financial Data

The following selected consolidated statements of income and comprehensive income data for the six months ended June 30, 2023 and 2022, and the selected consolidated balance sheet data as of June 30, 2023 and 2022 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP and our financial results are reported in U.S. dollars. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Selected Statements of Income Information:

(UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022

Revenues	$3,667,888	$3,940,761
Cost of revenues	(2,073,188)	(2,103,155)
Sales tax	(31,264)	(36,498)
Gross profit	1,563,436	1,801,108

Operating expenses:
Selling expenses	72,735	79,422
General and administrative expenses	582,702	450,076
Research and development expenses	224,756	241,784
Total operating expenses	880,193	771,282

Income from operations	683,243	1,029,826

Other income (expenses):
Government subsidies	2,886	70,641
Interest income	3,289	812
Interest (expense)	(27,474)	(28,016)
Other income, net	6,570	48,844
Total other (expenses) income, net	(14,729)	92,281

Income before provision for income taxes	668,514	1,122,107

Provision for income taxes	(106,187)	(134,356)

Net income	$562,327	$987,751

Selected Balance Sheet Information:

(UNAUDITED)

	As of June 30,
	2023	2022

Current assets	$6,733,079	$6,315,480
Non-current assets	3,497,115	3,753,360
Total assets	$10,230,194	$10,068,840
Current liabilities	$3,669,385	$3,925,917
Non-current liabilities	168,780	69,034
Total liabilities	3,838,165	3,994,951
Total equity	6,392,029	6,073,889
Total liabilities and shareholders’ equity	$10,230,194	$10,068,840

Selected Consolidated Cash Flow Data:

(UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
Net cash (used in) provided by operating activities	$(65,621)	$253,619
Net cash (used in) investing activities	(21,765)	(184,853)
Net cash (used in) provided by financing activities	(56,830)	589,838
Effect of foreign exchange rate on cash and cash equivalents	(58,903)	(37,720)
Net (decrease) increase in cash and cash equivalents	(203,119)	620,884
Cash and cash equivalents at the beginning of the period	1,793,323	307,033
Cash and cash equivalents at the end of the period	$1,590,204	$927,917

The following selected consolidated statements of income and comprehensive income data for years ended December 31, 2022 and 2021, and the selected consolidated balance sheet data as of December 31, 2022 and 2021 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP and our financial results are reported in U.S. dollars. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Selected Statements of Income Information:

	For the Years Ended December 31,
	2022	2021

Revenues	$8,026,764	$7,797,305
Cost of revenues	(4,046,514)	(3,718,088)
Sales tax	(67,147)	(66,517)
Gross profit	3,913,103	4,012,700

Operating expenses:
Selling expenses	132,542	123,334
General and administrative expenses	926,786	611,244
Research and development expenses	492,526	407,620
Total operating expenses	1,551,854	1,142,198

Income from operations	2,361,249	2,870,502

Other income (expense):
Government subsidies	92,832	37,356
Interest income	2,171	6,515
Interest (expense)	(53,991)	(51,465)
Other income, net	58,311	127,231
Total other income, net	99,323	119,637

Income before provision for income taxes	2,460,572	2,990,139

Provision for income taxes	(327,384)	(396,860)

Net income	$2,133,188	$2,593,279

Selected Balance Sheet Information:

	As of December 31,
	2022	2021

Current assets	$6,315,480	$4,774,731
Non-current assets	3,753,360	3,176,909
Total assets	$10,068,840	$7,951,640
Current liabilities	$3,925,917	$3,193,075
Non-current liabilities	69,034	131,241
Total liabilities	3,994,951	3,324,316
Total equity	6,073,889	4,627,324
Total liabilities and shareholders’ equity	$10,068,840	$7,951,640

Selected Consolidated Cash Flow Data:

	For the Years Ended December 31,
	2022	2021
Net cash provided by operating activities	$2,852,697	$1,489,143
Net cash (used in) investing activities	(1,432,807)	(857,341)
Net cash provided by (used in) financing activities	165,556	(774,175)
Effect of foreign exchange rate on cash and cash equivalents	(99,156)	8,623
Net increase (decrease) in cash and cash equivalents	1,486,290	(133,750)
Cash and cash equivalents at the beginning of the year	307,033	440,783
Cash and cash equivalents at the end of the year	$1,793,323	$307,033

RISK FACTORS

Investing in our Ordinary Shares involves a high degree of risk. You should carefully consider the following risks and uncertainties and all other information contained in this prospectus before investing in our Ordinary Shares. Our business, financial condition, results of operations, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations, and prospects could be adversely affected. In that event, the market price of our Ordinary Shares could decline, and you could lose part or all of your investment.

We believe that an investment in our Ordinary Shares involves certain risks, some of which are beyond our control. These risks can be categorized into (i) Risks Relating to our business and industry; (ii) Risks Relating to our corporate structure; (iii) Risks Relating to doing business in China; and (iv) Risks Relating to our Ordinary Shares and this offering. Prospective investors in our Ordinary Shares should consider carefully all the information set forth in this prospectus.

Risks Relating to Our Business and Industry

We are exposed to risks associated with outbreaks of epidemics, infectious diseases and other disease outbreaks, including the COVID-19 outbreak. Our business could be materially and adversely affected by outbreaks of infectious diseases (such as SARS, H5N1 avian influenza, human swine flu or, most recently, COVID-19) or other outbreaks of epidemics or diseases.

The COVID-19 outbreak in early 2020 has already had an adverse and long-term impact on economic and social conditions worldwide and could have a negative impact on our business operations.

As of June 2022, COVID-19 has continued to have an impact on the Company’s operations. Due to the epidemic in Shanghai and Changchun City, these two major automobile production areas have been greatly impacted, which will have a relatively large impact on the entire automobile industry. Due to the epidemic, local automobile enterprises in Shanghai and Changchun City have suffered from production suspension, shutdown and supply chain shortage crisis in succession which also has a negative impact on the downstream market such as decrease in demand for suppliers. As a result, the Company’s order volume and production activities have been affected to a certain extent accordingly. Additionally, as there are regional outbreaks of coronavirus diseases in 2022 in the Yangtze River Delta (such as Shanghai, Wuxi), the local epidemic control requirements have a certain impact on our overall business: (i) Local quarantine policies make transportation difficult, which results in higher transport cost of our existing orders. (ii) Our new orders will be relatively reduced and even replaced by other competitors since we may not deliver our products on time. (iii) Considering the long-term impact, downstream customers’ own product development cycle will be prolonged, which affects the frequency of use of molds and will affect our expected order volume in the future. As of July 2022, officials in several cities of Yangtze River Delta are gradually easing restrictions. As of December 2022, the Chinese government has gradually downgraded emergency response level in due course and make dynamic adjustments, such as lifting cargo transport bans and encouraging businesses to expand capacity and increase output in a variety of ways. Therefore, most of our customers’ business and operations have returned to a more normal level which has weakened the negative impact on our business operations. In December 2022, the Chinese government released the “10 new” optimization measures for prevention and control of the COVID-19. However, Chinese companies are still facing difficulties in returning to usual business activity since their employees could be absent during “peak weeks” of the coronavirus outbreak. In late December, the number of infections in the Company increased and production activity slowed down. Also, it could impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities. With the recovery of employees, the production and operation of the Company gradually returned to normal in early 2023. During the first half of 2023, despite the twists and turns of the COVID-19 pandemic, with the relaxation of epidemic control measures by the government, the demand of industrial manufacturing was steady, and the order volume and delivery volume of the company has increased and remained at a stable level. In coping with the COVID-19 pandemic, the Company will reasonably dispatch employees and arrange working hours in the future to ensure the steady progress of production activities.

While we have closely monitored the health status of our employees, we cannot assure you that there will be no confirmed cases of COVID-19 among our employees and that, in the event of an infection, affected facilities may need to suspend operations and our employees may need to be quarantined. In addition, the outbreak may have a direct impact on our suppliers’ production capacity and transportation network, and our ability to obtain safe, high-quality raw materials and to manufacture and ship products at reasonable cost, and our manufacturing facilities may have to be temporarily closed. In addition, governmental shutdowns or a general economic slowdown and an outbreak could result in an increase in the number of days to maturity of our receivables, which could result in an increase in the expected credit losses on our receivables.

In addition, an infectious disease outbreak on a global scale could affect the investment climate and lead to intermittent volatility in global capital markets, which could also adversely affect global economies. With the rapid rise in infections, many countries have issued travel advisories restricting travel to affected areas. These policies have severely damaged local and cross-border business activities worldwide. The impact has included a significant reduction in tourist arrivals, business exchanges and social functions in the affected countries and regions, as well as economic slowdowns. Global financial markets have become highly volatile and the risk of a global recession has increased significantly. Even if the COVID-19 outbreak is contained and the policies and recommendations implemented by the relevant governments to combat the virus are withdrawn, there is no assurance that the overall economic performance of the affected countries and regions will improve in a short period of time. The outbreak, worsening, continuation, recurrence, or variant of COVID-19 or any other infectious disease could have a continuing adverse effect on the global economy, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business is highly dependent on our reputation, and if we fail to maintain and enhance our reputation, consumer recognition of and trust in our products could be materially and adversely affected.

We rely heavily on our reputation in the promotion and sale of our products and services. We believe that our product brands are recognized by consumers for their quality and reliability. However, counterfeit products, product defects, inefficient customer service, product liability claims, consumer complaints, intellectual property infringement or negative publicity or media coverage may damage our reputation. Any negative claims against us, even if unethical or unsuccessful, could distract our management’s attention and other resources from our day-to-day business operations, which could adversely affect our business, results of operations, and financial condition. Negative media coverage and resulting negative publicity regarding the safety, price levels or quality of our products could result in a material adverse effect on consumer acceptance of and trust in us and our products.

In addition, adverse publicity regarding any regulatory or legal action against us could damage our reputation, undermine consumer confidence in us and reduce long-term demand for our products, even if such regulatory or legal action is unfounded or insignificant to our business.

Changes in the availability, quality and cost of key raw materials and other necessary supplies or services could have a material adverse effect on our business, financial condition and results of operations.

Raw material costs represent 39.4% and 40.6% of our total cost of revenues for the six months ended June 30, 2023 and 2022, respectively. Raw material costs represent 41.5% and 43.1% of our total cost of revenues for the years ended December 31, 2022 and 2021, respectively. We are exposed to fluctuations in the prices of raw materials, transportation, and other necessary supplies or services due to factors beyond our control, such as policies, inflation, fluctuations in currency exchange rates, changes in weather, or changes in the supply and demand for such relevant raw materials, Prices of bulk raw material products, such as cast iron and steel plate, continued to increase throughout the epidemic, especially in the middle of 2021, the prices of cast iron and steel plates reached the peak, and so far, there has been no downward trend. Therefore, it could result in higher costs for our principal business if prices of major raw materials continue to increase. We may not be able to offset the price increases by increasing our product prices, in which case our margins would decline, and our financial condition and results of operations could be materially and adversely affected. In addition, if we significantly increase the prices of our products, we may lose our competitive advantage. This in turn could result in a loss of sales and customers. In either case, our business, financial condition, and results of operations could be materially and adversely affected.

Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results.

We have certain customers whose revenue individually represented 10% or more of the Company’s total revenues, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the six months ended June 30, 2023, three customers accounted for approximately 23.6%, 15.3% and 13.5% of the Company’s total revenues, respectively. For the six months ended June 30, 2022, three customers accounted for approximately 22.1%, 18.8% and 18.5% of the Company’s total revenues, respectively. Any decrease in sales to these major customers may negatively impact the Company’s operations and cash flows if the Company fails to increase its sales to other customers. As of June 30, 2023, five customers accounted for approximately 18.3%, 16.7%, 16.3%, 14.6% and 12.6% of the Company’s accounts receivable balance, respectively. As of June 30, 2022, three customers accounted for approximately 31.2%, 15.4% and 14.4% of the Company’s accounts receivable balance, respectively. See “Note 16 –   Concentration of Major Customers and Suppliers.”

For the year ended December 31, 2022, three major customers accounted for approximately 24.3%, 17.0% and 9.2% of the Company’s total revenues, respectively. As of December 31, 2022, three major customers accounted for approximately 27.8%, 16.9 and 13.8% of the Company’s total accounts receivable balance, respectively. For the year ended December 31, 2021, three major customers accounted for approximately 26.3%, 22.0% and 16.9% of the Company’s total revenues, respectively. As of December 31, 2021, two major customers accounted for approximately 36.2% and 19.7% of the Company’s total accounts receivable balance, respectively. See “Note 16– Concentration of Major Customers and Suppliers.”

If we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition, and results of operations. In addition, we may not be able to properly identify trends or introduce new products and services to the market as quickly, efficiently, or competitively priced as our competitors. Existing customers may not generate new business for us or make our business uncompetitive with our competitors. If our customer base decreases, we may not be able to generate sufficient revenue to cover our increased costs and expenses. As a result, our business and results of operations may be materially and adversely affected.

We face intense competition, and if we fail to compete effectively, we may lose market share, and our results, prospects, and results of operations may be materially and adversely affected.

In recent years, China’s automobile mold manufacturing industry has developed rapidly. There are many domestic enterprises engaged in this industry. At the same time, many foreign advanced mold manufacturing enterprises have set up factories in China, and the market is highly competitive. Our competitive factors are mainly reflected in the competition for comprehensive capabilities such as technology, research and development, quality, channels, brands, supporting capabilities, and after-sales services. Some of our competitors, including domestic and foreign companies, may have financial, research and development, and other resources that exceed ours. There can be no assurance that our current or potential competitors will not market products that rival or exceed ours or adapt more quickly than we do to changing industry trends or changing market demands. Our competitors in certain regional markets may also benefit from sources of raw materials or production facilities closer to those markets, and there may be upstream and downstream business consolidation or alliances between competitors, and as a result, our competitors may be able to quickly capture significant market share. Any of these events could adversely affect our market share, business, and results of operations.

In addition, competition may cause us to reduce prices, lower margins and lose market share, any of which could adversely affect our results of operations. We also cannot assure you that competitors will not actively engage in legal or illegal activities designed to undermine our brand and product quality or affect consumer confidence in our products.

Our revenue will decrease if the industries in which our customers operate experience a protracted slowdown.

We are mainly engaged in the business of automobile casting molds, and our downstream customers are parts manufacturers in the automobile industry, which is greatly affected by the macro economy. The cyclical fluctuations of the global and domestic economies will have an impact on the production and consumption of automobiles in our country. When the macro-economy is in the rising stage, the automobile industry develops rapidly and automobile consumption is active; on the contrary, when the macro-economy is in the declining stage, the development of the automobile industry slows down, and the growth of automobile consumption is slow.

Therefore, we also face the risk of uncertainty caused by cyclical fluctuations in the economy. If the auto industry is affected by the macro economy and the development slows down, it may lead to a decrease in our orders and difficulties in receiving payment for goods.

Our efforts and investments in technology development may not always produce the expected results.

We are continually developing and seeking to develop technologies that are closely related to the car casting mold products that will be used in our products. As of the date of this prospectus, our core R&D team consisted of 11 employees who have a proven track record of launching new products or product upgrades. Currently, our R&D team has been working on the development of twin scroll core assembly fixture, center housing outer shell sand core mold double-side sand injection, and gas exhaust sand core mold horizontal sand injection with some success. However, we cannot assure you that our future efforts to develop related technologies will be successful, in which case our products may lose their competitive edge.

In addition, we cannot assure you that the technologies we develop will be well accepted by clients, in which case our business, financial condition, results of operations and prospects may be materially and adversely affected.

Our production may be subject to disruptions and delays.

Currently, we have a production site in Wuxi, Jiangsu Province. Natural or man-made disasters (such as severe weather, fire, technical or mechanical failures, storms, explosions, earthquakes, strikes, terrorist activities, wars, and outbreaks of epidemics) or other disruptions (such as power and water outages) could cause significant damage to our production facilities and resuming production could be costly and time-consuming and could cause significant disruption to our operations. Until the affected production facilities are available and operational, we may incur additional costs and may face disruptions in the supply of our products.

Although we have not experienced significant production interruptions during the track record period or as of the latest practicable date, any interruptions or delays after our production date could adversely affect our ability to produce enough products and, in turn, our ability to meet customer demand. Under such circumstances, our business, financial condition, results of operations, and prospects could be materially and adversely affected.

We face risks of any interruptions or delays in the supply of raw materials.

We depend on the timely supply of raw materials, such as cast iron and steel sheet, to meet our production schedules. Any delays or interruptions in the supply of raw materials from our suppliers could adversely affect our ability to meet our contractual obligations to our customers. In addition, any natural or man-made disasters or other unexpected catastrophic events, including severe weather, fires, technical or mechanical failures, storms, explosions, earthquakes, strikes, terrorist activities, wars and outbreaks of epidemics, could disrupt our transportation channels, harm our suppliers’ operations and impede our ability to manufacture and deliver products to our customers on a timely basis. For example, events such as the COVID-19 outbreak in the first quarter of 2020 could place additional stress on our supply chain. See “Risk Factors – We are exposed to risks associated with outbreaks of epidemics, infectious diseases and other disease outbreaks, including the COVID-19 outbreak. Our business could be materially and adversely affected by outbreaks of infectious diseases (such as SARS, H5N1 avian influenza, human swine flu or, most recently, COVID-19) or other outbreaks of epidemics or diseases.”

We are exposed to risks associated with the transportation of the products we sell.

We load products from our warehouses and provide transportation service until our products are delivered to our customers. However, in the event of such an accident resulting in damage to the products we sell in transit, our ability to supply the products could be adversely affected. We may need rework and repair our products. The occurrence of any such event could also require us to make significant capital expenditures beyond those anticipated and delay product deliveries which may lead to customer claims. The sales we may lose or the increased costs we may incur as a result of such operational disruptions and delays in delivery may not be recoverable under existing policies, and long-term business interruptions may result in the loss of end customers. If any one or more of these risks were to occur, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Any quality problems associated with our products may result in loss of customers and sales, and we may face product liability claims if the problems are related to our products.

The success of our business depends on the continued delivery of quality and reliable products. We cannot assure you that our quality controls will be effective at all times, and we may face returns or cancellation of orders and customer complaints if the quality of any of our products deteriorates for any reason, or if consumers believe that our products do not deliver the claimed results.

In addition, if our products are defective or adversely affect the overall cause of consumer property damage or personal injury, we may be subject to product liability claims or product recalls that could cause financial and reputational harm. Even if we ultimately prevail, we may be required to incur substantial costs in defending such legal claims. In addition, consumers’ perception of our products and their willingness to purchase them may be adversely affected, regardless of whether the quality problems are related to us. Accordingly, any actual or known quality problems associated with our products could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our facilities and operations may require significant investment and upgrades.

Our facilities and operations may require significant investment and occasional upgrades due to depreciation or business growth, and our costs may increase as a result. If we are not successful in recovering such costs, our profitability may decline. In addition, the timely completion of upgrades as planned depends on a number of factors, including our ability to raise and maintain sufficient funds for such upgrades, the adequate supply of materials and equipment, and the ability to deliver on time. If the upgrade is not completed on time, our capacity will be temporarily limited and our business, financial condition, results of operations, and prospects may be further materially and adversely affected.

Regulatory actions, legal proceedings, and customer complaints against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition, and prospects.

Along with the growth and expansion of our business, we may be involved in litigation, regulatory proceedings, and other disputes arising outside the ordinary course of our business. Such litigation and disputes may result in claims for actual damages, freezing of our assets, diversion of our management’s attention and reputational damage to us and our management, as well as legal proceedings against our directors, officers, or employees, and the probability and amount of liability, if any, may remain unknown for long periods of time. Given the uncertainty, complexity, and scope of many of these litigation matters, their outcome generally cannot be predicted with any reasonable degree of certainty. Therefore, our reserves for such matters may be inadequate. Moreover, even if we eventually prevail in these matters, we could incur significant legal fees or suffer significant reputational harm.

Our intellectual property rights may be infringed.

We regard patents, know-how, proprietary technologies, and similar intellectual property critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others to protect our proprietary rights. As of the date of this prospectus, Wuxi Mingteng Mould has registered 19 patents in the PRC. See “Business - Intellectual Property.” Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented, or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages.

Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We cannot provide any assurances that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors.

Our employees are at risk of serious injury from the use of production equipment and machinery.

We use heavy machinery and equipment in our production processes that are potentially dangerous and could result in personal injury to our employees. The safety training we provide to our employees may not be effective in preventing accidents from occurring. Any major accident resulting from the use of equipment or machinery may disrupt our production, damage to our corporate image, and legal and regulatory liability. Although we carry employee accident insurance, as well as workers’ compensation and medical insurance, the coverage may not be sufficient to offset losses arising from claims related to such accidents. As of the date of the prospectus, there are no claims against the Company.

In addition, potential industrial accidents resulting in substantial property damage, loss of life or injury may expose us to claims and litigation, and we may be liable for medical expenses and other payments to employees and their families and may be subject to fines or penalties. As a result, our reputation, brand, business, financial condition, results of operations, and prospects could be materially and adversely affected.

We may be subject to intellectual property infringement claims.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how, or other intellectual property rights held by third parties. As of the date of this prospectus, we are still in the process of applying for seven patents in China, which may not be approved. We may be from time to time in the future, be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services, or other aspects of our business without our awareness. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

We have pledges on our intellectual property, we may be subject to the risk of enforcement of our patent rights if we do not repay bank loans.

On March 4, 2022, we entered into an additional short-term loan agreement with Bank of Jiangsu with amount of RMB 5 million (approximately $0.78 million), with an annual interest rate of 4%. The maturity date of the loan is March 3, 2023. We pledged two patent rights as collateral and completed pledge registration in accordance with laws and regulations in China, in order to guarantee for this short-term loan from the bank. The loan was repaid upon maturity. Under PRC Law, a patent pledge refers to the patent right that the creditor or a third party has to guarantee a debtor’s performance of outstanding. When the debtor fails to perform its obligations under the secured debt, the creditor has the right to give priority to the proceeds from the discount, auction, or sale of the patent right. Accordingly, we may lose our patent rights if we do not repay this bank loans from Bank of Jiangsu which could have a material and adverse effect on our intangible assets, and even our business operations.

Our success depends on the continuing efforts of our senior management and key employees.

Our future success is significantly dependent upon the continued service of our senior management and other key employees. If we lose their service, we may not be able to locate suitable or qualified replacements and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth. Our founder and Chief Executive Officer, Mr. Yingkai Xu, and other management members are critical to our vision, strategic direction, culture, and overall business success. If there is any internal organizational structure change or change in responsibilities for our management or key personnel, or if one or more of our senior management members were unable or unwilling to continue in their present positions, the operation of our business and our business prospects may be adversely affected. Our employees, including members of our management, may choose to pursue other opportunities. If we are unable to motivate or retain key employees, our business may be severely disrupted, and our prospects could suffer. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that our management members would not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China, or we may not be able to enforce them at all.

If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses in financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that have been identified relate to our lack of sufficient skilled staff with appropriate knowledge of U.S. GAAP for the purpose of financial reporting and our lack of formal accounting policies and procedures manual to ensure proper financial reporting to comply with U.S. GAAP and SEC requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

Following the identification of the material weaknesses and other deficiencies, we have taken measures and plan to continue to take measures to remediate these control deficiencies. However, the implementation of these measures may not fully address the material weaknesses and other deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct the material weaknesses and other deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) as well as rules and regulations of Nasdaq Stock Exchange after the completion of this offering. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We are required by Section 404 of the Sarbanes-Oxley Act to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 20-F beginning with our annual report in our second annual report after becoming a public company. Prior to this offering, we were never required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue an adverse report if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to produce timely and accurate financial statements and may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If that were to happen, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which could lead to a decline in the market price of our Ordinary Shares and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. We may also be required to restate our financial statements for prior periods.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

COVID-19 had a negative impact on the Chinese and the global economy in the beginning of 2023, but its far-reaching impact remains unpredictable. Whether this will lead to a prolonged downturn in the economy is still unknown. China’s National Bureau of Statistics reported negative GDP growth of 6.8% for the first quarter of 2020. Even before the outbreak of COVID-19, the global macroeconomic environment was facing numerous challenges. The growth rate of the Chinese economy had already been slowing since 2010. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China, even before 2020. Unrest, terrorist threats, and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations, and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

Risks Relating to Our Corporate Structure

We will be dependent on dividends and other distributions from equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and will be dependent on dividends and other distributions from equity by our PRC Subsidiaries, to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders for services of any debt we may incur. If our PRC Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Under PRC laws and regulations, our PRC Subsidiaries, which are foreign-owned enterprise, may pay dividends only out of their respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends. At its discretion, a foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to an enterprise expansion fund, or staff welfare and bonus fund.

Wuxi Mingteng Mould, our PRC business operating subsidiary, generates essentially all of its revenue in Renminbi, which is not freely convertible into other currencies. As a result, any regulation on currency exchange may affect the ability of Wuxi Mingteng Mould to use its Renminbi cash balances to pay dividends to us.

The PRC government may continue to strengthen its capital regulation, and more substantial vetting processes may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any regulations on the ability of our PRC Subsidiaries to pay dividends or make other kinds of payments to us could affect our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the PRC Enterprise Income Tax Law, or the EIT Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

Risks Relating to Doing Business in China

To the extent cash or assets in the business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets.

The transfer of funds and assets between Mingteng International and its Hong Kong and PRC subsidiaries is subject to PRC regulations. The PRC government imposes regulations on the conversion of the RMB into foreign currencies and the remittance of currencies out of the PRC. See “Risk Factors – Risks Relating to Doing Business in China – Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” In addition, the PRC EIT Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. See “Risk Factors – Risks Relating to Our Corporate Structure – We will be dependent on dividends and other distributions from equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future.

As a result of the above, to the extent cash or assets in the business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets for fund operations or for other use outside of the PRC or Hong Kong may be subject to PRC regulations and therefore, affecting our ability to transfer relevant cash or assets.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC Subsidiaries to liability or penalties, limit our ability to inject capital into our PRC Subsidiaries or limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits.

As an offshore holding company of our PRC Subsidiaries, Mingteng International may make loans or make additional capital contributions to our subsidiaries, subject to satisfaction of applicable governmental registration and approval requirements.

Any loans we extend to our PRC Subsidiaries, which are treated as foreign-invested enterprises under PRC law, cannot exceed the statutory limit and must be registered with the local counterpart of the SAFE.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaces the previous SAFE Circular 75. SAFE Circular 37 requires PRC residents, including PRC individuals and PRC corporate entities, to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we may make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, are required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE to reflect any material change. If any PRC resident shareholder of such SPV fails to make the required registration or to update the registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiaries in China. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of SAFE. Qualified banks should examine the applications and accept registrations under the supervision of SAFE. We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all other shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC Subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, and limit our PRC Subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation are subject to future changes, it is unclear how these regulations, and any future regulation concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. We cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may affect our ability to implement our acquisition strategy and could adversely affect our business and prospects.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to the PRC entities or future capital contributions by us to our PRC Subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Substantial uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress approved the PRC Foreign Investment Law, which took effect on January 1, 2020 and replaced three existing laws on foreign investments in China, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. The PRC Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The PRC Foreign Investment Law establishes the basic framework for the access to and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the PRC Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council.

According to the PRC Foreign Investment Law, the State Council adopts the management system of pre-establishment national treatment and negative list for foreign investment. The negative list refers to special administrative measures for access of foreign investment in specific fields as stipulated by the State. The State will give national treatment to foreign investments outside the negative list. The Provisions on Guiding Foreign Investment Direction, which was promulgated by the State Council on February 11, 2002, and came into effect on April 1, 2002, classify all foreign investment projects into four categories: (i) encouraged projects, (ii) permitted projects, (iii) restricted projects, and (iv) prohibited projects. Investment activities in the PRC by foreign investors were principally governed by the Catalogue of Industries for Guiding Foreign Investment, which was promulgated by the Ministry of Commerce and the NDRC and was abolished by the Special Administrative Measures (Negative List) for Access of Foreign Investment (2021 version), or the Negative List and Catalogue of Industries for Encouraging Foreign Investment (2022 version), or the “Encouraging List”. The Negative List, which came into effect on January 1, 2022, sets out special administrative measures in respect of the access of foreign investments in a centralized manner, and the Encouraging List, which will come into effect on January 1, 2023, sets out the encouraged industries for foreign investment.

Pursuant to the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises promulgated by the Ministry of Commerce on October 8, 2016, and amended in 2017 and 2018, establishment and changes of FIEs not subject to approvals under the special entry management measures shall be filed with the relevant commerce authorities. However, as the PRC Foreign Investment Law has taken effect, the Ministry of Commerce and the SAMR, jointly approved the Foreign Investment Information Report Measures on December 19, 2019, which has been in effect since January 1, 2020. According to the Foreign Investment Information Report Measures, which repealed the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises, foreign investors or FIEs shall report their investment-related information to the competent local counterparts of the Ministry of Commerce through Enterprise Registration System and National Enterprise Credit Information Notification System.

Furthermore, the PRC Foreign Investment Law provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementation of the PRC Foreign Investment Law.

In addition, the PRC Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in RMB or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within China; local governments shall abide by their commitments to the foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

Notwithstanding the above, the PRC Foreign Investment Law stipulates that foreign investment includes “foreign investors invest through any other methods under laws, administrative regulations or provisions prescribed by the State Council.” Therefore, there are possibilities that future laws, administrative regulations or provisions prescribed by the State Council may introduce detailed regulatory policies and establish a security review system to further regulate foreign investment activities in the PRC.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our Ordinary Shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Ordinary Shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Chinese government may intervene or influence our operations at any time with little advance notice, which could result in a material change in our operations and the value of our Ordinary Shares. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from the PRC government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. As a result, our Ordinary Shares may decline in value dramatically or even become worthless should we become subject to new requirements to obtain permission from the PRC government to list on U.S. exchanges in the future.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions,” which were made available to the public on July 6, 2021. The Opinions call for strengthened regulation over illegal securities activities, supervision over overseas listings by China-based companies, to deal with perceived risks and incidents faced by China-based overseas listed companies, cybersecurity, data privacy protection requirements, and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future. Moreover, On January 4, 2022, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the PBOC, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the revised Measures of Cybersecurity Review, which became effective on February 15, 2022. The revised Measures of Cybersecurity Review required that, among others, in addition to “operator of critical information infrastructure” any “operator of network platform” holding personal information of more than one million users who seek to list in a foreign stock exchange should also be subject to cybersecurity review. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

Mingteng International is a holding company and will rely on dividends paid by our PRC Subsidiaries for our cash needs. Any limitation on the ability of our PRC Subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Ordinary Shares.

Mingteng International is a holding company and conducts substantially all of our business through our PRC subsidiary Wuxi Mingteng Mould. We may rely on dividends to be paid by our PRC Subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, our PRC Subsidiaries may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, Ningteng WFOE, as a wholly foreign-owned enterprise, is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Our PRC business operating subsidiary, Wuxi Mingteng Mould, generates primarily all of its revenue in RMB, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of Wuxi Mingteng Mould to use its RMB revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC Subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the EIT Law and its implementation rules provide that a withholding tax rate of up to 10% will apply to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC Subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Because our business is conducted in RMB and the price of our Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Changes in the conversion rate between the United States dollar and the RMB will affect the amount of proceeds we will have available for our business.

Our business is conducted in the PRC, our books and records are maintained in RMB and the financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rate between the RMB and the U.S. dollar affect the value of our assets and the results of our operations in U.S. dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our Ordinary Shares offered by this prospectus are offered in United States dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect the amount of proceeds we will have available for our business.

RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, RMB is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows from China.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the This depreciation halted in 2017, and the RMB appreciated approximately 7% against the U.S. dollar during this one- year period. The RMB in 2018 depreciated approximately by 5% against the U.S. dollar. Starting from the beginning of 2019, the RMB has depreciated significantly against the U.S. dollar again. In early August 2019, the PBOC set the RMB’s daily reference rate at RMB7.0039 to US$1.00, the first time that the exchange rate of RMB to the U.S. dollar exceeded 7.0 since 2008. With the development of the foreign exchange market and progress towards interest rate liberalization and RMB internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

There remains significant international pressure on the Chinese government to adopt a flexible currency policy to allow the RMB to appreciate against the U.S. dollar. Significant revaluation of the RMB may have a material and adverse effect on your investment. Substantially all of our revenues and costs are denominated in RMB. Any significant revaluation of RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our Ordinary Shares in U.S. dollars.

To the extent that we need to convert U.S. dollars we receive from this offering into RMB for capital expenditures and working capital and other business purposes, any appreciation of the RMB against the U.S. dollar would adversely affect the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our Ordinary Shares, and if we decide to convert RMB into U.S. dollars for the purpose of making dividend payments on our Ordinary Shares, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us.

Wuxi Mingteng Mould was formed under and is governed by the laws of the PRC. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference, but have limited precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade. As a significant part of our business is conducted in China, our operations are principally governed by PRC laws and regulations. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. Uncertainties due to evolving laws and regulations could also impede the ability of a China-based company, such as our company, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other PRC government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Furthermore, if China adopts more stringent standards with respect to environmental protection or corporate social responsibilities, we may incur increased compliance costs or become subject to additional restrictions in our operations. Intellectual property rights and confidentiality protections in China may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you. Moreover, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like ours. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

We expect to obtain information about various aspects of our operations as well as regarding our employees and third parties. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. We do not collect personal information from our customers. Our employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides main legal basis for privacy and personal information infringement claims under China’s civil laws. PRC regulators, including the Cyberspace Administration of China, Ministry of Industry and Information Technology (“MIIT”), and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services that do or may affect national security.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the Cyberspace Administration of China and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services that do or may affect national security.

On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which took effect on September 1, 2021. The Data Security Law sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business.

On July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments. Further, on January 4, 2022, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which will become effective on February 15, 2022. The Measures for Cybersecurity Review (2021) authorized the relevant government authorities to conduct a cybersecurity review on a range of activities that affect or may affect national security and required that, among others, in addition to “operator of critical information infrastructure” any “operator of network platform” holding personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021) further elaborated on the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments if going public; and (iii) the risks of network information security. The cybersecurity review will also look into the potential national security risks from overseas IPOs.

On November 14, 2021, the CAC published the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, which reiterates that data processors that process the personal information of more than one million users who intend to list overseas should apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. Currently, the draft Regulations on Network Data Security has been released for public comment only, and its implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. If the CAC determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties.

We do not expect to be subject to the cybersecurity review by the CAC for this offering, given that: (i) using our products and services does not require users to provide any personal information; (ii) we do not possess any personal information from users in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, if the draft Regulations on Network Data Security is adopted into law and we become listed on Nasdaq, our PRC operating entities likely will be required to perform annual data security assessments either by themselves or retaining a third-party data security service provider and submit such data security assessment report to the local agency every year. Neither the CAC nor any other PRC regulatory agency or administration has contacted the Company in connection with the PRC operating entities. Neither Mingteng International nor the PRC operating entities are currently required to obtain regulatory approval from the CAC nor any other PRC authorities. However, there remains uncertainty as to how the Measures for Cybersecurity Review (2021) will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures for Cybersecurity Review (2021). We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. Our PRC Subsidiaries currently have obtained all permissions and approvals required for our operations in compliance with the relevant PRC laws and regulations in the PRC, including the business license. In the event that the applicable laws, regulations or interpretations change such that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we cannot guarantee whether we can complete the registration process in a timely manner, or at all. If we inadvertently conclude that such approval is not required, fail to obtain and maintain such approvals, licenses or permits required for our business or respond to changes in the regulatory environment, we could be subject to liabilities, penalties and operational disruption, which may materially and adversely affect our business, operating, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

Cybersecurity incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of products and services, damaging our reputation or exposing us to liability.

We receive, process, store and transmit, often electronically, the data of our customers and others, such as their product parameters, most of which is confidential. Unauthorized access to our computer systems or stored data could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in our operations. These cybersecurity risks increase when we transmit information from one location to another, including over the Internet or other electronic networks. Despite the security measures we have implemented, including testing software and our computer systems, our facilities, systems and procedures, and those of our third-party service providers may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt our delivery of products and services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or our third-party service providers, could subject us to civil and criminal penalties, have a negative impact on our reputation, or expose us to liability to our customers, third parties or government authorities. As of the date of this prospectus, we are not subject to such breaches or any other material cybersecurity risks in our supply chain. However, we may subject to such an event in the future. In that case, we may be required or may choose, for customer relations or other reasons, to expend significant additional resources to help correct the problem. Any of these developments could have a material adverse effect on our business, results of operations and financial condition.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us, our directors or our management named in the prospectus.

We are an exempted company incorporated under the laws of the Cayman Islands, however, we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all our senior executive officers and all of our directors reside in China for a significant portion of the time, and all of them are PRC nationals. As a result, it may be difficult for our shareholders to effect the service of process upon us or our management residing in China. In addition, China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and some other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of a mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While a detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability of an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also “Risk Factors - Risks Related to Our Ordinary Shares and this Offering - You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC EIT Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued the Circular of the State Administration of Taxation on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the De Facto Standards of Organizational Management, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that Mingteng International is a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, which could materially reduce our net income, and we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our Ordinary Shares. In addition, non-resident enterprise shareholders (including our ordinary shareholders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of Ordinary Shares, if such income is treated as sourced from within China. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders (including our ordinary shareholders) and any gain realized on the transfer of Ordinary Shares by such shareholders may be subject to PRC tax at a rate of 20% (and such PRC tax may be withheld at source in the case of dividends). Any PRC income tax liability may be reduced under applicable tax treaties. However, it is unclear whether in practice non-PRC shareholders of Mingteng International would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Ordinary Shares.

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors. In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Bulletin 7 also introduced safe harbors for internal group restructurings and the purchase and sale of equity securities through a public securities market. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which came into effect on December 1, 2017. Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

We face uncertainties regarding the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation and request our PRC Subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Bulletin 7 and Bulletin 37 and may be required to expend valuable resources to comply with them or to establish that we and our non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

If our preferential tax treatments and government subsidies are revoked or become unavailable or if the calculation of our tax liability is successfully challenged by the PRC tax authorities, we may be required to pay tax, interest and penalties in excess of our tax provisions.

The Chinese government has provided tax incentives to our PRC Subsidiaries in China, including reduced enterprise income tax rates. For example, under the Enterprise Income Tax Law and its implementation rules, the statutory enterprise income tax rate is 25%. However, the income tax of an enterprise that has been determined to be a high and new technology enterprise can be reduced to a preferential rate of 15%. Any increase in the enterprise income tax rate applicable to our PRC Subsidiaries in China, or any discontinuation, retroactive or future reduction or refund of any of the preferential tax treatments and local government subsidies currently enjoyed by our PRC Subsidiaries in China, could adversely affect our business, financial condition and results of operations.

Further, in the ordinary course of our business, we are subject to complex income tax and other tax regulations, and significant judgment is required in the determination of a provision for income taxes. Although we believe our tax provisions are reasonable, if the PRC tax authorities successfully challenge our position and we are required to pay tax, interest and penalties in excess of our tax provisions, our financial condition and results of operations would be materially and adversely affected.

The M&A Rules and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established complex procedures and requirements for some acquisitions of Chinese companies by foreign investors, including requirements in some instances that an application be made to Ministry of Commerce of the PRC (“MOFCOM”) for examination and approval in relation to the acquisition of any company inside China affiliated with a domestic company, enterprise, or natural person, which is made in the name of an overseas company lawfully established or controlled by such domestic company, enterprise, or natural person. The M&A Rules also provide that the overseas listing of a special purpose company controlled directly or indirectly by PRC companies or individuals on an overseas stock market must be approved by the CSRC. The M&A Rules, and other recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

Moreover, the Anti-Monopoly Law promulgated by the SCNPC, which became effective in 2008 requires that transactions that are deemed concentrations and involve parties with specified turnover thresholds must be cleared by MOFCOM before they can be completed. On February 7, 2021, the Anti-Monopoly Committee of the State Council published the Anti-Monopoly Guidelines for the Internet Platform Economy Sector, which stipulates that any concentration of undertakings involving variable interest entities shall fall within the scope of anti-monopoly review. If a concentration of undertakings meets the thresholds for clearance under the applicable laws, an internet platform operator shall report such concentration of undertakings to the anti-monopoly law enforcement agency under the State Council in advance. Therefore, our acquisitions of other entities that we make in the future (whether by ourselves or our subsidiaries) and that meet the thresholds for clearance, may be required to be reported to and approved by the anti-monopoly law enforcement agency in the PRC, and we may be subject to penalty including but not limited to a fine of no more than RMB500,000 if we fail to comply with such requirement. In addition, the security review rules issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. On December 19, 2020, the Measures for the Security Review for Foreign Investment was jointly issued by National Development and Reform Commission (“NDRC”) and MOFCOM and took effect from January 18, 2021. The Measures for the Security Review for Foreign Investment specified provisions concerning the security review mechanism on foreign investment, including the types of investments subject to review, review scopes and procedures, among others.

In the future, we may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from MOFCOM or its local counterparts or other relevant governmental authorities, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The approval, filing, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.

The M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, include, among other things, provisions that purport to require that an offshore special purpose vehicle, formed for the purpose of an overseas listing of securities through acquisitions of domestic enterprises in China or assets and controlled by enterprises or individuals in China, to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rules and other PRC laws, the CSRC published on its official website relevant guidance regarding its approval of the listing and trading of special purpose vehicles’ securities on overseas stock exchanges, including a list of application materials. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. These opinions and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As of the date hereof, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities. We cannot assure that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

Pursuant to Cybersecurity Review Measures which were issued on December 28, 2021 and became effective on February 15, 2022, network platform operators holding over one million users’ personal information must apply with the Cybersecurity Review Office for a cybersecurity review before any public offering at a foreign stock exchange. However, given the Cybersecurity Review Measures were relatively new, there are substantial uncertainties as to the interpretation, application and enforcement of the Cybersecurity Review Measures. It remains uncertain whether we should apply for cybersecurity review prior to any offshore offering and that we would be able to complete the applicable cybersecurity review procedures in a timely manner, or at all, if we are required to do so. In addition, on November 14, 2021, the CAC published the Administration Regulations on Network Data Security (Draft for Comments), or the Draft Measures for Network Data Security, which provides that data processors conducting the following activities shall apply for cybersecurity review: (i) merger, reorganization or separation of Internet platform operators that have acquired a large number of data resources related to national security, economic development or public interests affects or may affect national security; (ii) overseas listing of data processors processing over one million users’ personal information; (iii) listing in Hong Kong which affects or may affect national security; (iv) other data processing activities that affect or may affect national security. In addition, the Draft Measures for Network Data Security also require Internet platform operators to establish platform rules, privacy policies and algorithm strategies related to data, and solicit public comments on their official websites and personal information protection related sections for no less than 30 working days when they formulate platform rules or privacy policies or makes any amendments that may have significant impacts on users’ rights and interests. The CAC solicited comments on this draft, but there is no timetable as to when it will be enacted.

On February 17, 2023, the CSRC released a set of new regulations which consists of the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. On the same date, the CSRC also released the Notice. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives. See “Regulations — M&A Rules and Overseas Listing.”

According to the Notice, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by September 30, 2023. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancing and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing.

According to the Notice, we can reasonably arrange the timing for submitting the filing application with the CSRC and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. On September 25, 2023, we received approval from the CSRC regarding our completion of the required filing procedures for this offering. However, if we do not maintain the permissions and approvals of the filing procedure in a timely manner under PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and became effective on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. As of the date of this prospectus, the revised Provisions have come into effect. Any failure or perceived failure by our Company or our subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

The Opinions, the Trial Measures, the revised Provisions and any related implementing rules to be enacted may subject us to additional compliance requirements in the future. As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with all new regulatory requirements of the Opinions, the Trial Measures, the revised Provisions, or any future implementing rules on a timely basis, or at all. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

Failure to comply with PRC laws and regulations on leased property may expose us to potential fines and negatively affect our ability to use the properties we lease.

Our leasehold interests in leased properties have not been registered with the relevant PRC government authorities as required by PRC law, which may expose us to potential fines if we fail to remediate them after receiving any notice from the relevant PRC government authorities. Failure to complete the lease registration will not affect the legal effectiveness of the lease agreements according to PRC law, but the real estate administrative authorities may require the parties to the lease agreements to complete lease registration within a prescribed period of time, and the failure to do so may subject the parties to fines from RMB1,000 to RMB10,000 for each of such lease agreements.

As of the date of this prospectus, we are not aware of any actions, claims or investigations threatened against us or our lessors with respect to the defects in our leasehold interests. However, if any of our lease is terminated as a result of challenges by third parties or governmental authorities for lack of title certificates or proof of authorization to lease, we do not expect to be subject to any fines or penalties, but we may be forced to relocate the affected offices and incur additional expenses relating to such relocation.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to the PRC Subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC Subsidiaries are subject to registration with the State Administration for Market Regulation or its local counterpart and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by our PRC Subsidiaries is required to be registered with the SAFE or its local branches and (ii) any of our PRC Subsidiaries may not procure loans that exceed the difference between its total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided by the People’s Bank of China. Additionally, any medium or long-term loans to be provided by us to the PRC Subsidiaries must be registered with the National Development and Reform Commission and SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations in a timely manner, or at all, with respect to future capital contributions or loans by us to our PRC Subsidiaries. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of this offering to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from the PRC operating entities to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of PRC operating entities may be used to pay dividends to our Company. However, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use the cash generated from the operations of the PRC operating entities to pay off their respective debt in a currency other than RMB owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than RMB.

In light of the flood of capital outflows of China in 2016 due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movements including overseas direct investment. More restrictions and substantial vetting processes are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our Ordinary Shares.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing Notice of the Ministry of Finance and the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax Treatment on Enterprise Reorganization (Circular 59) and Announcement No. 7 (2015) of the State Administration of Taxation—Announcement on Several Issues concerning the Enterprise Income Tax on Income from the Indirect Transfer of Assets by Non-Resident Enterprises (Circular 7) which became effective in February 2015. Under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. Circular 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

Circular 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving the transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clear criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax.

According to the EIT Law (adopted on March 16, 2007, first amended on February 24, 2017, and further amended on December 29, 2018), if the business dealings between an enterprise and its affiliated parties do not conform to the principle of independent transactions and thus reduce the taxable income or income of the enterprise or its affiliated parties, the tax authorities have the right to adjust in accordance with reasonable methods. The cost incurred by an enterprise and its related parties in developing and accepting intangible assets or providing and receiving labor services together shall be apportioned according to the principle of the independent transaction when calculating taxable income.

Where enterprises that are controlled by resident enterprises or resident enterprises and Chinese residents in the country (region) where the actual tax burden is obviously lower than the tax rate level of China’s enterprise income tax, and profits are not distributed or are distributed at a reduced rate due to reasons other than reasonable business needs, the portion of the above profits attributable to such resident enterprises shall be included in the income of such resident enterprises for the reported period. Interest expenses incurred when the ratio of creditor’s rights investment to equity investment accepted by an enterprise from its affiliated parties exceeds the prescribed standard shall not be deducted in the calculation of taxable income. If an enterprise reduces its taxable income or income by implementing other arrangements without reasonable commercial purposes, tax authorities have the right to adjust them in accordance with reasonable methods.

We face uncertainties regarding the reporting and consequences on future private equity financing transactions, share exchange, or other transactions involving the transfer of shares in our Company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation and request our PRC Subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 and Circular 7, and may be required to expend valuable resources to comply with Circular 59 and Circular 7 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Circular 59 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of the investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under Circular 59 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

Our failure to fully comply with PRC labor-related laws may expose us to potential penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We have been paying and will continue to pay social security and housing fund contributions in strict compliance with the relevant PRC regulations for and on behalf of our employees. However, we may be subject to penalties for our failure to make payments in accordance with the applicable PRC laws and regulations should any regulations change in the future, in which case, we may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Our Ordinary Shares may be prohibited from being traded on a national exchange under the HFCAA if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor for two instead of three consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets including China. The joint statement emphasized the risks associated with a lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the HFCAA requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over-the-counter trading market in the U.S. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the HFCAA was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two c

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. The final amendments are effective on January 10, 2022. The SEC will begin to identify and list Commission-Identified Issuers on its website shortly after registrants begin filing their annual reports for 2021.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China or Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

On August 26, 2022, the PCAOB signed a Statement of Protocol (the “SOP”) Agreement with the MOF. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law.

On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary.

Our auditor, Wei, Wei & Co., LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in New York and is subject to inspection by the PCAOB on a regular basis with the last inspection in August 2020. Therefore, we believe that, as of the date of this prospectus, our auditor is not subject to the PCAOB determinations.

However, the recent developments would add uncertainties to our offering and we cannot assure you whether the SEC, the PCAOB, Nasdaq, or other regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or the sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. It remains unclear what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our Ordinary Shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time. If trading in our Ordinary Shares is prohibited under the HFCAA in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares. If our Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Ordinary Shares.

The current tension in international trade, particularly regarding U.S. and China trade policies, may adversely impact our business, financial condition, and results of operations.

Although cross-border business may not be an area of our focus, if we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020.

Although the direct impact of the current international trade tension, and any escalation of such tension, on the industries in which we operate is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

The Hong Kong legal system embodies uncertainties that could limit the legal protections available to the Company.

Hong Kong is a Special Administrative Region of the PRC and enjoys a high degree of autonomy under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function with a high degree of autonomy for its affairs, including currencies, immigration and custom, an independent judiciary system and a parliamentary system. However, we are not in any position to guarantee the implementation of the “one country, two systems” principle and the level of autonomy as currently in place at the moment. Any changes in the state of the political environment in Hong Kong may materially and adversely affect our business and operation. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. These uncertainties could limit the legal protections available to us.

Risks Relating to Our Ordinary Shares and This Offering

There has been no public market for our shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our shares. We will apply to list our Ordinary Shares on the Nasdaq Capital Market. Our shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our Ordinary Shares does not develop after this offering, the market price and liquidity of our Ordinary Shares will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for our Ordinary Shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our Ordinary Shares will develop or that the market price of our Ordinary Shares will not decline below the initial public offering price.

The trading price of our Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of our Ordinary Shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, and cash flow;

●	fluctuations in operating metrics;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new solutions and services and expansions by us or our competitors;

●	termination or non-renewal of contracts or any other material adverse change in our relationships with our key customers or strategic investors;

●	changes in financial estimates by securities analysts;

●	detrimental negative publicity about us, our competitors or our industry;

●	additions or departures of key personnel;

●	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	regulatory developments affecting us or our industry; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Ordinary Shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Ordinary Shares. Volatility or a lack of positive performance in our ordinary share price may also adversely affect our ability to retain key employees.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our Ordinary Shares may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.

In addition to the risks addressed above under “The trading price of our Ordinary Shares is likely to be volatile, which could result in substantial losses to investors,” our Ordinary Shares may be subject to rapid and substantial price volatility. Recently, companies with comparably small public floats and initial public offering sizes have experienced instances of extreme share price run-ups followed by rapid price declines, and such share price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Our Ordinary Shares may experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. In addition, investors in our Ordinary Shares may experience losses, which may be material, if the price of our Ordinary Shares declines after this offering or if such investors purchase our Ordinary Shares prior to any price decline.

If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding our Ordinary Shares, the market price for the Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our Ordinary Shares to decline.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our Ordinary Shares for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Ordinary Shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment in our Ordinary Shares.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Ordinary Shares in this offering, you will pay more for your Ordinary Shares than the amount paid by our existing shareholders for their Ordinary Shares on a per ordinary share basis. As a result, you will experience immediate and substantial dilution, representing the difference between the initial public offering price per ordinary share, and our adjusted net tangible book value per ordinary share, after giving effect to our sale of the Ordinary Shares offered in this offering. In addition, you may experience further dilution to the extent that Ordinary Shares are issued upon the exercise or vesting of our future share incentive awards, if any. See “Dilution” for a more complete description of how the value of your investment in the Ordinary Shares will be diluted upon completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the ordinary share price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Substantial future sales or perceived potential sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of our Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. All Ordinary Shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, or the Securities Act. The remaining Ordinary Shares issued and outstanding after this offering will be available for sale, upon the expiration of the lock-up period in connection with this offering, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representative of the underwriters of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our Ordinary Shares could decline.

After completion of this offering, certain holders of our Ordinary Shares may cause us to register under the Securities Act the sale of their shares, subject to the lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in Ordinary Shares representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Sales of these registered shares in the form of ordinary shares in the public market could cause the price of our Ordinary Shares to decline.

You may experience dilution of your holdings due to the inability to participate in a rights offering.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of Ordinary Shares may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal, are of persuasive authority, but are not binding, on a court in the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Ordinary Shares - Differences in Corporate Law.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

As a Company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. Therefore, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, if we elect not to comply with such reporting and other requirements, in particular the auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

We are and, upon the completion of this offering, will continue to be a “controlled company” as defined under the Nasdaq Listing Rule 5615(c)(1) and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Capital Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause our ordinary shares to be less attractive to certain investors or otherwise harm our trading price.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD; and

●	certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act); or

●	have a compensation committee and a nominating committee to be comprised solely of “independent directors.”

We may take advantage of these home country exemptions. See “Management – Foreign Private Issuer Exemption” for more information. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or the SEC, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the number of additional costs we may incur or the timing of such costs.

In addition, as an emerging growth company, we will still incur expenses in relation to management’s assessment according to the requirements of Section 404(a) of the Sarbanes-Oxley Act. After we are no longer an “emerging growth company,” we expect to incur additional significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404(b) of the Sarbanes-Oxley Act and the other rules and regulations of the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

After deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us, we expect to receive net proceeds of approximately US$ 6,342,250 from this offering. We will not receive any proceeds from the sale of Ordinary Shares by the Selling Shareholder.

Offering
Gross proceeds	$11,125,000
Underwriting discounts (7% of gross proceeds)	$778,750
Underwriter’s non-accountable expense allowance (1% of gross proceeds to us)	$100,000
Other offering expenses (including underwriter’s accountable expenses)	$2,857,750
Net proceeds to us	$6,342,250
Net proceeds to the Selling Shareholder	$1,046,250

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	Estimated Amount of Net Proceeds	Percentage
Invest in new production facilities to improve production capacity and purchase high-end production equipment	$3,488,238	55%
Strengthen R&D capabilities in the mold casting field of turbocharger and NEV parts	$1,902,675	30%
General working capital	$634,225	10%
Expand product types	$317,112	5%
Total	$6,342,250	100%

DIVIDEND POLICY

In addition to RMB 2.5 million (approximately $0.35 million) dividends paid in December 2022, we have not made any dividends or distributions to investors and no investors have made transfers, dividends, or distributions to Mingteng International or its subsidiaries. We currently intend to retain most, if not all, of our available funds and any future earnings to support operations and finance the growth and development of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the Board of Directors may deem relevant.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on the receipt of funds from our PRC Subsidiaries. Dividend distributions from our PRC Subsidiaries to us are subject to PRC taxes, such as withholding tax. In addition, regulations in the PRC currently permit the payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. PRC regulations may restrict the ability of our PRC Subsidiaries to pay dividends to us. See “Regulations on Foreign Exchange” and “Regulations on Dividend Distribution.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2023, on an as adjusted basis giving effect to the completion of the firm commitment offering at an assumed public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and to reflect the application of the proceeds after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses (including underwriter’s accountable expenses) payable by us. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Ordinary Shares.”

As of June 30, 2023

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

	Actual	As Adjusted (1)
Shareholders’ Equity	US$	US$
Ordinary shares, $0.00001 par value, 5,000,000,000 shares authorized; 5,000,000 shares issued and outstanding (actual) and 7,000,000 shares issued and outstanding (as adjusted)	$50	70
Additional paid-in capital	897,308	7,239,538
Retained earnings	5,521,918	5,521,918
Statutory reserves	465,572	465,572
Accumulated other comprehensive (loss)	(492,819)	(492,819)
Total shareholders’ equity	$6,392,029	12,734,279
Total capitalization	6,392,029	12,734,279

(1)	Reflects the sale of the Ordinary Shares in this offering at an assumed initial public offering price of $5.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the underwriting discounts, non-accountable expense allowance, and other estimated offering expenses (including underwriter’s accountable expenses) payable by us. The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance, and other estimated offering expenses (including underwriter’s accountable expenses) payable by us. We estimate that such net proceeds will be approximately $6,342,250.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per ordinary share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by approximately $1.8 million, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses (including underwriter’s accountable expenses) payable by us. An increase (decrease) of 1 million in the number of our Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by approximately $1.8 million, assuming no change in the assumed initial public offering price per ordinary share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Ordinary Shares and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding Ordinary Shares. Our net tangible book value attributable to shareholders on June 30, 2023, was approximately $1.15 per ordinary share. Net tangible book value per ordinary share as of June 30, 2023, represents the amount of total assets less intangible assets and total liabilities, divided by the number of total Ordinary Shares outstanding.

We will have 7,000,000 Ordinary Shares issued and outstanding or 7,300,000 Ordinary Shares assuming the Representative’s full exercise of over-allotment option upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after June 30, 2023, will be approximately $1.82 per ordinary share. This would result in dilution to investors in this offering of approximately $3.18 per ordinary share or approximately 63.6% from the assumed offering price of $5.00 per ordinary share, the midpoint of the range set forth on the cover page of this prospectus. Net tangible book value per Ordinary share would increase to the benefit of present shareholders by per share attributable to the purchase of the Ordinary Shares by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing Ordinary Shares based on the foregoing firm commitment offering assumptions. The number of our Ordinary Shares had been adjusted retrospectively to reflect the increase of share capital. See “Description of Ordinary Shares” for more details.

	Offering Without Over- Allotment	Offering With Over- Allotment
Assumed offering price per ordinary share	$5.00	$5.00
Net tangible book value per ordinary share before the offering	$1.15	$1.15
Increase per ordinary share attributable to payments by new investors	$0.67	$0.78
Pro forma net tangible book value per ordinary share after the offering	$1.82	$1.93
Dilution per ordinary share to new investors	$3.18	$3.07

If the underwriters exercise its over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share after the offering would be $1.93, the increase in net tangible book value per ordinary share to existing shareholders would be $0.78, and the immediate dilution in net tangible book value per ordinary share to new investors in this offering would be $3.07.

The following tables summarize, on a pro forma as adjusted basis as of June 30, 2023, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
Over-allotment option not exercised	Number	Percent	Amount	Percent	Share
Existing shareholders	5,000,000	71.43%	$897,358	8.2%	$0.18
New investors(1)	2,000,000	28.57%	$10,000,000	91.8%	$5.00
Total	7,000,000	100.00%	$10,897,358	100.00%	$1.56

(1)	Not including over-allotment shares of up to 300,000 shares.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the “Risk Factors” section. All amounts included herein with respect to the six months ended June 30, 2023 and 2022 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. All amounts included herein with respect to the fiscal years ended December 31, 2022 and 2021 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.

Overview

We are a holding company incorporated in the Cayman Islands with operations conducted in China by our PRC subsidiary, Wuxi Mingteng Mould, incorporated in the PRC. We are an automotive mold developer and supplier in China. Wuxi Mingteng Mould was established in December 2015, focusing on molds used in auto parts. We are committed to providing customers with comprehensive and personalized mold services, covering mold design and development, mold production, assembly, testing, repair and after-sales service.

We provide a wide variety of products. Our main products are casting molds for turbocharger systems, braking systems, steering and differential system, and other automotive system parts.

We also produce molds for new energy electric vehicle motor drive systems, battery pack systems, and engineering hydraulic components, which are widely used in automobile, construction machinery and other manufacturing industries.

Our production plant is located in Wuxi, China. We use technologically advanced procedures and equipment to produce molds. We use a mold manufacturing processing center, which allocates different machines to manufacture according to the size of the mold and the shape of the accessories. Our mold development and production process are supported by our research and development (“R&D”) team (including experts such as foundry technologists and mold designers), using advanced Computer Aided Design (“CAD”), Computer Aided Manufacturing (“CAM”) and software technologies to analyze feasibility and validity of mold designs and specifications. Our quality and capability have obtained the 2019 Jiangsu High-tech Enterprise Certification and ISO9001:2015 certification.

In order to improve our technical level and service quality, we are committed to developing and producing molds through technological innovation. We believe that the design and quality of our molds are extremely important to the accuracy and efficiency of our customers’ manufacturing processes. Our existing technical team consists of 19 people, all with professional knowledge in casting, machining, and automation. They analyze customers’ casting and processing technology, propose solutions and improvement suggestions to customers to enhance the efficiency and safety of their products. In addition, we believe our research and patents in the field of automotive casting molds have earned us recognition from our customers, and we have registered 19 authorized utility model and invention patents in China.

We are a supplier to a number of Chinese listed companies and have established long-term business relationships with leading major customers in the automobile parts manufacturing industry, most of whom have more than 5 years of business relationship with us. Our customers include Kehua Holding Co., Ltd. (ticker: 603161), Wuxi Lihu Booster Technology Co., Ltd. (ticker: 300580), and Wuxi Best Precision Machinery Co., Ltd. (ticker: 300694). Our close relationships with these major customers demonstrate our strengths in technical capabilities, service reputation and product quality.

Our revenue mainly comes from customized mold production, mold repair and machining services. The revenue derived from customized mold production accounted for 84.3% and 80.4% of our total revenue for the six months ended June 30, 2023 and 2022, respectively. The revenue derived from mold repair accounted for 13.4% and 15.6% of our total revenue for the six months ended June 30, 2023 and 2022, respectively. The revenue derived from machining services accounted for 2.3% and 4.0% of our total revenue for the six months ended June 30, 2023 and 2022, respectively.

The revenue derived from customized mold production accounted for 82.0% and 83.9% of our total revenue for the years ended December 31, 2022 and 2021, respectively. The revenue derived from mold repair accounted for 14.2% and 14.7% of our total revenue for the years ended December 31, 2022 and 2021, respectively. The revenue derived from machining services accounted for 3.8% and 1.4% of our total revenue for the years ended December 31, 2022 and 2021, respectively.

Our organization

The following chart shows our corporate structure as of the date of this prospectus:

Jingzhu Ding
Yingkai Xu
100%
100%
Jocelyn Ding Limited
(a BVI company)
Mitchell Xu Limited
(a BVI company)
DJZ Holding Limited
(a BVI company)
YK Xu Holding Limited
(a BVI company)
90%
10%
100%
100%
Others
IPO Investors
DJZ Holding Limited
(a BVI company)
YK Xu Holding Limited
(a BVI company)
Hongze L.P.
(a BVI company)
Pre-IPO: 9.0%
Post IPO: 3.21%
Pre-IPO: 0%
Post IPO: 31.79%
Pre-IPO: 40.18%
Post IPO: 28.70%
Pre-IPO: 41.82%
Post IPO: 29.87%
Pre-IPO: 9.0%
Post IPO: 6.43%
Mingteng International Corporation Inc.
(“Mingteng International”)
(a Cayman Islands company)
100%
Mingteng International Hong Kong Group Limited
(“Mingteng HK”)
(a Hong Kong company)
100%
Wuxi Ningteng Intelligent Manufacturing Co., Ltd.
(“Ningteng WFOE”)
(a PRC company)
100%
Wuxi Mingteng Mould Technology Co., Ltd.
(“Wuxi Mingteng Mould”)
(a PRC company)

Mingteng International was incorporated under the laws of the Cayman Islands on September 20, 2021, as an exempted company with limited liability.

Mingteng International owns a 100% equity interest in Mingteng HK, an entity incorporated on November 4, 2021, in accordance with the laws and regulations in Hong Kong. Mingteng HK is a holding company and is not actively engaged in any business.

Ningteng WFOE was incorporated on September 6, 2022, under the laws of the PRC. Ningteng WOFE is a wholly owned subsidiary of Mingteng HK and is not actively engaged in any business.

Wuxi Mingteng Mould is a limited liability company incorporated on December 15, 2015, under the laws of the PRC. Wuxi Mingteng Mould is a wholly owned subsidiary of Ningteng WFOE and is our operating entity. Wuxi Mingteng Mould is primarily engaged in providing clients with comprehensive and personalized mold services and solutions in the PRC, including mold design and development; mold production, repair, testing and adjustment.

Factors Affecting Our Results of Operations

Impact of COVID-19 Outbreak

The outbreak of a novel strain of coronavirus (“COVID-19”) has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally for the past two years. In March 2020, the World Health Organization declared COVID-19 as a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a risk that our business, results of operations, and financial condition will be adversely affected. Potential impact on our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

COVID-19 has had a certain degree of influence on the Company’s operations during the years ended December 31, 2021 and 2022. However, with the effective operation of epidemic prevention measures, the epidemic did not seriously affect the Company’s order volume and production capacity.

In December 2022, China released a set of 10 optimized COVID-19 rules and eliminated most containment measures. In late December, the number of infections in the Company increased and production activity slowed down. With the recovery of employees, the production and operations of the Company gradually returned to normal in 2023. The continuing impact of COVID-19 remains unpredictable. In coping with the ongoing COVID-19 pandemic, the Company will reasonably dispatch employees and arrange working hours in the future to ensure the steady progress of production activities.

Changes in the availability, quality and cost of key raw materials, transportation and other necessary supplies or services

Our raw materials consist primarily of steel plates and casting. The cost of raw materials represents a significant portion of our total cost of revenues.

Raw material costs represent 39.38% and 40.6% of our total cost of revenues for the six months ended June 30, 2023 and 2022, respectively. Raw material costs represent 41.5% and 41.2% of our total cost of revenues for the years ended December 31, 2022, and 2021, respectively.

We are exposed to fluctuations in the prices of raw materials, transportation, and other necessary supplies or services due to factors beyond our control, such as policies, inflation, and changes in the supply and demand for such relevant raw materials. We may not be able to offset the price increases by increasing our product prices, in which case our margins would decline and our financial condition and results of operations could be materially and adversely affected. In addition, if we significantly increase the prices of our products, we may lose our competitive advantage. This in turn could result in a loss of sales and customers. In either case, our business, financial condition, and results of operations could be materially and adversely affected.

Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results.

For the six months ended June 30, 2023, ten major customers accounted for approximately 89% of the Company’s total sales. For the six months ended June 30, 2022, ten major customers accounted for approximately 93% of the Company’s total sales. For the fiscal year ended December 31, 2022, ten major customers accounted for approximately 84% of the Company’s total sales. For the fiscal year ended December 31, 2021, ten major customers accounted for approximately 88% of the Company’s total sales. Any decrease in sales to these major customers may negatively impact the Company’s operations and cash flows if the Company fails to increase its sales to other customers.

As of June 30, 2023, ten major customers accounted for approximately 92.8% of the Company’s accounts receivable balance. As of June 30, 2022, ten major customers accounted for approximately 89.6% of the Company’s accounts receivable balance. As of December 31, 2022, ten major customers accounted for approximately 88% of the Company’s accounts receivable balance. As of December 31, 2021, ten major customers accounted for approximately 80% of the Company’s accounts receivable balance.

If we cannot maintain long-term relationships with our major customers or replace major customers from period to period with equivalent customers, the loss may negatively impact our business, financial condition, and results of operations. If our customer base decreases, we may not be able to generate sufficient revenue to cover our increased costs and expenses. As a result, our business and results of operations may be materially and adversely affected.

Our business is related to the development of upstream and downstream industries.

Mold production is closely related to the development of upstream and downstream industries. With the gradual saturation of the Chinese automotive market, the production of molds related to auto parts may be affected.

Results of Operations

Comparison of Results of Operations for the Six Months Ended June 30, 2023 and 2022

The following table summarizes our results of unaudited operations for the six months ended June 30, 2023 and 2022, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

(UNAUDITED)

	For the Six Months Ended June 30,
	2023		2022		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%

Revenues	$3,667,888	100.0%	$3,940,761	100.0%	$(272,873)	(6.9)%
Cost of revenues	(2,073,188)	(56.5)%	(2,103,155)	(53.4)%	29.967	(1.4)%
Sales tax	(31,264)	(0.9)%	(36,498)	(0.9)%	5.234	(14.3)%
Gross profit	1,563,436	42.6%	1,801,108	45.7%	(237.672)	(13.2)%

Operating expenses:
Selling expenses	72,735	2.0%	79,422	2.0%	(6.687)	(8.4)%
General and administrative expenses	582,702	15.9%	450,076	11.4%	132,626	29.5%
Research and development expenses	224,756	6.1%	241,784	6.1%	(17,028)	(7.0)%
Total operating expenses	880,193	24.0%	771,282	19.6%	108,911	14.1%

Income from operations	683,243	18.6%	1,029,826	26.1%	(346.583)	(33.7)%

Other income (expenses):
Government subsidies	2,886	0.1%	70,641	1.8%	(67,755)	(95.9)%
Interest income	3,289	0.1%	812	0.0%	2,477	305.0%
Interest (expense)	(27,474)	(0.8)%	(28,016)	(0.7)%	542	(1.9)%
Other income, net	6,570	0.2%	48,844	1.2%	(42,274)	(86.5)%
Total other income, net	(14,729)	(0.4)%	92,281	2.3%	(107,010)	(116.0)%

Income before income taxes	668,514	18.2%	1,122,107	28.5%	(453,953)	(40.4)%

Provision for income taxes	(106,187)	(2.9)%	(134,356)	(3.4)%	28,169	(21.0)%

Net income	$562,327	$15.3%	$987,751	$25.1%	$(425,424)	(43.1)%

Comparison of Results of Operations for the Years Ended December 31, 2022 and 2021

The following table summarizes our results of operations for the years ended December 31, 2022 and 2021, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Years Ended December 31,
	2022		2021		Variance
	Amount	% of revenue	Amount	% of revenue	Amount	%

Revenues	$8,026,764	100.0%	$7,797,305	100.0%	$229,459	2.9%
Cost of revenues	(4,046,514)	(50.4)%	(3,718,088)	(47.7)%	328,426	8.8%
Sales tax	(67,147)	(0.8)%	(66,517)	(0.9)%	630	0.9%
Gross profit	3,913,103	48.8%	4,012,700	51.5%	(99,597)	(2.5)%

Operating expenses:
Selling expenses	132,542	1.7%	123,334	1.6%	9,208	7.5%
General and administrative expenses	926,786	11.5%	611,244	7.8%	315.542	51.6%
Research and development expenses	492,526	6.1%	407,620	5.2%	84,906	20.8%
Total operating expenses	1,551,854	19.3%	1,142,198	14.6%	409,656	35.9%

Income from operations	2,361,249	29.4%	2,870,502	36.8%	(509,253)	(17.7)%

Other income (expense):
Government subsidies	92,832	1.2%	37,356	0.5%	55,476	148.5%
Interest income	2,171	0.0%	6,515	0.1%	(4,344)	(66.7)%
Interest (expense)	(53,991)	(0.7)%	(51,465)	(0.7)%	(2,526)	4.9%
Other income, net	58,311	0.7%	127,231	1.6%	(68,920)	(54.2)%
Total other income, net	99,323	1.2%	119,637	1.5%	(20,314)	(17.0)%

Income before income taxes	2,460,572	30.7%	2,990,139	38.3%	(529,567)	(17.7)%

Provision for income taxes	(327,384)	(4.1)%	(396,860)	(5.1)%	69,476	(17.5)%

Net income	$2,133,188	$26.6%	$2,593,279	$33.3%	$(460,091)	(17.7)%

Revenue

Currently, we have three revenue streams: mold production, mold repair and machining services.

Total revenue for the six months ended June 30, 2023 decreased by $272,873, or 6.9%, to $3,667,888 from $3,940,761 for the same period in 2022.

Total revenue for the year ended December 31, 2022, increased by $229,459, or 2.9%, to $8,026,764 from $7,797,305 for the same period in 2021.

The following table sets forth the breakdown of our unaudited revenue for the six months ended June 30, 2023 and 2022, respectively:

 (UNAUDITED)

	For the Six Months Ended June 30,
	2023		2022		Variance
	Amount	%	Amount	%	Amount	%

Mold production	$3,093,511	84.3%	$3,169,131	80.4%	$(75,620)	(2.4)%
Mold repair	489,465	13.4%	613,588	15.6%	(124,123)	(20.2)%
Machining services	84,912	2.3%	158,042	4.0%	(73,130)	(46.3)%
Total	$3,667,888	100.0%	$3,940,761	100.0%	$(272,873)	(6.9)%

Revenues from mold production. Revenues from mold production accounted for 84.3% and 80.4% of our total revenues for the six months ended June 30, 2023 and 2022, respectively. Revenue from mold production decreased by $75,620, or 2.4% from $3,169,131 for the six months ended June 30, 2022 to $3,093,511 for the same period in 2023. After consideration of the impact of rising exchange rates, revenue from mold production in the first half of 2023 has actually increased by 4.3% compared to the same period in 2022 measured in CNY base currency. This indicates that Wuxi Mingteng Mould maintains long-term relationships with major customers and continues to open up the mold market in the fiscal year 2023. In addition, Wuxi Mingteng Mould entered the aluminum alloy pressure casting mold business in the fiscal year 2022. Revenue from this product accounted for 21.1% and 4.1% of our total mold production sales for the six months ended June 30, 2023 and 2022, respectively. Currently, Runxingtai (Changzhou) Technology Co., Ltd. has become a key customer for the future growth of this business.

Revenues from mold repair. Revenues from mold repair accounted for 13.4% and 15.6% of our total revenues for the six months ended June 30, 2023 and 2022, respectively. Revenues from mold repair decreased by $124,123, or 20.2% from $613,588 for the six months ended June 30, 2022 to $489,465 for the same period in 2023. The order volume and total order value of mold repair in the first half of 2023 remained stable compared to the same period in 2022, and the decrease in revenue was mainly due to delayed recognition of revenue. Some of the delivered products have not yet received the customer’s confirmation of acceptance notice, and this portion of the revenue will be recognized after passing the acceptance inspection in the future.

Revenues from machining services. Revenues from machining services accounted for 2.3% and 4.0% of our total revenues for the six months ended June 30, 2023 and 2022, respectively. Revenues from machining services decreased by $73,130, or 46.3% from $158,042 for the six months ended June 30, 2022 to $84,912 for the same period in 2023. Revenues from machining services accounts for a small percentage of total revenue and does not serve as the main source of revenue for the Company. The decrease in revenues from machining services is mainly caused by a decrease in order volume.

Total revenue for the year ended December 31, 2022 increased by $229,459, or 2.9%, to $8,026,764 from $7,797,305 for the same period in 2021.

The following table sets forth the breakdown of our revenue for the years ended December 31, 2022 and 2021:

	For the Years Ended December 31,
	2022		2021		Variance
	Amount	%	Amount	%	Amount	%

Mold production	$6,583,747	82.0%	$6,541,845	83.9%	$41,902	0.6%
Mold repair	1,137,648	14.2%	1,150,065	14.7%	(12,417)	(1.1)%
Machining services	305,369	3.8%	105,395	1.4%	199,974	189.7%
Total	$8,026,764	100.0%	$7,797,305	100.0%	$229,459	2.9%

Revenues from mold production. Revenues from mold production accounted for 82.0% and 83.9% of our total revenues for the years ended December 31, 2022 and 2021, respectively. Revenue from mold production increased by $41,902, or 0.6% from $6,541,845 for the year ended December 31, 2021 to $6,583,747 for the same period in 2022. Despite intermittent interruptions in the Company’s operations due to COVID-19, mold production volume and revenues were relatively stable for the year since Wuxi Mingteng Mould maintains long-term relationships with major customers and continues to open up the mold market in the fiscal year 2022. In addition, Wuxi Mingteng Mould entered the aluminum alloy pressure casting mold business in the fiscal year 2022. For the year ended December 31, 2022, the revenue from this product accounted for 10.0% of our total mold production sales. Runxingtai (Changzhou) Technology Co., Ltd. and Suzhou Lvkon Transmission S&T Co., Ltd. have become the key customers for the future growth of this business at the then relevant time.

Revenues from mold repair. Revenues from mold repair accounted for 14.2% and 14.7% of our total revenues for the years ended December 31, 2022 and 2021, respectively. Revenues from mold repair decreased by $12,417, or 1.1% from $1,150,065 for the year ended December 31, 2021 to $1,137,648 for the same period in 2022.

Revenues from machining services. Revenues from machining services accounted for 3.8% and 1.4% of our total revenues for the years ended December 31, 2022 and 2021, respectively. Revenues from machining services increased by $199,974, or 189.7% from $105,395 for the year ended December 31, 2021 to $305,369 for the same period in 2022. Machining services is a new revenue stream beginning in 2021 and developed rapidly in 2022 with Kehua Holding Co., Ltd. as the main customer.

Cost of Revenues

The following table sets forth the breakdown of our unaudited cost of revenue for the six months ended June 30, 2023 and 2022, respectively:

(UNAUDITED)

	For the Six Months Ended June 30,
	2023		2022		Variance
	Amount	%	Amount	%	Amount	%

Mold production	$1,849,083	89.2%	$1,914,457	91.0%	$(65,374)	(3.4)%
Mold repair	188,117	9.1%	152,015	7.2%	36,102	23.7%
Machining services	35,988	1.7%	36,683	1.7%	(695)	(1.9)%
Total	$2,073,188	100.0%	$2,103,155	100.0%	$(29,967)	(1.4)%

The cost of revenues decreased by $29,967, or 1.4%, to $2,073,188 for the six months ended June 30, 2023, from $2,103,155 for the same period in 2022. After consideration of the impact of rising exchange rates, cost of revenue in the first half of 2023 has actually increased by 5.4% compared to the same period in 2022 measured in CNY base currency, which was mainly due to the increase in outside processing services and manufacturing costs.

The revenue has not changed significantly, but the reasons for the cost increase are as follows:

In order to pursue the future development of the aluminum alloy pressure casting mold business and expand production capacity, Wuxi Mingteng Mould purchased $1,263,744 of production equipment in fiscal 2022 of which $1,260,526 was acquired after May 2022, resulting in an increase in depreciation expense contained in production costs of $46,143 in 2023 when compared to the same period in 2022.

In addition, as a new entrant in the aluminum alloy pressure casting mold business in fiscal 2022, Wuxi Mingteng Mould does not have the ability to handle the entire manufacturing process and needed to purchase outside processing services amounting to $143,144 for the six months ended June 30, 2023, which increased the cost of manufacturing.

The following table sets forth the breakdown of our cost of revenues for the years ended December 31, 2022 and 2021:

	For the Years Ended December 31,
	2022		2021		Variance
	Amount	%	Amount	%	Amount	%

Mold production	$3,651,456	90.2%	$3,258,844	87.6%	$392,612	12.0%
Mold repair	299,415	7.4%	435,280	11.7%	(135,865)	(31.2)%
Machining services	95,643	2.4%	23,964	0.6%	71,679	299.1%
Total	$4,046,514	100.0%	$3,718,088	100.0%	$328,426	8.8%

The cost of revenues increased by $328,426, or 8.8%, to $4,046,514 for the year ended December 31, 2022, from $3,718,088 for the same period in 2021, which was mainly due to the increase in raw material and manufacturing costs.

Reasons that costs have increased more than revenue:

First is the increase in the investment in machinery and equipment in fiscal year 2022 and 2021. The total investment of production machinery and equipment in fiscal year 2022 and 2021 was approximately $$1,311,139 and $1,401,162, respectively. The depreciation expense has increased to approximately $253,139 in fiscal year 2022 compared with $185,417 in fiscal year 2021.

Second, the cost of molds produced for Xixia Zhongde Auto Parts Co., Ltd. (Zhongde) increased in the second half of 2021. In the second half of 2021, there was major revision in the molds for Zhongde, and the design difficulty increased, which resulted in a substantial increase in material and labor costs. Due to the high competition pressure in the mold production industry, it is difficult to increase the order price, so the gross profit declined greatly. These molds that started production in 2021, passed the inspection and acceptance in 2022, which lowered the gross profit in the first half of 2022. In 2022, the mold design was on the right track, and the gross profit gradually returned to normal. Mold production costs from Zhongde increased by approximately $187,949 in fiscal year 2022, with the corresponding mold production revenue decrease of approximately $220,825.

Last, Wuxi Mingteng Mould entered the aluminum alloy pressure casting mold business in fiscal year 2022. For the year ended December 31, 2022, the revenue from this product accounted for 10.0% of our total mold production sales. Currently, Runxingtai (Changzhou) Technology Co., Ltd. and Suzhou Lvkon Transmission S&T Co., Ltd. become key customers for the future growth of this business.   The manufacturing processes of aluminum alloy automobile parts mainly include stamping, pressure casting, and extrusion forming, while pressure casting is the main method for manufacturing aluminum alloy parts. As a new entrant in the aluminum alloy pressure casting mold business, Wuxi Mingteng Mould does not have the ability to handle the whole manufacturing process and needed to purchase outside processing services, which increased the cost of products.

Gross Profit

Total gross profit was $1,563,436 for the six months ended June 30, 2023, a decrease of $272,672 from $1,801,108 for the same period in 2022. Gross profit margin declined by 6.8%, to 42.6% or the six months ended June 30, 2023, from 45.7% for the same period in 2022.

Our gross profit and gross profit margin by product types were as follows:

(UNAUDITED)

	For the Six Months Ended June 30,
	2023		2022		Variance
	Gross profit	Margin %	Gross profit	Margin %	Gross profit	Margin %

Mold production	$1,244,428	40.2%	$1,254,674	39.6%	$(10,246)	(0.8)%
Mold repair	301,348	61.6%	461,573	75.2%	(160,225)	(34.7)%
Machining services	48,924	57.6%	121,359	76.8%	(72,435)	(59.7)%
Sales tax	(31,264)	-	(36,498)	-	5,234	-
Total	$1,563,436	42.6%	$1,801,108	45.7%	$(237,672)	(13.2)%

Gross profit for mold production decreased by $10,246 to $1,244,428 for the six months ended June 30, 2023, as compared to $1,254,674 for the same period in 2022. The decrease in gross profit and gross profit margin was mainly due to the impact of the rising exchange rates. Although the increase in depreciation expense and outside processing services reduced gross profit during the six months ended June 30, 2023, the revision in the molds for Zhongde also lowered the gross profit in the first half of 2022. Therefore, there was no significant change in gross profit during the six months ended June 30, 2023 compared to the same period in 2022.

Gross profit for mold repair decreased by $160,225 to $301,348 for the six months ended June 30, 2023, as compared to $461,573 for the same period in 2022. Wuxi Mingteng Mould is an order-based production company and all production, repair and machining services are customized. The cost varies with the difficulty of processing in different orders. The decrease in gross profit and gross profit margin was due to the cost of processing services and depreciation expense increased more than revenue.

Gross profit for machining services decreased to $48,924 for the six months ended June 30, 2023, from $121,359 for the same period in 2022. The decrease in gross profit and gross profit margin was due to the cost of processing services and depreciation expense increased more than revenue.

Total gross profit was $3,913,103 for the year ended December 31, 2022, a decrease of $99,597 from $4,012,700 for the same period in 2021. Gross profit margin declined by 5.2%, to 48.8% for the year ended December 31, 2022, from 51.5% for the same period in 2021.

Our gross profit and gross profit margin by product types were as follows:

	For the Years Ended December 31,
	2022		2021		Variance
	Gross profit	Margin %	Gross profit	Margin %	Gross profit	Margin %

Mold production	$2,932,291	44.5%	$3,283,001	50.2%	$(350,710)	(10.7)%
Mold repair	838,233	73.7%	714,785	62.2%	123,448	17.3%
Machining services	209,726	68.7%	81,431	77.3%	128,295	157.6%
Sales tax	(67,147)	-	(66,517)	-	(630)	-
Total	$3,913,103	48.8%	$4,012,700	51.5%	$(99,597)	(2.5)%

Gross profit for mold production decreased by $350,710 to $2,932,291 for the year ended December 31, 2022, as compared to $3,283,001 for the same period in 2021. The decrease in gross profit and gross profit margin was due to the cost of labor, processing services and depreciation expense increased more than revenue. In addition, entering the aluminum alloy pressure casting mold business also reduced gross profit.

Gross profit for mold repair increased by $123,448 to $838,233 for the year ended December 31, 2022, as compared to $714,785 for the same period in 2021. The increase in gross profit and gross profit margin was due to the Company continuing to open up the mold market and increase productivity. Since the mold repair business seldom needs complicated design and processing it was less affected by the increase in the labor costs and depreciation expenses.

Gross profit for machining services increased to $209,726 for the year ended December 31, 2022, from $81,431 for the same period in 2021.

Operating Expenses

(UNAUDITED)

	For the Six Months Ended June 30,
	2023		2022		Variance
	Amount	%	Amount	%	Amount	%

Selling expenses	$72,735	8.3%	$79,422	10.3%	$(6,687)	(8.4)%
General and administrative expenses	582,702	66.2%	450,076	58.4%	132,626	29.5%
Research and development expenses	224,756	25.5%	241,784	31.3%	(17,028)	(7.0)%
Total operating expenses	$880,193	100.0%	$771,282	100.0%	$108,911	14.1%

Selling Expenses

Selling expenses were $72,735 for the six months ended June 30, 2023, a decrease of $6,687, or 8.4%, from $79,422 for the same period in 2022. The decrease in selling expenses was mainly due to the impact of the rising exchange rates.

General and Administrative Expenses

Our general and administrative expenses were $582,702 for the six months ended June 30, 2023, an increase of $132,626 or 29.5%, from $450,076 for the same period in 2022. The increase was mainly due to a) the relaxation of epidemic control measures and the increased business expansion activities led to the increase of business entertainment expenses of $14,748 in the first half of 2023 compared to 2022; b) increased payment for audit fees of $97,391 in the first half of 2023; and c) to strengthen business management, Wuxi Mingteng Mould increased payment for consulting fees of $30,469 in the first half of 2023.

Research and Development Expenses

Research and development expenses decreased by $17,028, or 7.0%, to $224,756 for the six months ended June 30, 2023, from $241,784 for the same period in 2022. This decrease was mainly due to the impact of the rising exchange rates.

	For the Years Ended December 31,
	2022		2021		Variance
	Amount	%	Amount	%	Amount	%

Selling expenses	$132,542	8.5%	$123,334	10.8%	$9,208	7.5%
General and administrative expenses	926,786	59.7%	611,244	53.5%	315,542	51.6%
Research and development expenses	492,526	31.7%	407,620	35.7%	84,906	20.8%
Total operating expenses	$1,551,854	100.0%	$1,142,198	100.0%	$409,656	35.9%

Selling Expenses

Selling expenses were $132,542 for the year ended December 31, 2022, an increase of $9,208, or 7.5%, from $123,334 for the same period in 2021. The increase in selling expenses was mainly due to the Company continuing to open up the mold market, which lead to an increase in business entertainment expenses.

General and Administrative Expenses

Our general and administrative expenses were $926,786 for the year ended December 31, 2022, an increase of $315,542 or 51.6%, from $$611,244 for the same period in 2021. The increase was mainly due to a) the accrual of social security and housing provident funds under the laws of the PRC which led to the increase of $34,180 in 2022 compared to 2021; b) payment for audit fees of $227,741 in the fiscal year 2022; and c) the increase of office space rental fee.

Research and Development Expenses

Research and development expenses increased by $84,906, or 20.8%, to $492,526 for the year ended December 31, 2022, from $407,620 for the same period in 2021. This increase is mainly attributable to the increase in R&D labor expenses by $118,900 in 2022 due to the increased number of employees involved in R&D work and the increase in wages.

Other income

Government subsidies

We receive various government subsidies from time to time, such as the “The High-Tech Enterprise Cultivation Award” and “Technology Development Support Grant.” We cannot predict the likelihood or amount of any future subsidies.

For the six months ended June 30, 2023, government subsidies were $2,886. For the same period in 2022, government subsidies were $70,641.

For the year ended December 31, 2022, government subsidies were $92,832. For the same period in 2021, government subsidies were $37,356.

Interest income

For the six months ended June 30, 2023, interest income was $3,289. For the same period in 2022, interest income was $812. This mainly due to the increase in bank account deposits during the six months ended June 30, 2023 compared to the same period in 2022.

For the year ended December 31, 2022, interest income was $2,171. For the same period in 2021, interest income was $6,515. This was mainly due to the bank financial products which expired in 2021 and were not renewed in 2022.

Interest expense

For the six months ended June 30, 2023, interest expense was $27,474. For the same period in 2022, interest expense was $28,016.

For the fiscal year ended December 31, 2022, interest expense was $53,991. For the same period in 2021, interest expense was $51,465.

Other income, net

For the six months ended June 30, 2023 and 2022, other income, net mainly includes sale of waste material of $3,722 and $42,692 in the first half of 2023 and 2022, respectively.

Other income, net mainly includes a) donation expenditure of RMB 100,000 (approximately $15,500) to local secondary schools through the Education Bureau in 2021; b) sale of waste material of $50,478 and $142,910 in the fiscal years 2022 and 2021, respectively; and c) loss on disposal of assets of $6,912 in the fiscal year 2021.

Provision for Income Taxes

Our provision for income taxes was $106,187 for the six months ended June 30, 2023, a decrease of $28,169, or 21.0% from $134,356 for the same period in 2022. The decrease was mainly due to the decrease in pre-tax profits. No loss carryforwards were available to reduce taxable income in the first half of 2023 and 2022.

Our provision for income taxes was $327,384 for the year ended December 31, 2022, a decrease of $69,476, or 17.5% from $396,860 for the same period in 2021. The decrease was mainly due to the decrease in pre-tax profits and the reversal of allowance for doubtful accounts.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises are usually subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and even tax exemptions may be granted on a case-by-case basis. The PRC tax authorities grant preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Since Wuxi Mingteng Mould was approved as an HNTE in December 2019, Wuxi Mingteng Mould is entitled to a reduced income tax rate of 15% beginning December 2019 and is able to enjoy the reduced income tax rate through December 2022. In November 2022, Wuxi Mingteng Mould reapplied to obtain the recognition of HNTE and the preferential rate of 15% was extended to November 2025.

Net Income

As a result of the foregoing, our net income for the six months ended June 30, 2023 and 2022, was $562,327 and $987,751, respectively.

As a result of the foregoing, our net income for the years ended December 31, 2022 and 2021, was $2,133,188 and $2,593,279, respectively.

Liquidity and Capital Resources

As of June 30, 2023 and 2022, we had cash of approximately $1,590,204 and $927,917, respectively.

As of December 31, 2022 and 2021, we had cash of approximately $1,793,323 and $307,033, respectively.

Our main sources of operating funds are from net income and external borrowings and we are confident they are sufficient to sustain our operations after the offering.

Working Capital

Total working capital as of June 30, 2023 amounted to $3,063,694 compared to $2,592,290 as of June 30, 2022. The increase was mainly due to the increases in cash and cash equivalents of $662,287, accounts receivable of $580,613 and inventories of $277,157, partially offset by the decreases in notes receivable of $518,924 and other receivables of $981,564. Current liabilities amounted to $3,669,385 as of June 30, 2023 as compared to $4,167,047 as of June 30, 2022. This decrease of liabilities was attributable mainly to the decreases in advance from customers of $297,594, taxes payable of $270,374, and current portion of lease liabilities of $189,747, partially offset by an increase in accounts payables of $327,762.

Total working capital as of December 31, 2022, amounted to $2,389,563 compared to $1,581,656 as of December 31, 2021. The increase was mainly due to the increases in cash and cash equivalents of $1,486,290, accounts receivable of $264,544 and notes receivable of $238,061, partially offset by the decreases in other receivables of $359,311 and inventories of $303,394. Current liabilities amounted to $3,925,917 as of December 31, 2022, as compared to $3,193,075 as of December 31, 2021. This increase of liabilities was attributable mainly to the increases in short-term loans of $658,236 and taxes payables of $300,096, partially offset by a decrease in amounts due to related parties of $396,667.

Capital Needs

Our capital needs include our daily operating needs and capital needs to finance the development of our business. With the uncertainty of the current market and the impact of the COVID-19 outbreak, our management believes it is necessary to enhance the collection of outstanding accounts receivable and other receivables and to be cautious on operational decisions and project selection. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the recoverability of individual balances. Our management is confident in the collection of account receivables and other receivables.

Cash Flows Analysis

Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022

The following table sets forth a summary of our unaudited cash flows for the periods indicated:

(UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
Net cash (used in) provided by operating activities	$(65,621)	$253,619
Net cash (used in) investing activities	(21,765)	(184,853)
Net cash (used in) provided by financing activities	(56,830)	589,838
Effect of foreign exchange rate on cash and cash equivalents	(58,903)	(37,720)
Net (decrease) increase in cash and cash equivalents	(203,119)	620,884
Cash and cash equivalents at the beginning of the period	1,793,323	307,033
Cash and cash equivalents at the end of the period	$1,590,204	$927,917

Year Ended December 31, 2022, Compared to Year Ended December 31, 2021

The following table sets forth a summary of our cash flows for the years indicated:

	For the Fiscal Years Ended December 31,
	2022	2021
Net cash provided by operating activities	$2,852,697	$1,489,143
Net cash (used in) investing activities	(1,432,807)	(857,341)
Net cash provided by (used in) financing activities	165,556	(774,175)
Effect of foreign exchange rate on cash and cash equivalents	(99,156)	8,623
Net increase (decrease) in cash and cash equivalents	1,486,290	(133,750)
Cash and cash equivalents at the beginning of the year	307,033	440,783
Cash and cash equivalents at the end of the year	$1,793,323	$307,033

Operating Activities

Net cash used in operating activities amounted to $65,621 for the six months ended June 30, 2023. It was primarily due to a) a net income of $562,327, adjusted by depreciation and amortization of $195,321, deferred income tax of $163,464; b) increase in account receivable of $426,906 and notes receivable of $60,322 due to the increased sales scale; c) increase in inventories of $278,448 due to the expansion of order volume; d) decrease in taxes payable of $393,478 due to the payments of last year’s income tax and additional taxes ; e) increase in advance to supplier of $58,638; and partially offset by a) increase in accounts payable of $106,258; b) increase in payroll payable of $75,478.

Net cash provided by operating activities amounted to $253,619 for the six months ended June 30, 2022. It was primarily due to a) a net income of $987,751, adjusted by depreciation and amortization of $125,698, amortization of right-of-use-assets of $135,985; b) increase in notes receivable of $842,422 due to the increased sales scale; c) increase in accounts receivable of $142,152; d) increase in advance to supplier of $296,343; e) increase in other receivables of $306,633; and partially offset by a) decrease in inventories of $293,570; b) increase in advance from customers of $297,221; c) increase in tax payables of $195,900.

Net cash provided by operating activities amounted to $2,852,697 for the year ended December 31, 2022. It was primarily due to a) a net income of $2,133,188, adjusted by depreciation and amortization of $272,237, non-cash lease expense of $158,180, deferred tax benefits of $(4,304), provision for doubtful accounts of $17,606; b) increase in taxes payable of $354,593 due to our increased profits for the year ended December 31, 2022; c) increase in payroll payable of $273,796 due to the increase in average wages; d) decrease in other receivables of $760,209 due to the receipt of loans repaid by employees, third party individuals and other companies; and partially offset by a) increase in accounts receivable of $489,078; b) increase in notes receivable of $294,440 due to the increase of revenue; c) increase in advance to supplier of $223,562; d) decrease in amounts due to related parties of $348,333; e) payments under operating lease obligations of $85,075.

Net cash provided by operating activities amounted to $1,489,143 for the year ended December 31, 2021. It was primarily due to a) a net income of $2,593,279, adjusted by depreciation and amortization of $209,171, non-cash lease expense of $78,053, loss on disposal of property and equipment of $6,912, deferred tax benefits of $(1,763), provision for doubtful accounts of $9,971; b) increase in taxes payable of $432,480 due to our increased profits for the year ended December 31, 2021; c) decrease in amounts due from related parties of $260,455; and partially offset by a) increase in accounts receivable of $298,838; b) increase in notes receivable of $56,358 due to the increase of revenue; c) increase in other receivables of $693,656 due to the loans provided to employees, third party individuals and other companies; d) decrease in accounts payable of $911,238; e) payments under operating lease obligations of $58,938.

Investing Activities

Net cash used in investing activities amounted to $21,765 for the six months ended June 30, 2023. It was primarily due to purchase of property and equipment.

Net cash used in investing activities amounted to $184,853 for the six months ended June 30, 2022. It was primarily due to purchase of property and equipment.

Net cash used in investing activities amounted to $1,432,807 for the year ended December 31, 2022. It was primarily due to purchases of property and equipment for production and operations.

Net cash used in investing activities amounted to $857,341 for the year ended December 31, 2021. It was primarily due to purchases of property and equipment for production and operations.

Financing Activities

Net cash used in financing activities was $56,830 for the six months ended June 30, 2023. During the first half of 2023, the Company received proceeds from short-term loans of $1,443,184 and repaid short-term loans of $1,371,025. As of June 30, 2023, the short-term bank loan balance reached $1,383,930 (RMB 10 million), compared with $1,314,733 (RMB 9.5 million) as of December 31,2022. During the first half of 2022, the Company paid deferred offering costs of $116,289, and paid for finance lease of $12,700.

Net cash provided by financing activities was $589,838 for the six months ended June 30, 2022. As of June 30, 2022, the short-term bank loan increased by $771,186 (RMB 5 million). During the first half of 2022, the Company paid deferred offering costs of $33,512, and paid for finance lease of $147,836.

Net cash provided by financing activities was $165,556 for the year ended December 31, 2022. During the fiscal year 2022, we received net proceeds from short-term loans of $743,376 and a capital contribution of $148,675 from shareholders. We made payments for dividends of $352,123, deferred offering costs of $144,100, and principal payments for finance lease obligations of $230,372.

Net cash used in financing activities was $774,175 for the year ended December 31, 2021. During the fiscal year 2021, we made payments for deferred offering costs of $438,687, and principal payments for finance lease obligations of $335,488.

Loan Facilities

On March 29, 2021, Wuxi Mingteng Mould entered into a short-term loan agreement with Jiangsu Wuxi Rural Commercial Bank with amount of RMB 4.5 million (approximately $0.71 million), with an annual interest rate of 4.45%. The maturity date of the loan was March 28, 2022. The loan was repaid upon maturity.

On March 23, 2022, Wuxi Mingteng Mould entered into an additional short-term loan agreement with Jiangsu Wuxi Rural Commercial Bank with amount of RMB 4.5 million (approximately $0.67 million), with an annual interest rate of 4.45%. The maturity date of the loan is March 22, 2023. The loan was repaid upon maturity.

On March 4, 2022, Wuxi Mingteng Mould entered into a secured short-term loan agreement with Bank of Jiangsu with amount of RMB 5 million (approximately $0.75 million), with an annual interest rate of 4%. The maturity date of the loan is March 3, 2023. The loan was repaid upon maturity.

On March 16, 2022, Wuxi Mingteng Mould entered into an unsecured short-term loan agreement with Bank of Jiangsu with amount of RMB 2 million (approximately $0.30 million), with an annual interest rate of 5.13%. The maturity date of the loan was April 1, 2022. The loan was repaid upon maturity.

On January 31, 2023, Wuxi Mingteng Mould entered into a short-term loan agreement with Wuxi Branch of Bank of China with amount of RMB 5 million (approximately $0.72 million), with an annual interest rate of 3.4%. The maturity date of the loan is January 30, 2024. Mr. Yingkai Xu and Ms. Jingzhu Ding provided joint personal guarantees for the loan.

On February 28, 2023, Wuxi Mingteng Mould entered into an additional unsecured short-term loan agreement with Bank of Jiangsu with amount of RMB 5 million (approximately $0.72 million), with an annual interest rate of 3.7%. The maturity date of the loan is February 27, 2024.

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Amounts accrued, as well as the total amount of possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

Inflationary factors, such as increases in the cost of raw materials, personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses if the revenues from our products do not increase with such increased costs. The global economy, including the U.S. economy, has experienced rising inflation in recent months. We source key materials from third parties located in China. Although China has not experienced significant inflation and thus inflation has not had a material impact on our results of operations, we cannot provide any assurances that we will not be affected in the future by higher rates of inflation in mainland China. Sustained or rising inflation may result in increased costs to us in obtaining supplies of key materials to produce our products. If we explore the international market in the future, inflation may affect us by increasing our cost of labor and freight costs for our exported products. As a result, our results of operations may be adversely impacted.

Our plan to mitigate inflationary pressures are as follows: 1) control the growth of external costs by locking in prices and buying in bulk; 2) consider user experience and profitability, strengthen communication with customers, and adjust our pricing strategy to meet cost increases; and 3) strengthen internal management and technology research, to improve production efficiency and reducing the waste of production resources.

Supply Chain Analysis

The concentration of our raw material suppliers is relatively low. For the six months ended June 30, 2023, none of the suppliers accounted for more than 10% of the total purchases. For the six months ended June 30, 2022, there was only one supplier whose purchase accounted for over 10% of the total purchase, and was no more than 15%. For the year ended December 31,2022, none of the suppliers account for more than 10% of the total purchase. For the year ended December 31,2021, there was only one supplier whose purchase accounted for over 10% of the total purchase, and was no more than 15%.

The raw materials used in production are mainly universal, such as steel and castings, which are highly replaceable and have a wide range of procurement sources. Therefore, we do not have nor anticipate having a major dependence on suppliers, and the loss of some suppliers will not have a significant impact on our production.

Seasonality

The nature of our business does not appear to be affected by seasonal variations.

Critical Accounting Policies and Management Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. These accounting principles require us to make judgments, estimates and assumptions on the reported amounts of assets and liabilities at the end of each fiscal period, and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable.

The selection of critical accounting policies, the judgments and other uncertainties affecting the application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Use of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, the assessment of the allowance for doubtful accounts, the allowance for inventory obsolescence, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, provision necessary for contingent liabilities, and realization of deferred tax assets. Actual results could differ from those estimates.

Fair value of financial instruments

Accounting Standards Codification (“ASC”) 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, notes receivable, advances to suppliers, prepaid expenses and other receivables, short-term bank loans, accounts payable, advance from customers, due to related parties, taxes payable, and other current liabilities approximate their recorded values due to their short-term maturities. The fair value of longer-term leases approximates their recorded values as their stated interest rates approximate the rates currently available.

The Company’s non-financial assets, such as property and equipment would be measured at fair value only if they were determined to be impaired.

Revenue recognition

The Company accounts for revenue recognition under FASB Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with FASB ASC 606, Revenue from Contracts with Customers, the Company recognizes revenue to represent the transfer of products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of the product or the benefit of the services transfers to the customer. Under the guidance of FASB ASC 606, the Company is required to (a) identify the contract with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the Company satisfies its performance obligations.

The Company’s main business income is divided into three categories, one is mold production, that is, contracts are signed to sell molds widely used in automobile, valve, water pump and other industries according to the customer’s needs. Second is mold repair, which provides customers with mold repair service, or provides sales of mold components. Last is providing customers with machining services, using the Company’s remaining capacity to provide customers with external processing services. Revenues represent the amount of consideration that the Company is entitled to in exchange for the transfer of promised goods or services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of FASB ASC 606, the Group recognizes revenue when the performance obligation in a contract is satisfied by transferring the control of promised goods or services to the customer.

Mold Production:

The Company signs contracts with customers and provides products according to the sales contract or sales list. The clients check the quantity and quality of products received, and then issue a confirmation as the proof of payment. Certain clients may also test the finished products as part of the confirmation process. Revenue is recognized when the Company receives the confirmation of product acceptance.

The Company provides design and production services according to the sales contract or lists. The Company then transports and installs the finished products when clients give their order.

The design services are inseparable from project sales. A mold production contract may include two or more machine components, but all components are customized according to customer requirements. These components need to be combined under the guidance of design plans to produce qualified products to meet the needs of clients. Therefore, these services are highly interdependent and are never transferred to the customer on their own. Customers do not have the option to purchase these services separately principally due to the customization of each project. Accordingly, these services are not considered separate performance obligations and no revenue is associated with these services under FASB ASC 606 until the point in time when the project is complete and client confirmation is received.

The Company provides maintenance services and according to the contracts and the clients do not have the option to purchase these services separately. The promised warranty does not provide the clients with a service in addition to the assurance that the product complies with agreed-upon contract specifications and is considered an assurance warranty. The maintenance services and the warranty are not considered separate performance obligations and no revenue is associated with these services under FASB ASC 606. Historically, the Company has not experienced material costs for quality assurance and, therefore, does not believe an accrual for these costs are necessary.

Mold Repair：

The Company signs contracts with customers and provides repair services according to the contract or list and charges a certain fee. Revenue is recognized only after the repair service has passed the customer’s inspection.

Machining Services：

Machining services is a new revenue stream that occurred in the fiscal year 2021. The Company signs contracts with customers and provides machining services and charges a certain fee. The Company identifies the fulfillment of its obligation when transferring the product and issuing the VAT invoice to customers at which time revenue is recognized.

Cost of revenues

Cost of revenues consists primarily of the cost of raw materials, direct labor and manufacturing costs. We expect that our cost of revenues will increase in absolute amounts in the foreseeable future as we continue to expand our business.

Income taxes

Mingteng International’s subsidiaries in the PRC and Hong Kong are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC for the six months ended June 30,2023 and 2022. No taxable income was generated outside the PRC for the fiscal years ended December 31, 2022 and 2021. The Company accounts for income taxes in accordance with ASC 740, Income Taxes. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits or future deductibility is uncertain.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures.

There were no material uncertain tax positions as of June 30, 2023 and 2022.

There were no material uncertain tax positions as of December 31, 2022 and 2021.

Foreign currency translation

The functional currency of the Company’s operations in the PRC is the Chinese Yuan or Renminbi (“RMB”). The consolidated financial statements are translated to U.S. dollars using the period end rates of exchange for assets and liabilities, equity is translated at historical exchange rates, and average rates of exchange (for the period) are used for revenues and expenses and cash flows. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in its functional currency. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The exchange rates as of June 30, 2023 and 2022 and for the six months ended June 30, 2023 and 2022 are as follows:

	June 30,	June 30,	Six months ended June 30,
Foreign currency	2023	2022	2023	2022
RMB:1USD	7.2258	6.7114	6.9291	6.4835

The exchange rates as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and 2021 are as follows:

	December 31,		For the years ended December 31,
	2022	2021	2022	2021
Foreign currency	Balance Sheet	Balance Sheet	Profit/Loss	Profit/Loss
RMB:1USD	6.9646	6.3757	6.7261	6.4515

Source: The State Administration of Foreign Exchange (http://www.safe.gov.cn/safe/rmbhlzjj/index.html)

Recent accounting pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326). The amendments in this update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. This ASU adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The ASUs should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022, and interim periods therein.

The Company will adopt this ASU within its annual reporting period of December 31, 2023 to measure impairment on financial instruments, which mainly includes trade receivables. Estimates of expected credit losses on trade receivables over their life will be required to be recorded at inception, based on historical information, current conditions, and reasonable and supportable forecasts. The Company uses a pooled approach to estimate expected credit losses for trade receivables with similar risk characteristics. The Company’s customers are all concentrated in the casting mold industry in the PRC and considers all of its customers to have a similar credit rating. The Company believe all the products are similar except for the manufacturing process and the usage. The adoption of this ASU did not have a material effect on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740, and also improves consistent application of and simplify U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted. The Company adopted this ASU on July 1, 2022, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements.” The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practices or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for annual periods beginning after July 1, 2021, for public business entities. The amendments in this Update should be applied retrospectively. The adoption of this new standard did not have a significant impact on Company’s consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of Income and comprehensive income and cash flows.

INDUSTRY

All the information and data presented in this section have been derived from Beijing Zhongdao Taihe’s industry report. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

China Casting Mold Industry

We cast molds to create components with desired structural shapes. To do so, we make a component with the desired structural shape in advance with easily moldable materials and insert the shape into a sand mold to form a cavity with the same structural size as the desired shape. Then, we pour liquid metal into the cavity to create the desired component after cooling and solidifying. Casting mold equipment is one of the most critical processes in casting production and is crucial for the quality of castings.

Developing the foundry mold industry in China was a great challenge, and the industry was still relatively underdeveloped until 1976. Since 1977, due to China’s booming machinery, electronics, light industry, instrumentation, transportation, and other industrial sectors, the demands for quantity, quality, and delivery time of casting molds have constantly been rising. Therefore, China listed molds as a part of national scientific research programs. The Chinese government formulated national standards for casting molds by sending people to study abroad and introducing advanced foreign casting mold technologies. The casting mold industry has made significant progress through the measures above and made considerable breakthroughs in certain technical aspects.

China now possesses the world’s most extensive casting mold production base. According to Beijing Zhongdao Taihe Analysis, China produced 39,100 casting molds in 2022, which is expected to reach 49,700 sets in 2028. North America is the world’s most prominent casting mold market, with 40,200 sets sold in the region in 2022.

Figure: Casting Molds Sales Share of Major Global Regions (2018-2028)

Source: Public information, compiled by Beijing Zhongdao Taihe Analysis, July 2022

Figure: Casting Molds Production (K Units) and Sales (K Units) by Regions in 2022

Source: Public information, compiled by Beijing Zhongdao Taihe Analysis, July 2022

Recent Trends

With the rapid development of automobiles, motorcycles, aerospace, and other industries, the casting mold industry enjoyed rapid growth every year. There has been significant progress in casting mold technology in China. However, customers still mainly rely on imports for large, complex die-casting molds, such as aluminum alloy engine cylinders for vehicles. Chinese automobile and motorcycle industries have been in a rapid growth phase with substantial production growth for many years. According to predictions, in the next 10 to 20 years, casting mold production in China will continue to increase. In the context of energy saving and emission reduction, the growth of ferrous gravity casting molds will slow down. In contrast, the scale of aluminum and magnesium alloy die-casting molds, low-pressure casting molds, and extrusion casting molds will grow substantially.

Competition

The casting mold industry in China is highly diversified. In 2018, the top five enterprises in terms of global sales volume accounted for 21.85% of the market share in China. With the rapid development of new electronic vehicles (“NEVs”) in China, the growing demand for casting molds, and the newly entered small enterprises, the top five casting mold companies are expected to account for 20.97% of the market share in China in 2022.

Our operating subsidiary, Wuxi Mingteng Mould, is in the midstream of the foundry industry. The weight of the global mold manufacturing industry is fragmented. According to the forecast data for 2022, the top five casting mold companies will account for 11.5% of worldwide sales volume. Among them, the company with the largest global shipments is Gibbs Die Casting, accounting for 3.33% of the overall global market; Tianjin Motor Dies Co., Ltd. is the largest casting mold manufacturer in China, ranking second in the global mold market and first in the Chinese market, accounting for 2.70% of the global market. The global foundry mold industry competition has been intense between 2018 and 2022. Due to this, the market shares of the top five companies are in decline, and the industry share is more fragmented.

Figure: Casting Mold Industry Chain

Source: Public information, compiled by Beijing Zhongdao Taihe Analysis, July 2022

Table: Sales Volume of Top 5 Global Casting Molds Companies (unit) and Market Share in 2022

Casting Molds Companies	Sales Volume (unit)	Market Shares (%)
Gibbs Die Casting	3,677	3.33
Tianjin Motor Dies Co., Ltd.	2,982	2.70
Consolidated Metco	2,783	2.52
Dynacast	1,824	1.65
Ryobi Limited	1,490	1.35
Others	97,715	88.45
Total	110,471	100.00

Source: Corporate annual reports, public information, and interviews compiled by Beijing Zhongdao Taihe Analysis, July 2022

Wuxi Mingteng Mould specializes in high-end mold manufacturing. High-end mold manufacturing requires higher-end personnel and equipment, so the investment capital and entry threshold are more demanding. However, market competition is increasing due to the oversupply of low-grade molds. There are currently too many small-scale workshop-type mold factories that are identical, making the price war a tool of competition for some companies. Meanwhile, in recent years, international mold manufacturing giants have entered the market in China with their technical advantages and financial strength, putting further pressure on the profit margins of Chinese companies.

Competitors like Ningbo Heli Technology Co., Ltd., Ningbo Qiangsheng Machinery & Mould Co., Ltd., Wuxi Zhongxin Mould Tech Co., Ltd., and Ningbo Xinlin Mould Technology Co., Ltd. are competitors for Wuxi Mingteng Mould in the medium and high-end market. We believe that as customers become more choosey about mold delivery times and prices, effective governance and cost control for on-time delivery will become a competitive factor for the survival and development of mold manufacturing companies.

Figure: Global Casting Molds Market Share of Leading Companies (2022)

Source: Corporate annual reports, public information, and interviews compiled by Beijing Zhongdao Taihe Analysis, July 2022

Our Opportunity

With the rapid development of automobiles, motorcycles, aerospace, and other industries, the casting mold industry has enjoyed rapid growth every year. There has been significant progress in casting mold technology in China. However, customers still mainly rely on imports for large, complex die-casting molds, such as aluminum alloy engine cylinders for vehicles. Given to robust automotive industry demand, we believe that China’s casting mold production industry will continue growing.

In 2021, the Chinese market’s largest downstream demand for casting molds was in the automotive sector, with a market share of 56.9%, followed by the engineering components and communications sectors, which have market shares of 12.99% and 18.22%, respectively. In 2025, China’s annual sales of NEVs will reach 7 million units, with an optimistic prediction of 9 to 10 million units. This development speed has set a record in the global NEV industry. With the promotion of “carbon peaking and carbon neutrality goals,” renewable energy will become the standard energy source for electric vehicles to achieve green development. After that, technology and policy will further boost the gradual green transformation of electric vehicles toward mass development, achieving substantial synergy between the energy and automotive revolutions. In the context of energy saving and emission reductions, the growth of ferrous gravity casting molds will slow down. In contrast, the scale of aluminum and magnesium alloy die-casting molds, low-pressure casting molds, and extrusion casting molds will grow substantially.

There is continued overall growth in the application sector due to the trend of aluminum replacing steel. The development of the automotive industry has become a primary driver for the global casting mold industry. In 2021, global casting molds held 67.44% of the market share in the application sector. Therefore, automobile manufacturing continues to aim for lightweight products with environmental protection and energy-saving objectives. The demand for turbochargers in the automobile industry has become the main driver for the growth of the casting mold market.

As an essential part of the vehicle, the turbocharger is a kind of air compressor that uses engine exhaust gases as a power source. Turbochargers have an advantage over mechanical superchargers because they do not consume engine power. When a turbocharger is paired with a small cylinder volume engine, it can improve a vehicle’s fuel economy and environmental protection features without sacrificing engine output performance (compared to naturally aspirated engines).

The turbine and center housing are the two core components of a turbocharger. The turbine housing accounts for 20-35% of the turbocharger cost, and the center housing accounts for 6-8% of the turbocharger cost. The turbine housing and center housing industry is technology-intensive, and the technical ability to produce and manufacture components is the core competitiveness of turbine housing and center housing manufacturers. The turbocharger market is driven by the sales of hybrid vehicles and NEV growth.

As the “one-piece die-casting” technology can effectively reduce the production cost of turbine and center housings, Chinese component suppliers are actively getting more involved in the one-piece casting industry. Our operating company, Wuxi Mingteng Mould, is a player in the aluminum alloy die casting mold business. The company provides customers with die casting molds for battery fixing brackets and battery end plates for NEVs, die casting molds for new energy gearbox housings, and inverter top cover die casting molds for the photovoltaic industry. We believe our future development lies in the NEV aluminum alloy die casting business.

BUSINESS

Mission

Our mission is to build a systematic solution for automobile mold services and create a personalized and integrated “Turnkey Project” for our customers.

Overview

We are an automotive mold developer and supplier in China. We are committed to providing customers with comprehensive and personalized mold services, covering mold design and development, mold production, assembly, testing, repair and after-sales service.

We provide a wide variety of products. Our main products are casting molds for turbocharger systems, braking systems, steering and differential system, and other automotive system parts. Besides, we also produce molds for new energy electric vehicle motor drive systems, battery pack systems, and engineering hydraulic components, which are widely used in automobile, construction machinery and other manufacturing industries.

Our production plant is located in Wuxi, China. We use technologically advanced procedures and equipment to produce molds. We use a mold manufacturing processing center, which allocates different machines to manufacture according to the size of the mold and the shape of the accessories. Our mold development and production process are supported by our research and development (“R&D”) team (including experts such as foundry technologists and mold designers), using advanced Computer Aided Design (“CAD”), Computer Aided Manufacturing (“CAM”) and software technologies to analyze feasibility and validity of mold designs and specifications. Our quality and capability have obtained the 2019 Jiangsu High-tech Enterprise Certification and ISO9001:2015 certification.

In order to improve our technical level and service quality, we are committed to developing and producing molds through technological innovation. We believe that the design and quality of our molds are extremely important to the accuracy and efficiency of our customers’ manufacturing processes. Our existing technical team consists of 19 people, all with professional knowledge in casting, machining, and automation. They analyze customers’ casting and processing technology, and propose solutions and improvement suggestions to customers to enhance the efficiency and safety of their products. In addition, we believe our research and patents in the field of automotive casting molds have earned us recognition from our customers, and we have registered 19 authorized utility model and invention patents in China.

We are a supplier to leading major customers in the automobile parts manufacturing industry and have established long-term business relationships with them, most of whom have more than 5 years of business relationship with us. Our customers include three Chinese listed companies: Kehua Holding Co., Ltd. (ticker: 603161), Wuxi Lihu Booster Technology Co., Ltd. (ticker: 300580), and Wuxi Best Precision Machinery Co., Ltd. (ticker: 300694). Our close relationships with these major customers demonstrate our strengths in technical capabilities, service reputation and product quality.

Revenues from customized mold production accounted for 84.3% and 80.4% of our total revenues for the six months ended June 30, 2023 and 2022, respectively. Revenues from mold repair accounted for 13.3% and 15.6% of our total revenues for the six months ended June 30, 2023 and 2022, respectively. Revenues from machining services accounted for 2.3% and 4.0% of our total revenues for the six months ended June 30, 2023 and 2022, respectively. The revenue derived from customized mold production accounted for 82.0% and 83.9% of our total revenue for the years ended December 31, 2022 and 2021, respectively. The revenue derived from mold repair accounted for 14.2% and 14.7% of our total revenue for the years ended December 31, 2022 and 2021, respectively. The revenue derived from machining services accounted for 3.8% and 1.4% of our total revenue for the years ended December 31, 2022 and 2021, respectively.

Corporate Structure

Jingzhu Ding
Yingkai Xu
100%
100%
Jocelyn Ding Limited
(a BVI company)
Mitchell Xu Limited
(a BVI company)
DJZ Holding
Limited
(a BVI company)
YK Xu Holding
Limited
(a BVI company)
90%
10%
100%
100%
Others
IPO Investors
DJZ Holding Limited
(a BVI company)
YK Xu Holding Limited
(a BVI company)
Hongze L.P.
(a BVI company)
Pre-IPO: 9.0%
Post IPO: 3.21%
Pre-IPO: 0%
Post IPO: 31.79%
Pre-IPO: 40.18%
Post IPO: 28.70%
Pre-IPO: 41.82%
Post IPO: 29.87%
Pre-IPO: 9.0%
Post IPO: 6.43%
Mingteng International Corporation Inc.
(“Mingteng International”)
(a Cayman Islands company)
100%
Mingteng International Hong Kong Group Limited
(“Mingteng HK”)
(a Hong Kong company)
100%
Wuxi Ningteng Intelligent Manufacturing Co., Ltd.
(“Ningteng WFOE”)
(a PRC company)
100%
Wuxi Mingteng Mould Technology Co., Ltd.
(“Wuxi Mingteng Mould”)
(a PRC company)

Our Competitive Advantages

We are committed to providing our customers with high quality and reliable products. We believe that Wuxi Mingteng Mould’s multiple competitive advantages will enable us to maintain and further improve its position in the PRC market.

Mold technical expertise and production capacity

We import mold manufacturing equipment to improve the machining efficiency and precision of its molds, shorten the project development period, and allow its customers to quickly obtain molds so that they can manufacture products in a short time.

Our casting process engineers and mold designers have adopted computer aided technology to perform feasibility and effectiveness analyses when designing molds and creating specifications and to help predict potential part forming defects. In doing so, we have improved the accuracy of Computerized Numerical Control machining and the success rate of mold development.

Industry experience and the provision of standardized and personalized mold services

Our experience in the industry and standardized production dramatically improves our production and service efficiency and reduce production and management costs. Our R&D team has specialized knowledge of casting, machining, molds, automation, and other such fields and has more than 10 years of experience in the industry. We have established several standard operation instructions, covering the whole process of mold design, machining and manufacturing, assembly, mold trial-manufacturing, quality inspection, and after-sales services for customers.

We deeply understand customers’ needs and market trends and provide personalized solutions. In addition, we provide proposals and suggestions on improving customers’ casting and machining processes, thus enhancing the performance of the final molded products. Our personalized services offer customers a better purchase experience and increase customer loyalty.

Advanced technology strength and strong R&D team

We have a professional technology R&D team. It conducts technological innovation and new product development to enable us to improve our large-scale precision casting process, complex structure casting mold design techniques, and mold material adjustment techniques. We will continue to research and develop new technologies, improve production and molding processes, and work on developing and completing its product portfolio. In doing so, we will adapt to the changing mold market and retain and attract customers who require accurate, reliable, high-quality molds.

Long-term and stable relations with customers

With our mold technology and production efficiency, we have become a direct supplier to a number of listed companies in China. In addition, we have also established long-term and stable business relations with leading key customers in the industry, most of whom we have cooperated with for over five years. In addition, our indirect end users include many Chinese and foreign automobile enterprises and famous brands.

We believe that our close and long-term relationships with its major customers provide us with stable revenue and increase our market exposure and attract new customers.

Experienced and far-sighted management team

We have an excellent management team with a plethora of experience and are very familiar with the mold industry. Our management team is led by our founder and Chief Executive Officer, Mr. Yingkai Xu, who has over 20 years of experience in the automobile mold industry. Mr. Yingkai Xu is responsible for our overall management and strategic development. Other management team members also have a wide range of technical and management experience in relevant industries. For years, the management team has established close relations with our key customers and suppliers’ network, gathered extensive expertise and a deep understanding of the automobile mold industry and comprehended industry development and market trends.

Our Growth Strategies

Our goal is to provide integrated mold casting solutions and become a leading supplier in the automobile mold casting industry in China. For this purpose, Wuxi Mingteng Mould has focused heavily on expanding its lines of business, increasing production and R&D capacity, finding new customers, and increasing market share.

Expand lines of business and participate in the development of new energy vehicle part molds

Energy and the environment are becoming the two decisive factors in the development of the automobile industry. Electric, intelligent and lightweight development have become the main directions for the automobile industry’s technological reforms. We believe that the aluminum alloy product mold required for producing new energy vehicles is an important market opportunity for us.

For this reason, Wuxi Mingteng Mould has gradually set up the Aluminum Alloy Product Sample and Parts Machining Business Division to help develop molds for new energy vehicle parts.

●

Wuxi Mingteng Mould has purchased equipment for the Imported Machining Center, which is one of the production equipment of Wuxi Mingteng Mould, focuses on the rapid development of new energy vehicles sample parts and machining of motor housing and transmission housing products for electric vehicles. It also increases the participation in downstream new energy vehicle parts, and the development of new energy vehicle part molds.

●	Wuxi Mingteng Mould plans to cooperate with and invest in aluminum alloy product manufacturers to give us continuous competitive advantages, and organize the future market in the field of new energy vehicles. At present, Wuxi Mingteng Mould is maintaining close exchanges with some new energy vehicle aluminum alloy material suppliers and is communicating about cooperation matters regarding product machining.

Increase production facilities to improve production capacity

To further increase Wuxi Mingteng Mould’s market share and meet the expected growth in this market, it plans to invest in our workshop and land in Wuxi, China, to build an intelligent production workshop and expand our production facilities. In addition, Wuxi Mingteng Mould plans to purchase production equipment for the Imported Machining Center to improve the machining precision and capacity of aluminum molds. Wuxi Mingteng Mould also plans to import industry-leading high-end production equipment, such as the original Makino Horizontal Machining Center and Okuma Horizontal Machining Centre imported from Japan, the Grob Five-axis Linkage Horizontal Machining Center, and ZEISS DuraMax from Germany. In doing so, Wuxi Mingteng Mould hopes to optimize the production flexibility and efficiency of manufacturing process facilities and quickly respond to the changing market demands.

Enhance R&D capabilities

Wuxi Mingteng Mould plans to set up a research and development center to enhance its R&D capabilities. Wuxi Mingteng Mould will also purchase trial-production molds for die casting dies to reduce customers’ trial-production process. Meanwhile, Wuxi Mingteng Mould intends to purchase a 3D printer for the development of turbocharger molds, which will help to improve the precision of mold manufacturing and the efficiency of each production process, thus increasing its sales.

In addition, Wuxi Mingteng Mould will also recruit professionals in the mold casting field of NEV parts, including senior casting process engineers and mold design engineers with rich backgrounds and experience, as well as product processing technicians. Doing so will provide personnel support to help grow our business.

Further secure new customers

Wuxi Mingteng Mould will continue to use our experience in the automobile mold casting industry to increase our market share and secure high-quality customers. On the one hand, Wuxi Mingteng Mould is trying to meet the needs of suppliers in the NEV market, conducting auxiliary production and machining of NEV mold manufacturing samples with the goal of becoming a supplier of NEV parts. On the other hand, Wuxi Mingteng Mould is actively cooperating with foreign enterprises, and is planning to export its supporting molds to Canada, Mexico, and other countries/regions so that it can further explore the international market.

Furthermore, Wuxi Mingteng Mould is planning to improve its products’ after-sales services and maintain cooperative relationships with customers. Wuxi Mingteng Mould will conduct synchronous development with downstream customers, conduct feasibility evaluations of products in the early stages, focus on changing its service model from providing molds to directly providing finished products, and provide value-added services and suggestions for improvement on mold manufacturing, product development, as well as production and machining. By doing this, Wuxi Mingteng Mould’s goal is to achieve our integrated “Turnkey Project.”

We believe that the above measures will help us attract new customers, strengthen existing ones, and maintain our competitive advantages.

Optimize production management and improve operation efficiency

Wuxi Mingteng Mould’s operational staff monitors the product, plant, and regional cost expenditure and profitability. Wuxi Mingteng Mould’s goal is to use standardized production, and automatic equipment and systems to improve operational efficiency. We believe that its products are highly competitive with similar products thanks to Wuxi Mingteng Mould’s high-efficiency and high-quality manufacturing process.

Products

Wuxi Mingteng Mould researches, develops, produces, and sells molds used in the automobile and engineering machinery fields, including automobile turbocharger housing molds, brake caliper molds, steering knuckle molds, and hydraulic part molds. In addition, Wuxi Mingteng Mould is committed to providing customers with comprehensive, personalized mold services and solutions, covering mold product design and development, mold manufacturing, assembly, testing and adjustment, machining, as well as after-sales services for mold product maintenance.

A casting mold is a mold used for forming a casting, and casting is the process of melting metal into a liquid that meets certain requirements and pouring it into a casting mold to form an object with a predetermined shape, size, and performance after cooling, coagulation, and cleaning. The mold production process involves precise design, computer technology, and intelligent production to make the molded parts more accurate and in accordance with the different needs of customers. Therefore, Wuxi Mingteng Mould’s molds are customized according to customers’ desired products and related components.

Wuxi Mingteng Mould has a wide range of products, mainly casting molds of automobile parts for turbocharge systems (turbine housings and center housings), braking systems (steering knuckles, brake calipers/anchors and brake discs), steering and differential systems (steering gear housings and differential housings), and aluminum alloy product mold. All of these are widely used in the automobile manufacturing industry.

As of June 30, 2023, our revenue ratio for mold products is as follows:

	Mold Products	Revenue Ratio (%)
Turbocharger system	Turbine housing	38
	Center housing	11
	Compressor housing	1
Braking and steering system		11
Aluminum alloy pressure casting molds		21
Others		17

As of December 31, 2022, our revenue ratio for mold products is as follows:

	Mold Products	Revenue Ratio (%)
Turbocharger system	Turbine housing	47
	Center housing	16
	Compressor housing	2
Braking and steering system		12
Aluminum alloy pressure casting molds		10
Others		13

As of December 31, 2021, our revenue ratio for mold products is as follows:

	Mold Products	Revenue Ratio (%)
Turbocharger system	Turbine housing	62
	Center housing	17
	Compressor housing	6
Braking and steering system		5
Others		10

Turbocharger System Molds

A turbocharger is an air compressor that uses exhaust gas from engines as the power source. It is generally composed of a compressor housing, compressor wheel, connecting shaft (movement), turbine housing, turbine, and other main components. A turbocharger can be applied to combustion-engine vehicles, as well as new energy and hybrid vehicles, and offers higher fuel efficiency and lower emissions. Currently, driven by the “energy conservation and pollution reduction” policy in China, Wuxi Mingteng Mould expects the demand for turbochargers to increase in the future.

The turbine housing and center housing are the core components of turbochargers and also Wuxi Mingteng Mould’s main products. Wuxi Mingteng Mould produces and processes compressor housing, turbine housing, and center housing molds via sand and gravity casting.

Braking and Steering System Molds

The braking system is a series of devices that force the car to slow down, which is mainly composed of the wheel brake, hydrostatic transmission, and pneumatic transmission gear. The steering system is a device used to change or maintain the driving direction or reverse the direction of a car. Wuxi Mingteng Mould focuses on customers’ needs, and mainly produces and processes molds for the steering knuckle, brake disc, steering gear housing, and other parts through a variety of casting processes, including sand casting, metal mold casting, and metal mold low-pressure casting, etc.

Aluminum Alloy Product Molds

Compared with traditional vehicles, NEVs have stricter requirements in terms of vehicle weight. Take Tesla’s Model S as an example, which has a gross weight of up to 2,108kg, with over 500kg for the battery alone. Meanwhile, the gross weight of a traditional automobile engine is generally 80-160kg. Thus, lightweight design has become the main measure for reducing the weight and consumption of NEVs, so light aluminum alloy pressure castings are more widely used. For example, in the Tesla Model S, 95% of the structure is made of aluminum alloy. We believe that the global development of NEVs will continuously boost demand for pressure castings.

Among pressure casting products, the most widely used products are aluminum alloy high-pressure castings. According to data released by the China Foundry Association in June 2021, the proportion of aluminum alloy pressure castings in all pressure castings was about 85% in 2020. The manufacturing processes of aluminum alloy automobile parts mainly include stamping, pressure casting, and extrusion forming, while pressure casting is the main method for manufacturing aluminum alloy parts. In the automobile parts field, aluminum alloy pressure castings account for up to 80%, and extrusion parts and calendaring parts account for about 10%.

Wuxi Mingteng Mould, therefore, believes that NEV manufacturers’ demand for aluminum alloy product molds is a great opportunity for us. Though we did not have revenue from selling aluminum alloy pressure casting molds as of December 31, 2021 and 2020, as of December 31, 2022, the revenue from this product accounted for 10% of our total business sales. Currently, we are conducting close exchanges and cooperating with several customers in the new energy field, such as Runxingtai (Changzhou) Technology Co., Ltd. and Suzhou Lvkon Transmission S&T Co., Ltd., and regard them as key customers for the future growth of our business.

In the aluminum alloy pressure casting mold business, Wuxi Mingteng Mould provides pressure casting molds for battery fixing brackets and battery end plates for NEVs, pressure casting molds for new energy transmission housings, and inverter top cover pressure casting molds for the photovoltaic industry.

By hiring more talented individuals and accumulating more customers, we believe that revenue from selling pressure casting molds will account for more than 30% of our total business revenue by 2025.

Technologies

Wuxi Mingteng Mould developed technologies used to manufacture the mud cores required for its turbocharger system molds, including the integrated design of multiple loose pieces and double runners, the integral design of the turbine housing and exhaust pipe, and the modular design of the center housing.

Integrated design of multiple inserts and twin scroll

Most turbine housing products adopt a twin scroll structure. The integrity of the mud core is very important to the scroll structure. Manufacturing with multiple inserts and mold sliders is the most common method for ensuring the integrity of the scroll mud core. Wuxi Mingteng Mould has technological advantages in terms of our mud core integrity formula, and manufacturing with multiple inserts and mold sliders. With our detailed analysis of this technology, customers are highly satisfied with Wuxi Mingteng Mould’s suggestions on product design.

Integral design of the turbine housing and exhaust pipe

For the integrated product of the turbine housing and the exhaust pipe, Wuxi Mingteng Mould successfully developed a one-time integrated mud core product, which improved production efficiency. Meanwhile, Wuxi Mingteng Mould also successfully avoided the operating risks of running the machine caused by failing to effectively remove the flash inside the casting due to the scroll splicing, while simultaneously ensuring the accuracy of the flow channel.

Nowadays, many suppliers in the market still utilize the mud core splicing method. Therefore, Wuxi Mingteng Mould’s products have a significant technological advantage and are thus more attractive to customers.

Modular design of the center housing

The technical difficulties in manufacturing the turbocharger center housing are the small sizes and complex structures of the water passage core and the oil passage core, which may easily cause uncompacted sand injection, cracked cores, or other problems during the production of sand cores. Therefore, Wuxi Mingteng Mould classified the center housings by their structural differences, took full consideration of structural features in the preliminary mold design process, and adopted a modular design to greatly improve the success rate of manufacturing mud cores.

Comprehensive Services

Wuxi Mingteng Mould offers our clients services include (i) product design service, (ii) product repair service, (iii) machining service, and (iv) after-sale service.

Product design service

Wuxi Mingteng Mould provides product design services based on customers’ personal requirements through the following process to ensure that the product design meets the technical standards:

●	Communicating with the customer firstly according to the product design drawings, get to know the customer’s development requirements for product parameters, and conduct a summary analysis;

●	Technical team prepares the preliminary product process plan based on the customer’s product requirements and carries out a feasibility study. The team then looks into the forming process of the part by conducting a model analysis, helping Wuxi Mingteng Mould finds the possible risks of the mold and parts before manufacturing the final part;

●	Technical team checks whether the product process parameters are feasible according to the model analysis results and their experience in actual production and debugging. If there are any manufacturing risks, then Wuxi Mingteng Mould suggests modifications and solutions for the customer in a timely manner;

●	Manufacturing the product needed after completing the product simulation risk assessment, and upon receiving approval from the customer.

The revenue generated from product design and manufacturing service was RMB 21,435,324.11 (approximately $3,093,511) and RMB 20,547,126.29 (approximately $3,169,131) for the six months ended June 30, 2023 and 2022, respectively. The revenue generated from product design and manufacturing service was RMB 44,282,779.68 (approximately $6,583,747) and RMB 42,204,713.55 (approximately $6,541,845) in the fiscal years 2022 and 2021, respectively.

Product repair service

Wuxi Mingteng Mould signs contracts with customers, provides repair services according to the contract, and charges a certain fee from customers.

The revenue generated from Wuxi Mingteng Mould’s product repair service was RMB 3,391,564.30 (approximately $489,465) and RMB 3,978,212.21 (approximately $613,588) for the six months ended June 30, 2023 and 2022, respectively. The revenue generated from Wuxi Mingteng Mould’s product repair service was RMB 7,651,908.10 (approximately $1,137,648) and RMB 7,419,642 (approximately $1,150,065) in the fiscal years 2022 and 2021, respectively.

Machining service

Wuxi Mingteng Mould’s product machining services mainly include processing turbine housings and center housing parts for automobile turbocharger systems. Customers provide Wuxi Mingteng Mould with unprocessed parts, which Wuxi Mingteng Mould would process and deliver as finished products to them. Wuxi Mingteng Mould started this service in 2021. As of June 20, 2023, the revenue generated from Wuxi Mingteng Mould’s product machining service reached RMB 588,364.43 (approximately $84,912), accounting for about 2.3% of our total sales revenue for that year. As of June 20, 2022, the revenue generated from Wuxi Mingteng Mould’s product machining service reached RMB 1,024,665.63 (approximately $158,042), accounting for about 4.0% of our total sales revenue for that year. As of December 31, 2022, the revenue generated from Wuxi Mingteng Mould’s product machining service reached RMB 2,053,935 (approximately $305,369), accounting for about 3.8% of our total sales revenue for that year. As of December 31, 2021, the revenue generated from Wuxi Mingteng Mould’s product machining service reached RMB 665,831 (approximately $105,395), accounting for about 1.4% of our total sales revenue for that year.

After-sales service

Wuxi Mingteng Mould provides a one-year after-sales service period for our products. During the warranty period stipulated in the contract, Wuxi Mingteng Mould is responsible for maintaining or replacing the supplied products. Specifically, Wuxi Mingteng Mould sends service staff to the customer’s site for this service within 24 hours after receiving a customer’s request for product maintenance.

Research and Development

We believe that Wuxi Mingteng Mould’s R&D capabilities will drive competitiveness, and increase future growth and development. Wuxi Mingteng Mould’s R&D efforts are focused on improving production efficiency and product quality. For the six months ended June 30, 2023 and 2022, Wuxi Mingteng Mould’s research and development expenses were RMB 1,557,362 (approximately $224,756) and RMB 1,567,613 (approximately $241,784), respectively, representing 6.1% and 6.1% of revenues for the same period. For the years ended December 31, 2022 and 2021, Wuxi Mingteng Mould’s research and development expenses were RMB 3,312,769 (approximately $492,526) and RMB 2,629,759 (approximately $407,620), respectively, representing 6.1% and 5.2% of revenues for the same period.

Wuxi Mingteng Mould’s mold development and production processes are supported by the R&D team (including casting craftsmen, mold designers, and various experts in mold casting and pouring, etc.) who have expertise in multiple aspects of casting, machining, molds, and automation, etc. In addition to conducting in-house R&D and supporting the mold design and development process, the R&D team also works with customers and provides technical advice and solutions for their product casting and machining processes to help improve the performance of their products. The R&D team develops and improves Wuxi Mingteng Mould’s molds based on market trends, downstream manufacturers’ new product development needs, and by understanding and researching our customers’ product parameters and processing capabilities. Wuxi Mingteng Mould’s mold development process utilizes technologies such as CAD, CAM, and solidification simulation software to analyze and simulate the feasibility and effectiveness of optimized mold designs and specifications. Following this, Wuxi Mingteng Mould develops and confirms the process solutions, verify the designs, and carry out other multi-step processes to ensure that it can ultimately provide more accurate and higher-quality products to our customers.

Wuxi Mingteng Mould has a technical team of 17 professionals for mold design that is responsible for new product development, production and technical innovation, and mold quality inspections.

Wuxi Mingteng Mould has made mold designs on the mud core. The mud core is for forming the casting’s inner cavity and hole and the casting’s shape with complex external conditions or curved shapes. The mud core is also for strengthening the local core. For example, when pouring large and medium-sized castings, the mud core in place is often washed out because of the high sprue, great metal scouring force, and the long flushing time. Therefore, high-strength mud cores are usually clamped in places with powerful scouring force to ensure castings’ quality and prevent defects such as sand washing.

Compared with the standard mold-making method that combines several cores and bonds them with adhesives for complex products molding, our R&D focuses on reducing the cores used. Reducing the cores will help to ensure cavity consistency, avoid forming an internal burr that is difficult to remove, and prevent the increase of product size error caused by the core bonding. To achieve the goal, our R&D has made the complex inner cavity into a whole core by introducing multiple live blocks and draw blocks.

Most of our customers remove the core burr manually. To save their manpower, Wuxi Mingteng Mould developed “burr-free technology for sand core molds.” This design can eliminate burr on mold products and produce high precision, stable size, and long-life products in a short space of time, and significantly improves the quality of molded products. In addition, Wuxi Mingteng Mould has made a technological breakthrough in the efficiency of sand core production by using a large mold to produce more sand cores per unit of time. This breakthrough allows Wuxi Mingteng Mould to increase the production efficiency of molded products and thus reduce their production costs.

To improve our customer’s productivity, Wuxi Mingteng Mould also made progress in the mud core processing development:

●	The design and production of scroll mud cores without flash

Scroll mud cores for turbine housing are crucial to the overall mud core, so Wuxi Mingteng Mould has conducted R&D to make scroll cores without flash. The R&D process involved design optimizations, strict production processes, consideration of the thermal deformation of mold heating and core exhausts. As a result, the overall product flow is more in line with the design value, and the core grinding and repairing workload has been minimized. At present, Wuxi Mingteng Mould has received the customer’s approval, and will be promoting the optimized design to other turbo shell customers to further enhance the competitiveness of its molds. Meanwhile, Wuxi Mingteng Mould plans to apply the flash-free mud core process to the center housing water passage and oil passage. This process is suitable for most casting products, and helps to improve the product dimensional accuracy, and reduce the grinding and repairing costs for customers.

●	Mud core multi-cavity development with one mold (patented)

Currently, a limited number of mud cores are produced with molds on the market. Small mud cores with complex structures are particularly in short supply, as they are usually made with vertical equipment, so the production of mud cores is further limited with such equipment. In response, Wuxi Mingteng Mould has introduced a larger horizontal machine to produce mud core molds. Through the continuous use of technology simulations and optimizations, Wuxi Mingteng Mould has also developed one mold with multiple cavities for manufacturing mud cores with complex structures. This technology has improved the mud core production efficiency for its customers.

As of the date of this prospectus, Wuxi Mingteng Mould has registered 17 authorized utility model patents and 2 authorized invention patents in China. In 2019, it received a high-tech enterprise certificate jointly awarded by the Jiangsu Province Department of Science and Technology, the Department of Finance of Jiangsu Province, and the Jiangsu Provincial Tax Service. In addition, Wuxi Mingteng Mould also received the certificate of Small and Medium-Sized Technological Enterprises in Jiangsu Province in 2022.

Manufacturing

Manufacturing facilities and equipment

Wuxi Mingteng Mould’s manufacturing plant is located in Wuxi, China, with a total area of about 2,112 square meters. Wuxi Mingteng Mould has purchased 30 mold machining centers for manufacturing different molds. In addition, Wuxi Mingteng Mould is equipped with two production lines for part of our product machining business, including four machining centers and four horizontal lathes. There are used for assisting with the production and manufacturing of parts with rotating bodies, and manufacturing parts with high precision requirements.

We believe that professional and advanced production equipment will help Wuxi Mingteng Mould to produce high-quality products more efficiently and accurately.

Manufacturing Process

Wuxi Mingteng Mould provides customized products to its customers. The production process is generally as follows: (1) after receiving customer orders and design drawings, the design department analyzes the product, provides improvement plans and completes craft design using CAD, CAM and other relevant software. Then, Wuxi Mingteng Mould submits the craft design to the customer for approval, and modifies and optimize the design according to the customer’s feedback and requirements; (2) the warehouse department then purchases and prepares the raw materials according to process design requirements; (3) the production department then performs heat treatment, cutting, grinding, and assembly. on a production line; (4) before delivery to the customer, Wuxi Mingteng Mould conducts internal model tests; and (5) arranges the product quality acceptance and delivery process, and complete the transaction upon the customer’s payment.

Quality Control

Wuxi Mingteng Mould supervises the molds and product quality according to its quality control (“QC”) system, which includes quality manuals and third-order quality management documents. Moreover, Wuxi Mingteng Mould is equipped with imported testing equipment, such as Hexagon measuring instruments from the United States and 3D scanners from Canada, and employ full-time quality inspectors.

Wuxi Mingteng Mould has established a sound QC system and adopted the Chinese ISO9001 quality management system and standard operating procedures.

●	During the preliminary design and development stage, Wuxi Mingteng Mould maintains constant communication with customers. When the design plan is completed, Wuxi Mingteng Mould submits the design to the customers for feedback, and then improve the design and get it approved before processing and production.

●	During the mold production and processing stage, Wuxi Mingteng Mould carries out a secondary inspection of raw materials.

●	During the delivery stage, Wuxi Mingteng Mould tests the finished products.

Wuxi Mingteng Mould also provides after-sales services after the molds are delivered. To date, we have had no significant product returns or accidents, and have not been involved in any product-related complaints, investigations, or significant litigations.

The quality of Wuxi Mingteng Mould’s products has earned Wuxi Mingteng Mould the ISO 9001:2015 quality management system certification.

Sales and Marketing

By continuously optimizing the number of processing and production equipment and the precision of processing and manufacturing in our factory, we can minimize the development cycle of our products and achieve quick delivery of samples while improving the chances of mold making success in one go. With this advantage, we possess a great reputation in the industry.

Our sales channels include offline sales and customer referrals. We have dedicated sales staff for developing and maintaining its relationships with priority customers. To further expand our customer base and maintain business relationships with our existing customers, our sales staff visit our priority customers from time to time to maintain existing business ties, expand the business scope, and increase product offerings and sales. Since the start of the pandemic in 2020, we have added a telemarketing model for finding new customers and maintaining current customer ties. Wuxi Mingteng Mould’s sales manager, Mr. Zhiyang Nie, has accumulated 15 years of professional experience in the foundry industry and has worked in Taiwan-invested enterprises and major foundry factories. Therefore, Mr. Nie is familiar with the foundry industry’s technical processes, customer groups, and market developments. At the same time, we focus on training our sales staff to help them understand Wuxi Mingteng Mould’s latest developments, products, and sales skills and improve their sales efficiency.

We use a direct sale method to sell our products, creating purchase orders with downstream auto part manufacturers directly. The direct sales method helps us reduce the distribution process of our products and provide us with direct and rapid feedback about products and customer experiences. It enables us to adjust the variety, quality, quantity, scale, and development speed of the products quickly to satisfy the needs of our customers.

We highly value our brand reputation. We have established strong and stable business ties with many listed downstream companies in China and foreign companies and have been highly praised by our customers. As a result, we are often the recommended choice for technical exchanges in the industry. In addition, we believe our excellent Company reputation has helped us further develop quality customers.

Customers

Wuxi Mingteng Mould has established long-term and stable business ties with priority customers in the industry and has worked for more than 5 years with most of customers. Wuxi Mingteng Mould’s customers include Xixia Zhongde Auto Parts Co., Ltd., Kehua Holdings Co., Ltd., Wuxi Lihu Supercharging Technology Co., Ltd., and Wuxi Best Precision Machinery Co., Ltd., among others.

In the Chinese market, Wuxi Mingteng Mould’s indirect end users include Chinese and foreign joint ventures, such as FAW-Volkswagen, Shanghai General Motors, Guangzhou Toyota, and Guangzhou Honda, as well as Chinese brands such as Geely Automobile, Chery Automobile, Great Wall Motor, and Brilliance JinBei, among others. In the international market, Wuxi Mingteng Mould’s indirect end users include many prominent international automotive companies such as GM, Ford, Mercedes-Benz, BMW, Audi, Volvo, Land Rover, Porsche, and Tesla.

Wuxi Mingteng Mould’s close ties with the following priority customers show our technology, service reputation, and product quality strengths.

Number	Customer Name	% of total revenue for the six months ended June 30, 2023
1	Xixia Zhongde Auto Parts Co., Ltd.	23.6%
2	Runxingtai (Changzhou) Technology Co., Ltd.	15.3%
3	CRRC Changzhou AUTO PARTS Co., Ltd.	13.6%
4	Georg Fischer Casting Solutions Kunshan Co., Ltd.	10.0%
5	Kehua Holdings Co., Ltd.	8.5%
	Total	71.0%

Number	Customer Name	% of total revenue for the six months ended June 30, 2022
1	Xixia Zhongde Auto Parts Co., Ltd.	22.1%
2	Kehua Holdings Co., Ltd.	18.8%
3	Wuxi Best Precision Machinery Co., Ltd.	18.5%
4	CRRC Changzhou AUTO PARTS Co., Ltd.	8.9%
	Total	68.3%

Number	Customer Nam	% of total revenue for the year ended December 31, 2022
1	Xixia Zhongde Auto Parts Co., Ltd.	24.3%
2	Kehua Holdings Co., Ltd.	17.0%
3	CRRC Changzhou AUTO PARTS Co., Ltd.	9.2%
4	Wuxi Best Precision Machinery Co., Ltd.	8.9%
	Total	59.4%

Number	Customer Name	% of total revenue for the year ended December 31, 2021
1	Xixia Zhongde Auto Parts Co., Ltd.	26.3%
2	Kehua Holdings Co., Ltd.	22.0%
3	Wuxi Lihu Foundry Industry Co., Ltd.	16.9%
4	Wuxi Best Precision Machinery Co., Ltd.	9.7%
	Total	74.9%

Turbocharger Component Manufacturers

Currently, the leading manufacturers of turbocharger components in China include:

Xixia Zhongde Auto Parts Co., Ltd., a national high-tech enterprise with an annual production capacity of 3 million turbocharger housings, has established long-term strategic cooperative relationships with famous Chinese and foreign enterprises, such as Changchun Fawer-IHI Turbocharger Co., Ltd., Shanghai MHI Turbocharger Co., Ltd., BorgWarner, BYD Co., Ltd., and more;

Wuxi Best Precision Machinery Co., Ltd, listed on the Shenzhen Stock Exchange (ticker: 300580), mainly produces turbocharger precision bearing parts, center housings, engine blocks; Garrett Motion Inc, the leading manufacturer of turbocharger industry, has been the number one customer for Wuxi Best in recent years;

Wuxi Lihu Supercharging Technology Co., Ltd., listed on the Shenzhen Stock Exchange (ticker: 300694), is a qualified supplier for the world’s leading turbocharger manufacturers, including Garrett Motion Inc, BorgWarner, and Mitsubishi Heavy Industries. The company mainly produces compressor housings and turbine housings;

Kehua Holdings Co., Ltd., listed on the Shanghai Stock Exchange (ticker: 603161), is a leading supplier of automotive turbocharger parts in the international market, covering about 70-80% of global automotive brands and about 90% of China’s automotive brands. The company mainly produces turbo housings and center housings. Wuxi Mingteng Mould was ranked as one of the top 10 suppliers by Kehua Holdings in 2016 according to the data in its 2017 prospectus.

Wuxi Mingteng Mould continuously supplies molds for the core components of turbochargers, turbine housings, center housings, and compressor housings, to the customers mentioned above.

Wuxi Mingteng Mould is widely recognized by our core customers, and its market share continues to grow. As of June 30, 2023 and 2022, the combined annual sales to the above core customers exceeded RMB 9.9 million (approximately $1,433,190) and RMB 16 million (approximately $2,597,536), respectively, representing a 39.07% and 66% share of total sales. As of December 31, 2022 and 2021, the combined annual sales to the above core customers exceeded RMB 30 million (approximately $4,460,253) and RMB 35 million (approximately $5,839,920), respectively, representing a 56.31% and 75% share of total annual sales. Wuxi Mingteng Mould’s quality core customers not only provide it with stable and substantial economic benefits, but also bring it a good reputation and brand image. Wuxi Mingteng Mould, therefore, believes that it is positioned to become a front runner in the competitive turbocharger mold market in China.

Manufacturers of New Energy Vehicles (NEV)

In response to the changes in product demand and customer orders in the casting mold market, Wuxi Mingteng Mould is also expanding its target customer base in the NEV industry to provide its customers with high-pressure aluminum alloy casting molds. Currently, Wuxi Mingteng Mould’s most crucial die-casting mold customer is Runxingtai (Changzhou) Technology Co., Ltd. Runxingtai (a wholly owned subsidiary of a company listed on the Shenzhen Stock Exchange) is a die casting parts manufacturer for battery pack components of NEVs. Its customers include BYD Co., Ltd., Contemporary Amperex Technology Co., Ltd. (CATL), and Tesla (Shanghai) Co., Ltd.

In addition, Wuxi Mingteng Mould also provides high-pressure molds for aluminum alloy casting products for Suzhou Lvkon Transmission Technology Co., Ltd. Suzhou Lvkon Transmission Technology is a manufacturer of gearbox assemblies and motor supporting assemblies for NEVs. Its customers include BYD Co., Ltd., Guangdong Xiaopeng Automobile Technology Co., Ltd., and NIO Automobile Technology Co., Ltd.

Other Component Manufacturers

According to the national customs import and export data for automotive goods compiled by the China Association of Automobile Manufacturers, from January to May 2022, the total value of imports and exports of automotive goods nationwide was US$97.79 billion, up 10.2% year-on-year. The export value itself increased by 21.6% year-on-year, a slight increase in growth from January-April. Currently, Chinese component export enterprises have been increasing their share of the overseas market with stable production capacity and cost advantages. Meanwhile, with gradual improvements in product quality and technology, the share of Chinese auto part exports is still on the rise.

Therefore, based on the technical advantages of our products and an analysis of market demands, Wuxi Mingteng Mould is committed to expanding its business ties with foreign and Hong Kong-listed enterprise customers, such as GF Casting Solutions Kunshan Co. Ltd., Wescast Industrial Inc. (China), Impro Industries (Yixing) Co., Ltd., and others. While providing molds of supporting auto parts for the above customers in China, Wuxi Mingteng Mould is also developing our export business and increasing our presence in the overseas market.

Suppliers

Wuxi Mingteng Mould’s products are used in the automotive parts manufacturing industry, and the raw materials are mainly cast iron, mold steel, and steel plates. Wuxi Mingteng Mould purchases auxiliary production equipment such as machining centers, cutting machines, and computerized numerical control lathes (CNC lathes), etc., from Mainland China or import them from Taiwan.

In general, Wuxi Mingteng Mould regularly evaluates the quality of its suppliers and maintains a list of approved suppliers by formulating related procurement policies and selecting suppliers based on many factors, such as product quality, price, and supply capabilities. Wuxi Mingteng Mould’s goal is to avoid supply risks, reduce supply concentration, and maintain healthy competition between suppliers. If any of the existing suppliers become uncompetitive, Wuxi Mingteng Mould has backup suppliers ready to replace them.

At present, Wuxi Mingteng Mould has established a stable supply channel for raw materials and signed procurement contracts with our suppliers for all its daily production needs.

Number	Supplier Name	% of total purchases for the six months ended June 30, 2023
1	Wuxi Changshang Metal Materials Co., Ltd	9.3%
2	Wuxi Qianshi Casting Industry Co., Ltd	7.7%
3	Wuxi Xuelang Automobile Diesel Engine Parts Factory	6.3%

Number	Supplier Name	% of total purchases for the six months ended June 30, 2022
1	Wuxi Xuelang Automobile Diesel Engine Parts Factory	12%
2	Wuxi Juyuanxin Trade Co., Ltd.	5%

Number	Supplier Name	% of total purchases for the year ended December 31, 2022
1	Wuxi Xuelang Automobile Diesel Engine Parts Factory	8%
2	Wuxi Changshang Metal Materials Co., LTD	7%

Number	Supplier Name	% of total purchases for the year ended December 31, 2021
1	Wuxi Xuelang Automobile Diesel Engine Parts Factory	12%
2	Wuxi Juyuanxin Trade Co., Ltd.	5%

Intellectual Property

Wuxi Mingteng Mould regards intellectual properties as critical to our success. As of the date of this prospectus, Wuxi Mingteng Mould has registered 19 patents in the PRC.

No.	Patent Name	Claimant	Patent Number	Patent Type	Filing Date	Expiration Date
1	Multi-cavity sand molding mold for transmission housing	Wuxi Mingteng Mould	ZL201922378518.X	Utility model patent	Dec 25, 2019	Dec 25, 2029
2	Maintenance-friendly molds	Wuxi Mingteng Mould	ZL202120193853.7	Utility model patent	Jan 22, 2021	Jan 22, 2031
3	Sand molds with sand cleaning components	Wuxi Mingteng Mould	ZL201922378586.6	Utility model patent	Dec 25, 2019	Dec 25, 2029
4	Low-pressure mold for automobile press shell with sand core positioning device	Wuxi Mingteng Mould	ZL202021493171.X	Utility model patent	July 24,2020	July 24,2030
5	Sand core molding mold	Wuxi Mingteng Mould	ZL201922374503.6	Utility model patent	Dec 25, 2019	Dec 25, 2029
6	Sand core molding mold	Wuxi Mingteng Mould	ZL202021493224.8	Utility model patent	July 24,2020	July 24,2030
7	Sand core molding mold	Wuxi Mingteng Mould	ZL202021493125.X	Utility model patent	July 24,2020	July 24,2030
8	Gravity casting molds for pressed shells	Wuxi Mingteng Mould	ZL201922378567.3	Utility model patent	Dec 25, 2019	Dec 25, 2029
9	A molding mold for vortex shell sand core	Wuxi Mingteng Mould	ZL202120193196.6	Utility model patent	Jan 22, 2021	Jan 22, 2031
10	Sand core molding molds for automotive engine connectors	Wuxi Mingteng Mould	ZL202021497424.0	Utility model patent	July 24,2020	July 24,2030
11	Molds for making sand cores	Wuxi Mingteng Mould	ZL202021493272.7	Utility model patents	July 24,2020	July 24,2030
12	Forming plate assembly for intermediate shell sand forming	Wuxi Mingteng Mould	ZL201922378545.7	Utility model patent	Dec 25, 2019	Dec 25, 2029
13	Sealing structure inside the sand making mold	Wuxi Mingteng Mould	ZL202021498215.8	Utility model patent	July 24,2020	July 24,2030
14	Easy-to-release sand core molding mold	Wuxi Mingteng Mould	ZL201911407026.7	Invention patent	Dec 31, 2019	Dec 31, 2039
15	Multi-cavity small clay core molding mold	Wuxi Mingteng Mould	ZL201911360372.4	Invention patent	Dec 25, 2019	Dec 25, 2039
16	Sand core mold for forming volute sand mold	Wuxi Mingteng Mould	ZL202123450933.5	Utility model patent	Dec 31, 2021	Dec 31, 2031
17	A kind of automobile support mold	Wuxi Mingteng Mould	ZL202123439111.7	Utility model patent	Dec 31, 2021	Dec 31, 2031
18	A casting mould convenient for mold opening	Wuxi Mingteng Mould	ZL202123442634.7	Utility model patent	Dec 31, 2021	Dec 31, 2031
19	A molding sand mold with sand cleaning components	Wuxi Mingteng Mould	ZL202123449490.8	Utility model patent	Dec 31, 2021	Dec 31, 2031

As of the date of this prospectus, we have not (i) received any intellectual property infringement-related complaints or claims against us; (ii) been notified of any infringement of any intellectual property of any third party by us or of any of our intellectual property being infringed by any third party; and (iii) been involved in any litigation in relation to claims of infringement of intellectual property.

Employees

As of June 30, 2023, we have 101 employees. We had 85 and 92 employees as of December 31, 2022 and 2021, respectively. All of our employees are located in the PRC, among whom one signed a bargaining agreement and others signed full-time labor contracts with Wuxi Mingteng Mould.

The following table sets out the number of our employees, excluding external experts, categorized by functions as of the date of this prospectus:

Functions	Number of Employees as of June 30, 2023	Number of Employees as of December 31, 2022	Number of Employees as of December 31, 2021
Research and Development	11	19	10
Manufacturing	88	64	77
General and Administration	2	5	5
Total	101	85	92

We believe in offering Wuxi Mingteng Mould’s employees a competitive compensation package and a dynamic work environment that encourages performance-based initiative. As a result, Wuxi Mingteng Mould has been able to attract and retain talented people and maintain a stable core management team.

Chinese regulations require Wuxi Mingteng Mould to participate in various government statutory employee benefit programs, including pension, medical, unemployment, work injury, maternity insurance, and housing provident fund. Under PRC law, Wuxi Mingteng Mould is required to contribute a specified percentage of its employees’ salaries, bonuses, and specific allowances to employee benefit plans, up to a maximum amount set by local government regulations.

We believe that Wuxi Mingteng Mould maintains good working relationships with its employees and that it has not experienced any significant labor disputes.

Leased property

Wuxi Mingteng Mould leased the following property in the PRC:

Location	Size (Square Meters)	Primary Use
Lvhua Village, Luoshe Town, Huishan District, Wuxi, Jiangsu Province, China	2,392	Manufacturing

As Wuxi Mingteng Mould expands the scale of its business operations, we intend to add new facilities or expand our existing facilities. We believe that suitable additional or replacement space will become available in the future and on commercially reasonable terms to accommodate our foreseeable future expansion.

Environmental Matters

Wuxi Mingteng Mould is subject to PRC environmental laws and regulations including the Environmental Protection Law of the PRC. These laws and regulations govern a broad range of environmental matters, including air pollution, noise emissions and water and waste discharge. We consider the protection of the environment to be important and have implemented measures in the operation of our business to ensure our compliance with all applicable requirements under PRC environmental laws and regulations. Due to the nature of Wuxi Mingteng Mould’s operations, the waste Wuxi Mingteng Mould produces is not hazardous and has minimal impact on the environment.

Wuxi Mingteng Mould is subject to regulation and periodic monitoring by local environmental authorities. If we fail to comply with present or future laws and regulations, we could be subject to fines, suspension of production or cessation of operations.

Insurance

Wuxi Mingteng Mould maintains property insurance for leased equipment. In accordance with Chinese regulations, Wuxi Mingteng Mould provides social insurance for its employees in China, including pension insurance, unemployment insurance, work-related injury insurance and medical insurance. Wuxi Mingteng Mould does not maintain business interruption insurance or key person insurance. We believe that Wuxi Mingteng Mould’s insurance coverage is consistent with the industry and is sufficient to cover our key assets, facilities and liabilities.

Legal Proceedings

We are currently not a party to, and we are not aware of any threat of, any legal, arbitral, or administrative proceedings, which, in our opinion, is likely to have a material and adverse effect on our business in the PRC, financial conditions, or results of operations. We may, from time to time, become a party to various legal, arbitral or administrative proceedings arising in the ordinary course of our business.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations on Production

In February 1993, the SCNPC passed the “Product Quality Law of the People’s Republic of China,” which was amended three times in July 2000, August 2009, and December 2018. The law stipulates that enterprises are prohibited from producing and selling industrial products that do not meet the standards and requirements for safeguarding human health and personal or property safety. Producers and sellers shall establish and improve internal product quality management systems and assume responsibility for product quality in accordance with the law. The product quality should meet the following requirements: (i) If there is no unreasonable danger endangering personal and property safety, and there are national and industrial standards for safeguarding human health and personal and property safety, such standards shall be met; (ii) It has the usable performance that the product should have, except for the description of the defect of the product’s usable performance; (iii) It conforms to the product standards indicated on the product or its packaging, and conforms to the quality status indicated by product descriptions, physical samples, etc.

In June 2002, the SCNPC passed the “Production Safety Law of the People’s Republic of China,” which was amended three times in August 2009, August 2014, and June 2021. The “Production Safety Law” clarifies that companies should strengthen safety production management, establish, and improve all-employee safety production responsibility systems and safety production rules and regulations, increase safety production funds, materials, technology, and staff input, and improve safe production conditions. The State implements a system of investigating the responsibility for production safety accidents.

Regulation on Product Liability

Manufacturers and vendors of defective products in the PRC may incur liability for losses and injuries caused by such products. The Civil Code of the People’s Republic of China was passed in May 2020 and has been implemented on January 1, 2021. According to the Civil Code of the People’s Republic of China, manufacturers or retailers of defective products that cause property damage or physical injury to any person will be subject to civil liability.

In 1993, the Law of the PRC on the Protection of the Rights and Interests of Consumers (as amended in 2009 and 2013), was enacted to protect the legitimate rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. If our products are defective and cause any personal injuries or damage to assets, our customers have the right to claim compensation from us.

Regulation on Environmental Protection

The Environmental Protection Law of the People’s Republic of China was revised and adopted on April 24, 2014, and came into force on January 1, 2015. The law stipulates those enterprises, institutions and other producers and operators shall prevent and reduce environmental pollution and ecological damage and shall be liable for the damages caused in accordance with the law. Besides, enterprises should adopt processes and equipment with high resource utilization rate and low pollutant discharge, as well as comprehensive utilization technology of waste and harmless treatment technology of pollutants, so as to reduce the generation of pollutants. Enterprises, institutions and other producers and operators who illegally discharge pollutants will be fined by the environmental protection department.

Regulations on Foreign Investment in China

The establishment, operation, and management of companies in China are governed by the PRC Company Law, as amended in 2004, 2005, 2013, and 2018. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies. The direct or indirect investment activities of a foreign investor shall be governed by the PRC Foreign Investment Law and its implementation rules. The PRC Foreign Investment Law is promulgated by the National People’s Congress on March 15, 2019, and was effective on January 1, 2020, which replaced the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law, and the PRC Wholly Foreign-owned Enterprise Law. The Foreign Investment Law adopts the administrative system of pre-entry national treatment along with a negative list for foreign investments, establishing the basic framework for the access to, and the promotion, protection, and administration of foreign investments in view of investment protection and fair competition.

Pursuant to the Foreign Investment Law, “foreign investments” refers to any direct or indirect investment activities conducted by any foreign individual, enterprise, or organization (collectively referred to as “foreign investors”) in the PRC, which includes any of the following circumstances: (i) foreign investors establishing foreign-invested enterprises, or FIEs, in the PRC solely or jointly with other investors; (ii) foreign investors acquiring shares, equity interests, property portions or other similar rights and interests thereof within the PRC; (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors; and (iv) other forms of investments as defined by laws, regulations, or as otherwise stipulated by the State Council. According to the Foreign Investment Law, the State Council adopts the management system of pre-establishment national treatment and negative list for foreign investment. The negative list refers to special administrative measures for access of foreign investment in specific fields as stipulated by the State. The State will give national treatment to foreign investments outside the negative list.

The Provisions on Guiding Foreign Investment Direction, which was promulgated by the State Council on February 11, 2002, and came into effect on April 1, 2002, classify all foreign investment projects into four categories: (i) encouraged projects, (ii) permitted projects, (iii) restricted projects, and (iv) prohibited projects. Investment activities in the PRC by foreign investors were principally governed by the Catalogue of Industries for Guiding Foreign Investment, which was promulgated by the Ministry of Commerce and the NDRC and was abolished by the Special Administrative Measures (Negative List) for Access of Foreign Investment (2021 version), or the Negative List and Catalogue of Industries for Encouraging Foreign Investment (2022 version), or the “Encouraging List”. The Negative List, which came into effect on January 1, 2022, sets out special administrative measures in respect of the access of foreign investments in a centralized manner, and the Encouraging List, which will come into effect on January 1, 2023, sets out the encouraged industries for foreign investment.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, (i) that local governments shall abide by their commitments to the foreign investors; (ii) FIEs are allowed to issue stock and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; (iii) mandatory technology transfer is prohibited; and (iv) the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within the PRC, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or FIEs should assume legal liabilities for failing to report investment information in accordance with the requirements. Furthermore, the Foreign Investment Law provides that FIEs established prior to the effectiveness of the Foreign Investment Law may maintain their legal form and structure of corporate governance within five years after January 1, 2020.

On December 26, 2019, the State Council further issued the Regulation for Implementation the Foreign Investment Law of the PRC, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the PRC Equity Joint Venture Law, Provisional Regulations on the Duration of PRC Equity Joint Venture Law, the Regulations on Implementing the PRC Cooperative Joint Venture Law, and the Regulations on Implementing the PRC Wholly Foreign-owned Enterprise Law. The Regulation for Implementing the Foreign Investment Law of the PRC restates certain principles of the Foreign Investment Law and further provides that, among others, (i) if an FIE established prior to the effective date of the Foreign Investment Law fails to adjust its legal form or governance structure to comply with the provisions of the Companies Law of the PRC or the Partnership Enterprises Law of the PRC, as applicable, and complete amendment registration before January 1, 2025, the enterprise registration authority will not process other registration matters of the FIE and may public such non-compliance thereafter; and (ii) the provisions regarding equity interest transfer and distribution of profits and remaining assets as stipulated in the contracts among the joint venture parties of an FIE established before the effective date of the Foreign Investment Law may, after adjustment of the legal form and governing structure of such FIE, remain binding upon the parties during the joint venture term of the enterprise.

According to the Regulation for Implementation the Foreign Investment Law of the PRC, the registration of foreign-invested enterprises shall be handled by the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status prior to the occurrence of the aforesaid investment, and the illegal gains, if any, shall be confiscated. If the investment activities of a foreign investor violate the special administrative measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. If the foreign investor fails to make corrections within the specified time limit, the aforesaid provisions regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises promulgated by the Ministry of Commerce on October 8, 2016, and amended in 2017 and 2018, establishment and changes of FIEs not subject to approvals under the special entry management measures shall be filed with the relevant commerce authorities. However, as the PRC Foreign Investment Law has taken effect, the Ministry of Commerce and the SAMR, jointly approved the Foreign Investment Information Report Measures on December 19, 2019, which has been in effect since January 1, 2020. According to the Foreign Investment Information Report Measures, which repealed the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises, foreign investors or FIEs shall report their investment-related information to the competent local counterparts of the Ministry of Commerce through Enterprise Registration System and National Enterprise Credit Information Notification System.

Regulations on Leasing

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department.

Regulations on Intellectual Property Rights

Patent Law

Pursuant to the Patent Law of the PRC, or the Patent Law, promulgated by the SCNPC on March 12, 1984, as later amended on October 17, 2020, and became effective on June 1, 2021, and the Implementation Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001, and later amended on January 9, 2010, there are three types of patents in the PRC: invention patent, utility model patent and design patent. The protection period is 20 years for invention patents and 10 years for utility model patents and design patents, commencing from their respective application dates. Any individual or entity that utilizes a patent or conducts any other activity in infringement of a patent without prior authorization of the patentee shall pay compensation to the patentee and is subject to a fine imposed by relevant administrative authorities and, if constituting a crime, shall be held criminally liable in accordance with the law. In the event that a patent is owned by two or more co-owners without an agreement regarding the distribution of revenue generated from the exploitation of any co-owner of the patent, such revenue shall be distributed among all the co-owners.

Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent applications. In China, a patent must have novelty, creativity and practical applicability. Under the Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of the applicant. The applicant must apply to the SIPO for a substantive examination within 3 years from the date of application.

On November 15, 2021, the State Intellectual Property Office issued an announcement on the “Measures for the Registration of Patent Pledges.” The announcement stipulates that the State Intellectual Property Office is responsible for the registration of patent pledges. Where the patent right is pledged, the pledgor and the pledgee shall conclude a written contract. The pledgor and the pledgee shall jointly register with the State Intellectual Property Office for the registration of the pledge of the patent right. The pledge of the patent right shall be established at the time of registration with the State Intellectual Property Office.

Regulations on Copyrights

The PRC Copyright Law, which became effective on June 1, 1991, and amended in 2001, 2010 and 2020, provides that Chinese citizens, legal persons, or other organizations own copyrights in their copyrightable works, whether published or not, which include, works of literature, art, natural science, social science, engineering technology, and computer software. Copyright owners enjoy certain legal rights, including the right of publication, right of authorship, and right of reproduction. The Copyright Law as revised in 2010 extends copyright protection to internet activities, products disseminated over the internet, and software products. In addition, the Copyright Law provides for a voluntary registration system administered by the China Copyright Protection Center. Pursuant to the Copyright Law, an infringer of a copyright is subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners, and compensating the loss of the copyright owners. Infringers of copyrights may also be subject to fines and/or administrative or criminal liabilities in severe situations.

Pursuant to the Computer Software Copyright Protection Regulations promulgated by the State Council on December 20, 2001, and amended in 2013, the software copyright owner may go through the registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. The software copyright owner may authorize others to exercise that copyright and is entitled to receive remuneration.

Trademark Law

Trademarks are protected under the PRC Trademark Law, which was adopted on August 23, 1982, and subsequently amended in 1993, 2001, 2013, and 2019, and the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and most recently amended in 2014. The Trademark Office under the SAMR (formally known as the State Administration for Industry and Commerce) handles trademark registrations. The Trademark Office grants a ten-year term to registered trademarks and the term may be renewed for another ten-year period upon request by the trademark owner. A trademark registrant may license its registered trademarks to another party by entering into trademark license agreements, which must be filed with the Trademark Office for the record. As with patents, the Trademark Law has adopted a first-to-file principle with respect to trademark registration. If a trademark applied for is identical or similar to another trademark which has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such a trademark application may be rejected. Any person applying for the registration of a trademark may not infringe on existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such other party’s use.

Regulations on Domain Names

The MIIT promulgated the Measures on Administration of Internet Domain Names on August 24, 2017, which became effective on November 1, 2017, and replaced the Administrative Measures on China Internet Domain Names promulgated by the MIIT on November 5, 2004. Pursuant to these measures, the MIIT oversees the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names must provide true, accurate, and complete information about their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

Regulations on Foreign Exchange

General Administration of Foreign Exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996, and most recently amended in 2008 and various regulations issued by the SAFE, and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside China for capital account items, such as direct equity investments, loans, and repatriation of investment, requires the prior approval from SAFE or its local branch.

Payments for transactions that take place in China must be made in Renminbi. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. FIEs may retain foreign exchange proceeds in accounts with designated foreign exchange banks under the current account items subject to a cap set by SAFE or its local branch. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in the settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in the settlement and sale of foreign exchange.

Pursuant to the Circular of SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, which was promulgated on November 19, 2012, became effective on December 17, 2012, and was further amended in 2015, 2018 and 2019, approval of SAFE is not required for opening a foreign exchange account and depositing foreign exchange proceeds into the accounts relating to the direct investments. This circular also simplifies foreign exchange-related registration required for foreign investors to acquire equity interests of PRC companies and further improves the administration on foreign exchange settlement for FIEs.

The Circular on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Circular 13, which became effective on June 1, 2015, and was amended in 2019, cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration. Pursuant to the SAFE Circular 13, when setting up a new FIE, investors should register with banks for direct domestic investment and direct overseas investment.

The Circular on Reforming the Management Approach Regarding the Settlement of Foreign Capital of Foreign-Invested Enterprise, which was promulgated on March 30, 2015, became effective on June 1, 2015, and was amended on December 30, 2019, provides that an FIE may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to this circular: FIEs are allowed to settle 100% of their foreign exchange capital on a discretionary basis; an FIE should truthfully use its capital for its own operational purposes within the scope of its business; and where an ordinary FIE makes a domestic equity investment with the amount of foreign exchanges settled, the FIE must first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, which was promulgated and became effective on June 9, 2016, provides that enterprises registered in China may also convert their foreign debts from foreign currency into Renminbi on a self- discretionary basis. This circular also provides an integrated standard for the conversion of foreign currency under capital account items (including, but not limited to, foreign currency capital and foreign debts) on a self-discretionary basis, which applies to all enterprises registered in China.

On January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including (i) banks should check board resolutions regarding profit distribution, the original version of tax filing records, and audited financial statements pursuant to the principle of genuine transactions; and (ii) domestic entities should hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to this circular, domestic entities should make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts, and other proof when completing the registration procedures in connection with an outbound investment.

On October 25, 2019, SAFE promulgated the Notice for Further Advancing the Facilitation of Cross-border Trade and Investment, which, among other things, allows all FIEs to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since this circular is newly promulgated, it is unclear how SAFE and competent banks will carry it out in practice.

Based on the foregoing, if we intend to provide funding to our wholly or majority foreign-owned subsidiaries through capital injection at or after their establishment, we must register the establishment of and any follow-on capital increase in our wholly or majority foreign-owned subsidiaries with the SAMR or its local counterparts, file such via the enterprise registration system, and register such with the local banks for the foreign exchange-related matters.

Loans by the Foreign Companies to Their PRC Subsidiaries

A loan made by foreign investors as shareholders in an FIE is considered foreign debt in China and is regulated by various laws and regulations, including the PRC Regulation on Foreign Exchange Administration, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debt Tentative Provisions, the Detailed Rules for the Implementation of Provisional Regulations on Statistics and Supervision of Foreign Debt, and the Administrative Measures for Registration of Foreign Debt. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within fifteen business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the balance of the foreign debts of an FIE cannot exceed the difference between the total investment and the registered capital of the FIE.

On January 12, 2017, the PBOC promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9. Pursuant to PBOC Notice No. 9, within a transition period of one year from January 12, 2017, FIEs may adopt the currently valid foreign debt management mechanism, or the mechanism as provided in PBOC Notice No. 9, at their own discretions. PBOC Notice No. 9 provides that enterprises may conduct independent cross-border financing in Renminbi or foreign currencies as required. Pursuant to PBOC Notice No. 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) will be calculated using a risk-weighted approach and cannot exceed certain specified upper limits. PBOC Notice No. 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for an enterprise is 200% of its net assets, or the Net Asset Limits. Enterprises must file with SAFE in its capital item information system after entering into the relevant cross-border financing contracts and prior to three business days before drawing any money from the foreign debts.

Based on the foregoing, if we provide funding to our wholly or majority foreign-owned subsidiaries through shareholder loans, the balance of such loans (i) cannot exceed the difference between the total investment and the registered capital of the subsidiaries and we will need to register such loans with SAFE or its local branches in the event that the currently valid foreign debt management mechanism applies, or (ii) will be subject to the risk-weighted approach and the Net Asset Limits and we will need to file the loans with SAFE in its information system in the event that the mechanism as provided in PBOC Notice No. 9 applies. Pursuant to PBOC Notice No. 9, after a transition period of one year from January 11, 2017, the PBOC and SAFE would determine the cross-border financing administration mechanism for the FIEs after evaluating the overall implementation of PBOC Notice No. 9. As of the date hereof, neither the PBOC nor SAFE has promulgated and made public any further rules, regulations, notices, or circulars in this regard. It is uncertain which mechanism will be adopted by the PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC Subsidiaries.

Offshore Investment

Under the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, which is defined as an offshore enterprise directly established or indirectly controlled by PRC residents for investment and financing purposes, with the enterprise assets or interests PRC residents hold in China or overseas. The term “control” means to obtain the operating rights, right to proceeds, or decision-making power of a special purpose vehicle through acquisition, trust, holding shares on behalf of others, voting rights, repurchase, convertible bonds, or other means. An amendment to registration or subsequent filing with the local SAFE branch by such PRC residents is also required if there is any change in the basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-Trip Investment regarding the procedures for SAFE registration under SAFE Circular 37, which became effective on July 4, 2014, as an attachment of SAFE Circular 37.

Under the relevant rules, failure to comply with the registration procedures set forth in SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

Regulations on Dividend Distributions

The principal laws and regulations regulating the distribution of dividends by FIEs in China include the PRC Company Law, as amended in 2004, 2005, 2013, and 2018, and the 2019 PRC Foreign Investment Law and its Implementation Rules. Under the current regulatory regime in China, FIEs in China may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company cannot distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the National People’s Congress promulgated the PRC EIT Law, which was amended on February 24, 2017, and December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law, which became effective on January 1, 2008 and was amended on April 23, 2019. Under the EIT Law and the relevant implementing regulations, both resident enterprises and non-resident enterprises are subject to tax in China. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within China. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside China, but have established institutions or premises in China, or have no such established institutions or premises but have income generated from inside China. Under the Enterprise Income Tax Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in China, or if they have formed permanent establishments or premises in China but there is no actual relationship between the relevant income derived in China and the established institutions or premises set up by them, withholding income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-Added Tax

The PRC Provisional Regulations on Value-Added Tax were promulgated by the State Council on December 13, 1993, became effective on January 1, 1994, and were subsequently amended from time to time. The Detailed Rules for the Implementation of the PRC Provisional Regulations on Value-Added Tax (2011 Revision) were promulgated by the Ministry of Finance on December 25, 1993, and subsequently amended in 2008 and 2011. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax. Pursuant to these regulations, rules and decisions, all enterprises and individuals engaged in the sale of goods, provision of processing, repair, and replacement services, sales of services, intangible assets, real property, and the importation of goods within the PRC are value-added tax, or VAT, taxpayers. On March 20, 2019, the Ministry of Finance, the SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepening the Reform of Value-Added Tax. Pursuant to this announcement, the generally applicable VAT rates are simplified as 13%, 9%, 6%, and 0%, which became effective on April 1, 2019, and the VAT rate applicable to small-scale taxpayers is 3%. If a small-scale taxpayer’s total monthly sales amount does not exceed RMB100 thousand and its quarterly sales volume does not exceed RMB300 thousand, the VAT will be exempted.

Dividend Withholding Tax

The EIT Law and its implementation rules provide that since January 1, 2008, an income tax withholding rate of 10% will normally apply to dividends declared to non-PRC resident investors that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within China.

Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have met the relevant conditions and requirements under this arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Pursuant to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by SAT and became effective on April 1, 2018, when determining the applicant’s status as the “beneficial owner” regarding tax treatment in connection with dividends, interest, or royalties in the tax treaties, several factors, including, without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant any tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and such factors will be analyzed according to the actual circumstances of the specific cases.

Tax on Indirect Transfer

On February 3, 2015, SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC EIT. When determining whether there is a “reasonable commercial purpose” in the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature which is evidenced by their actual function and risk exposure. Pursuant to Bulletin 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares are acquired on a public stock exchange. On October 17, 2017, SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which was amended by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents issued on June 15, 2018 by SAT. Bulletin 37 further elaborates on the relevant implemental rules regarding the calculation, reporting, and payment obligations of the withholding tax by non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of Bulletin 7. Bulletin 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, are involved.

Regulations on Employment

Labor Contract Law

The PRC Labor Contract Law, which became effective on January 1, 2008, and amended in 2012, primarily aims at regulating rights and obligations of employment relationships, including the establishment, performance, and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts must be executed in writing if labor relationships are to be or have been established between employers and employees. Employers are prohibited from forcing employees to work above certain time limits and employers must pay employees for overtime work in accordance with national regulations. In addition, employees’ wages must not be lower than local standards on minimum wages and must be paid to employees in a timely manner.

Social Insurance

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999, and the PRC Social Insurance Law implemented on July 1, 2011 and amended on December 29, 2018, employers are required to provide their employees in China with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance. These payments are made to local administrative authorities. Any employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a prescribed time limit and be subject to a late fee. If the employer still fails to rectify the failure to make the relevant contributions within the prescribed time, it may be subject to a fine ranging from one to three times the amount overdue. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that SAT would become solely responsible for collecting social insurance premiums.

Housing Fund

In accordance with the Regulations on the Administration of Housing Funds, which was promulgated by the State Council in 1999 and amended in 2002 and 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employers and employees are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including the Ministry of Commerce and the CSRC, promulgated the M&A Rules governing the mergers and acquisitions of domestic enterprises by foreign investors, which became effective on September 8, 2006, and was revised in 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or PRC citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC citizens, such acquisition must be submitted to the Ministry of Commerce for approval. The M&A Rules also require that an offshore special purpose vehicle, or a special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals, shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

Our PRC legal counsel has advised us that, based on its understanding of the current PRC laws and regulations, our corporate structure and arrangements are not subject to the M&A Rules, the CSRC’s approval may not be required for the listing and trading of our Ordinary Shares on the Nasdaq in the context of this offering. However, our PRC legal counsel has further advised us that there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. The Opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection.

On February 17, 2023, the CSRC released a set of new regulations which consists of the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. On the same date, the CSRC also released the Notice. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures, shall bear legal liabilities, including a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million), and the Trial Measures heighten the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.

According to the Notice, since the date of effectiveness of the Trial Measures on March 31, 2023, PRC domestic enterprises falling within the scope of filing that have been listed overseas or met the following circumstances are “existing enterprises”: before the effectiveness of the Trial Measures on March 31, 2023, the application for indirect overseas issuance and listing has been approved by the overseas regulators or overseas stock exchanges (such as the registration statement has become effective on the U.S. market), it is not required to perform issuance and listing supervision procedures of the overseas regulators or overseas stock exchanges, and the overseas issuance and listing will be completed by September 30, 2023. Existing enterprises are not required to file with the CSRC immediately, and filings with the CSRC should be made as required if they involve refinancing and other filing matters. PRC domestic enterprises that have submitted valid applications for overseas issuance and listing but have not been approved by overseas regulatory authorities or overseas stock exchanges at the date of effectiveness of the Trial Measures on March 31, 2023 can reasonably arrange the timing of filing applications with the CSRC and shall complete the filing with the CSRC before the overseas issuance and listing.

According to the Notice, we can reasonably arrange the timing for submitting the filing application with the CSRC and shall complete the filing with the CSRC in accordance with the Trial Measures before this offering. On September 25, 2023, we received approval from the CSRC regarding our completion of the required filing procedures for this offering. However, if we do not maintain the permissions and approvals of the filing procedure in a timely manner under PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors — Risks Relating to Doing Business in China — The approval, filing or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC law, regulations, and rules” on page 41.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and became effective on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. As of the date of this prospectus, the revised Provisions have come into effect. Any failure or perceived failure by our Company or our subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with new regulatory requirements relating to our future overseas capital-raising activities and we may become subject to more stringent requirements with respect to matters such as cross-border investigation, data privacy, and enforcement of legal claims. See “Risk Factors – Risks Relating to Doing Business in China – The approval, filing or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC law, regulations, and rules.”

According to the Notice, the domestic companies that have already been listed overseas before the effective date of the Trial Measures (namely, March 31, 2023) shall be deemed as Existing Issuers. Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings. Domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges (for example, the effectiveness of a registration statement for offering and listing in the U.S. has been obtained) for their indirect overseas offering and listing prior to March 31, 2023 but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from March 31, 2023 to September 30, 2023. Those that complete their indirect overseas offering and listing within such six-month period are deemed as Existing Issuers and are not required to file with the CSRC for their indirect overseas offerings and listings. Within such six-month transition period, however, if such domestic companies fail to complete their indirect overseas issuance and listing, they shall complete the filing procedures with the CSRC. Further, according to the Notice, on March 31, 2023, domestic companies that have already submitted valid overseas listing applications but have yet to obtain approval from overseas regulatory agencies or stock exchanges may arrange a reasonable timeframe to submit the filing. They should complete the filing procedures with the CSRC before completing their indirect overseas listing.

Based on the foregoing, as we have applied to list our Ordinary Shares on Nasdaq and submitted our registration statement on Form F-1 to the SEC before March 31, 2023, but have yet to obtain approval from the SEC or Nasdaq, we may set a reasonable timeframe to complete necessary filing procedures pursuant to the Trial Measures before the completion of our listing on Nasdaq. On September 25, 2023, we received approval from the CSRC regarding our completion of the required filing procedures for this offering.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and became effective on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. As of the date of this prospectus, the revised Provisions have come into effect. Any failure or perceived failure by our Company or our subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

The Opinions, the Trial Measures, the revised Provisions and any related implementing rules to be enacted may subject us to additional compliance requirements in the future. See “Risk Factors—Risks Relating to Doing Business in China — The approval, filing or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC law, regulations, and rules.”

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
Yingkai Xu	49	Chief Executive Officer, Chairman of the Board and Director
Jingzhu Ding	48	Director
Fengting Yin	43	Chief Financial Officer
Ronghua Xu*(1)(2)(3)	44	Independent Director Nominee, Chair of the Audit Committee
Wenkai Fang*(1)(2)(3)	54	Independent Director Nominee, Chair of the Compensation Committee
Xiaoqiu Zhang*(1)(2)(3)	43	Independent Director Nominee, Chair of the Nominating and Corporate Governance Committee

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

*	The individual shall be appointed and consents to be in such position upon the effectiveness of the registration statement of which this prospectus forms a part.

The business address of each of the officers and directors is Lvhua Village, Luoshe Town, Huishan District, Wuxi, Jiangsu Province, China 214189.

Yingkai Xu, Chief Executive Officer and Chairman of the Board and Director

Mr. Xu serves as our Director, Chairman of the Board, and Chief Executive Officer. From September 1999 to September 2002, Mr. Xu worked as a quality engineer and process engineer at the Wuxi Diesel Engine Plant of FAW Group Co., Ltd., where he performed engine component failure analysis and treatment and casting process design. From October 2002 to February 2006, Mr. Xu acted as a supplier quality engineer, product development engineer, and project manager at Tin Cummins Turbocharger Technology Co., where he performed supplier, new product project development, and general management. From March 2006 to May 2013, Mr. Xu worked as the vice president at Wuxi Yelong Precision Machinery Co., responsible for the company’s overall operation. From June 2013 to September 2015, Mr. Xu was the General Manager of Wuxi Ruiming Mould Manufacturing Factory, in charge of the general operations. Since October 2015, Mr. Xu has served as the General Manager of Wuxi Mingteng Mould, in charge of overall company operations, critical customer maintenance, financial reporting, and annual business plans. Mr. Xu obtained his bachelor’s degree from the School of Materials Science and Engineering at Jilin University of Technology in July 1999.

Jingzhu Ding, Director

Ms. Ding has served as our Director since November 9, 2023. Ms. Ding has been the Finance Director at Wuxi Mingteng Mould since August 2018, where she oversees the Wuxi Mingteng Mould's comprehensive financial accounting, develops and implements financial regulations and procedures, interprets related regulations, analyzes financial transactions, and monitors budget execution. Her responsibilities also include auditing original documents, managing daily accounting tasks, reviewing payroll and bonus distribution, ensuring the accuracy of cash and bank deposits, conducting periodic warehouse inventory checks, controlling fund budgets, and auditing accounts payable and expense reimbursements. Ms. Ding obtained her college degree in Software Development and Utilization from Wuxi Radio and Television University in June 2005.

Fengting Yin, Chief Financial Officer

Ms. Yin has served as our Chief Financial Officer since September 20, 2022. Ms. Yin has more than 20 years of finance, accounting, and taxation experience. Since August 2018, Ms. Yin has served as the Financial Manager of Wuxi Mingteng Mould, responsible for overall accounting treatment, financial data and voucher filing, and daily logistics management. From February 2012 to August 2018, Ms. Yin acted as the Financial Manager of Wuxi Kaiteng Mould Factory, in charge of the accounting treatment and tax declaration. From August 2011 to February 2012, Ms. Yin was the Financial Manager of Wuxi Hongqi Crane Co., Ltd., responsible for the accounting treatment. From October 2008 to July 2011, Ms. Yin worked as the Financial Manager at Wuxi Aierte Linear Motion Co., Ltd., responsible for the company’s accounting. From August 2003 to October 2008, Ms. Yin acted as a financial assistant at Wuxi Huajin Engineering Co., Ltd., where she performed accounting and tax declarations. From July 2000 to July 2003, Ms. Yin worked as a cashier at the Wuxi Sanyi Communication Technology Co., Ltd., where she was in charge of corporate taxation and reimbursement work. Ms. Yin obtained her college degree from the School of Accounting at Wuxi Radio and Television University in September 2004.

Ronghua Xu, Independent Director Nominee and Chair of Audit Committee

Ms. Ronghua Xu is our independent director nominee. Ms. Xu has experience in accounting for over 15 years. From June 2007 until now, she serves as the Finance Director in Wuxi Jinke Real Estate Development Co., Ltd., a subsidiary of Jinke Property Group Co.,Ltd which is listed on the Shenzhen Stock Exchange (ticker: 000656), during which she is in charge of financial accounting and fund management. She has played an important role in the financial statement analysis for public listed companies, internal control management, M&A planning, financing management, tax planning and budget management. Ms. Xu graduated from Nankai University with a bachelor’s degree in business administration in 2003. She obtained certificates of Certified Public Accountant (CPA) in 2009 and Certified Tax Agents (CTA) in 2013. We believe that Ms. Xu is qualified to serve on our board by reasons of professional experiences and qualifications.

Weikai Fang, Independent Director Nominee and Chair of Compensation Committee

Mr. Wenkai Fang is our independent director nominee. Mr. Fang has over 10 years of personnel management. From June 1991 to August 2004, Mr. Fang worked as teaching staff at the school of foreign languages of Changjiang University. From August 2004 to February 2011, he served as a professor in the school of foreign languages of Huzhou University. From February 2011 until May 2013, Mr. Fang was the Chair of the English Department at Jiangnan University’s School of Foreign Languages. He then served as Vice Dean of the English Department from May 2013 to April 2019, and from April 2019 until now, he serves the role of Dean. Mr. Fang also serves as an executive director of the World Ethnic Literature Professional Committee of the Chinese and Foreign Language and Culture Comparative Studies Society, director of the Foreign Language Teaching Research Association of Jiangsu Province’s Higher Education Institutions, director of the Foreign Language Teaching Research Association of the China Association of Higher Education, director of the Jiangsu Provincial Foreign Languages Association, vice president of the Wuxi Translators Association, and chairman of the Wuxi Foreign Language Teaching Research Association. Mr. Fang earned a master’s degree in comparative literature and world literature from Shanghai Normal University in 2004 and a bachelor’s degree in English language and literature from Hubei Normal University in 1991. We believe Mr. Fang’s extensive professional experience and qualifications make him an excellent candidate for our board.

Xiaoqiu Zhang, Independent Director Nominee and Chair of Nominating and Corporate Governance Committee

Ms. Xiaoqiu Zhang is our independent director nominee. Ms. Zhang has over 10 years of business success, with a highly diverse knowledge of operations management and corporate governance. From March 2016 until now, she has founded Wuxi Xinzhan Enterprise Management Consulting Co., Ltd., a company that engages in production, R&D and sales of beauty and skin care products. She serves as the General Manager and is responsible for operation management and strategic planning. From June 2015 to June 2018, Ms. Zhang also served as the director of Wuxi Dongling Intelligent Technology Co., Ltd., a service provider of intelligent production system solutions in the manufacturing industry, during which she assisted the company in successfully listing on the New Third Board in PRC. From September 2005 to May 2015, Ms. Zhang served in a cosmetic trading company, Wuxi Jiazi Health Management Consulting Co., Ltd., and was in charge of market operation. Ms. Zhang graduated from Nanjing Political College with a college degree in 2005 and Northeast University of Finance and Economics with a bachelor’s degree in business administration in October 2020. In addition, Ms. Zhang completed the senior general manager class at China Europe International Business School in October 2020. We believe that Ms. Zhang is qualified to serve on our board by reasons of professional experiences and qualifications.

Family Relationship

Mr. Yingkai Xu, our Chief Executive Officer, Chairman of the Board, and Director, is the spouse of Ms. Jingzhu Ding, our Director. There is no other family relationship among our directors or executive officers.

Election of Officers

Our executive officers are appointed by and serve at the discretion of our Board of Directors.

Board of Directors

We expect that our Board of Directors will consist of five (5) directors, a majority of whom are independent as such term is defined by the Nasdaq Capital Market. We expect that all independent director nominees will begin their service upon the effectiveness of the registration statement of which this prospectus forms a part.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest or to the effect that a director is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. Provided that proper disclosure has been given to the directors as mentioned above, a director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

Corporate Governance

The business and affairs of the company are managed under the direction of our Board. Each of our directors has attended all meetings either in person, via telephone conference, or through written consent for special meetings. Shareholders will be given specific information on how they can direct communications to the officers and directors of the Company at our annual shareholders’ meetings. All communications from shareholders are relayed to the members of the Board.

Board Committees

We will establish three committees under the Board of Directors: an audit committee, a compensation committee and a nominating and corporate governance committee, and adopt a charter for each of the three committees, effective upon the effectiveness of the registration statement of which this prospectus forms a part. Copies of our committee charters will be posted on our corporate investor relations website prior to the effectiveness of the registration statement. Each committee’s members and functions are described below.

Audit Committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, our Audit Committee will consist of Ronghua Xu, Xiaoqiu Zhang, and Wenkai Fang. Ronghua Xu will serve as the chair of our audit committee. We have determined that these three individuals satisfy the “independence” requirements of Nasdaq Rule 5605 and Rule 10A-3 under the Exchange Act. Our Board of Directors has determined that Ronghua Xu qualifies as an audit committee financial expert and has the accounting or financial management expertise as required under Item 407(d)(5)(ii) and (iii) of Regulation S-K of the SEC. We have filed an Audit Committee Charter as an exhibit to this registration statement. The primary duties of the Audit Committee are, among other things:

●	Make recommendations to the Board in relation to the appointment;

●	Re-appoint and remove the external auditor;

●	Monitor the reporting of our Company’s financial statements, annual reports, accounts and half-year reports; and

●	Review and supervise our financial controls, internal control and risk management systems.

Compensation Committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, our compensation committee will consist of Ronghua Xu, Xiaoqiu Zhang, and Wenkai Fang. Wenkai Fang will serve as the chairperson of our compensation committee. We have filed a Compensation Committee Charter as an exhibit to this registration statement. The primary duties of the compensation committee are, among other things:

●	Make recommendations to the Board in relation to our policy and structure for all Directors’ and senior management’s compensation;

●	Make recommendations to the Board on the compensation packages of individual directors and senior management personnel; and

●	Review performance-based compensation and ensure that none of the Directors determine their own compensation.

Nominating and Corporate Governance Committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, our nominating and corporate governance committee will consist of Ronghua Xu, Xiaoqiu Zhang and Wenkai Fang. Xiaoqiu Zhang will be the chairperson of our nominating committee. We have filed a Nominating Committee Charter as an exhibit to this registration statement. The primary duties of the Nominating Committee are, among other things:

●	Review the structure, size and composition of the Board on a regular basis

●	Identify individuals suitably qualified to become Board members

●	Assess the independence of independent directors; and

●	Make recommendations to the Board in relation to the appointment or re-appointment of Directors.

Foreign Private Issuer Exemption

Once the registration statement of which this prospectus is a part is declared effective by the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file certain reports with the SEC. As a foreign private issuer, we will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also will have four months after the end of each fiscal year to file our annual reports with the SEC and we will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present our financial statements pursuant to IFRS as issued by the International Accounting Standards Board, instead of pursuant to U.S. generally accepted accounting principles. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act.

Furthermore, Nasdaq Listing Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of the requirements of the Nasdaq Listing Rule 5600 Series, the requirement to disclose third party director and nominee compensation set forth in Nasdaq Listing Rule 5250(b)(3), and the requirement to distribute annual and interim reports set forth in Nasdaq Listing Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Nasdaq Listing Rule 5625), the Voting Rights requirement (Nasdaq Listing Rule 5640), the Diverse Board Representation Rule (Nasdaq Listing Rule 5605(f)), the Board Diversity Disclosure Rule (Nasdaq Listing Rule 5606), have an audit committee that satisfies Nasdaq Listing Rule 5605(c)(3), and ensure that such audit committee’s members meet the independence requirements of Nasdaq Listing Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

The following are some of the home country corporate governance exemptions that we may apply as a foreign private issuer instead of those otherwise required under the Exchange Act and the listing rules of Nasdaq for domestic U.S. issuers:

●	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, from providing current reports on Form 8-K disclosing significant events within four days of their occurrence, and from the disclosure requirements of Regulation FD.

●	Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require director approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

●	Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company.

Duties of Directors

Under Cayman Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. See “Description of Ordinary Shares—Differences in Corporate Law” for additional information on our directors’ fiduciary duties under Cayman Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our Board of Directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our Board of Directors include, among others:

●	convening general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers; and

●	exercising the borrowing powers of our company and mortgaging the property of our company.

Remuneration

Until otherwise determined by an by ordinary resolution of our shareholders, the directors shall be entitled to such remuneration by way of fees for their services in the office of director as the board of directors may determine. The directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the directors, or any committee of the directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the directors from time to time, or a combination partly of one such method and partly the other. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. The directors may, in addition to such remuneration as aforesaid, grant special remuneration to any director who, being called upon, shall perform any special or extra services to or at the request of the Company.

Qualification

There are no share ownership qualifications for directors unless so fixed by our shareholders in a general meeting by ordinary resolution. There are no other arrangements or understandings pursuant to which our directors are nominated or elected.

Director Compensation

Employee directors may receive compensation for their services. Non-employee directors are entitled to receive an as-yet undetermined cash fee for serving as directors and may receive stock grants from our company. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We currently do not have a code of business conduct and ethics applicable to our directors, officers and employees; however, we intend to adopt one in the near future in connection with our application to list on the Nasdaq Capital Market.

EXECUTIVE COMPENSATION

We currently do not have a compensation committee approving our salary and benefit policies. We will have a compensation committee upon the effectiveness of the registration statement. Our Board of Directors has determined the compensation to be paid to our executive officers and employee directors based on our financial and operating performance and prospects, and contributions made by the officers to our success. Each of the named officers will be measured by a series of performance criteria by the Board of Directors, or the compensation committee on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our Board of Directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers and employee directors. The Board of Directors will make an independent evaluation of appropriate compensation to key employees, with input from management. The Board of Directors has oversight of executive compensation plans, policies and programs.

Compensation

No compensation was paid or accrued for the fiscal years ended December 31, 2022, 2021 and 2020. Due to the impact of the COVID-19 pandemic, the total revenue in 2020 has decreased, and thus we did not pay any bonuses to our executive officers and employee directors for the fiscal year ended December 31, 2020. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

Employment Agreements

We have entered into an employment agreement with each of our executive officers and employee directors. Each of them is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer. We may also terminate an executive officer’s employment without cause upon advance written notice. The executive officer and employee director may resign at any time with an advance written notice.

On September 20, 2022, Mingteng International entered into an employment agreement with our Chief Executive Officer, Yingkai Xu, for a term of 3 years. Mr. Xu is entitled to an annual base salary of USD 30,000 for each calendar year on a pro-rated basis, payable on a quarterly basis.

On September 20, 2022, Mingteng International entered into an employment agreement with our Chief Financial Officer, Fengting Yin, for a term of 3 years. Ms. Yin is entitled to an annual base salary of USD 30,000 for each calendar year on a pro-rated basis, payable on a quarterly basis.

Offer Letters to Independent Directors

On February 4, 2023, Ms. Ronghua Xu accepted the offer letter for the position of Director of Mingteng International. Ms. Xu is entitled to an annual base salary of USD 30,000 for each calendar year on a pro-rated basis, payable on a monthly basis.

On February 4, 2023, Ms. Xiaoqiu Zhang accepted the offer letter for the position of Director of Mingteng International. Ms. Zhang is entitled to an annual base salary of USD 30,000 for each calendar year on a pro-rated basis, payable on a monthly basis.

On February 6, 2023, Mr. Wenkai Fang accepted the offer letter for the position of Director of Mingteng International. Mr. Fang is entitled to an annual base salary of USD 30,000 for each calendar year on a pro-rated basis, payable on a monthly basis.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed under “Management,” the following is a description of the material terms of those transactions with related parties to which we are party and which we are required to disclose pursuant to the disclosure rules of the SEC.

Other Transactions with Related Parties

Set forth below are the related party transactions of our company that occurred during the past three fiscal years up to the date of this prospectus.

The table below sets forth the major related parties and their relationships with the Company as of June 30, 2023, and 2022:

Name of related parties	Relationship with the Company
Yingkai Xu	Shareholder, CEO and Chairman of Mingteng International, husband of the Director, Jingzhu Ding, of Mingteng International.
Jingzhu Ding	Shareholder and Director of Mingteng International, spouse of the CEO and Chairman.
Wuxi Yingteng Mold Technology Co., Ltd.	Mr. Yingkai Xu previously owned a 65% share. On August 16, 2021, Mr. Xu sold his 65% equity share to a non-related third party.
Wuxi Kaiteng Mold Factory	Ms. Ding Jingzhu owns a 100% share.
Wuxi Magway Precision Machinery Co., Ltd.	Mr. Yingkai Xu previously owned a 60% share. On August 31, 2021, Mr. Xu sold his 60% equity share to a non-related third party.

Significant transactions with related parties were as follows:

(UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
Purchase from related parties (without tax)
Wuxi Kaiteng Mold Factory	145,717	147,900
Wuxi Magway Precision Machinery Co., Ltd.	41,769	-
Subtotal	$187,486	$147,900

	Year ended December 31, 2022	Year ended December 31, 2021	Year ended December 31, 2020

Wuxi Yingteng Mold Technology Co., Ltd. (1)	$-	$153,148	$284,619
Wuxi Kaiteng Mold Factory (2)	281,201	250,034	-
Wuxi Magway Precision Machinery Co., Ltd. (3)	84,567	11,915	-
Total cost of revenues – related parities	$365,768	$415,097	$284,619

(1)	This represents the cost of raw materials that the Company purchased from Wuxi Yingteng Mold Technology Co., Ltd.

(2)	This represents the cost of processing services that the Company purchased from Wuxi Kaiteng Mold Factory.

(3)	This represents the cost of raw materials and electricity services that the Company purchased from Wuxi Magway Precision Machinery Co., Ltd.

Significant balances with related parties were as follows:

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Amounts due to related parties
Wuxi Kaiteng Mold Factory	$249,726	$249,073
Jingzhu Ding	66,825	66,966
	$316,551	$316,039

	As of December 31, 2022	As of December 31, 2021	As of December 31, 2020
Other receivables – related party (current)
Jingzhu Ding (1)	$-	$-	$154,174

Other receivables – related party (non-current)
Wuxi Yingteng Mold Technology Co., Ltd. (2)	$-	$-	$153,259

Due to related parties
Jingzhu Ding (3)	$66,966	$-	$-
Wuxi Yingteng Mold Technology Co., Ltd. (4)	-	-	49,908
Wuxi Kaiteng Mold Factory (5)	249,073	712,706	761,271
Total	$316,039	$712,706	$811,179

Balances due from Wuxi Yingteng Mold Technology Co., Ltd. and due to Wuxi Yingteng Mold Technology Co., Ltd. and Wuxi Kaiteng Mold Factory are the result of the normal business transactions stated above.

(1)	This represents waste sales collected by Ms. Ding on behalf of the Company, and remitted to the Company subsequent to December 31, 2020. The Company also granted Ms. Ding advances to settle logistics fees with the provider.

(2)	This represents a credit for molds which did not meet customer requirements.

(3)	This represents a loan from Ms. Ding to the Company, which is non-interest bearing and due on demand.

(4)	This represents payments for raw materials that the Company purchased from Wuxi Yingteng Mold Technology Co., Ltd.

(5)	This represents payments for processing services that the Company purchased from Wuxi Kaiteng Mold Factory.

PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER

The following table sets forth information with respect to beneficial ownership of our Ordinary Shares as of the date of this prospectus by:

●	Each person who is known by us to beneficially own more than 5% of our outstanding Ordinary Shares;

●	Each of our director, director nominees and named executive officers; and

●	All directors and named executive officers as a group.

The number and percentage of our Ordinary Shares beneficially owned before the offering are based on 5,000,000,000 Ordinary Shares with a par value of $0.00001 per share, and 5,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of the Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the following table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them.

Unless otherwise indicated in the footnotes, the address for each principal shareholder is Lvhua Village, Luoshe Town, Huishan District, Wuxi, Jiangsu Province People’s Republic of China.

Executive Officers and Directors	Amount of Beneficial Ownership of Ordinary Shares(1)	Pre-Offering Percentage Ownership of Ordinary Shares(2)	Post-Offering Percentage Ownership of Ordinary Shares(2)(3)
Directors and Named Executive Officers:
Yingkai Xu (4)	4,550,000	91%	65%
Jingzhu Ding (5)	4,550,000	91%	65%
Fengting Yin	-	-	-
Ronghua Xu	-	-	-
Xiaoqiu Zhang	-	-	-
Wenkai Fang	-	-	-
All executive officers and directors as a group (6 persons)	4,550,000	91%	65%

5% or Greater Shareholders
YK Xu Holding Limited (6)	2,091,000	41.82%	29.87%
DJZ Holding Limited (7)	2,459,000	49.18%	35.13%
Hongze L.P. (8)	450,000	9.00%	6.43%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Ordinary Shares. All shares represent only the Ordinary Shares held by shareholders as no options are issued or outstanding.

(2)	Calculation based on 5,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus. Holders of Ordinary Shares are entitled to one (1) vote per share.

(3)	Based on 7,000,000 Ordinary Shares that will be outstanding after this offering and that the underwriters do not exercise the Over-Allotment Option.

(4)	Yingkai Xu, our Chief Executive Officer, Chairman of the Board and Director, is the sole shareholder and director of Michell Xu Limited, an intermediate holding company for YK Xu Holding Limited, a British Virgin Islands company holding 2,091,000 shares, which represent 41.82% of our Ordinary Shares, and he has dispositive power over 2,091,000 shares. 2,459,000 shares held by Jingzhu Ding, Mr. Yingkai Xu’s spouse, are included in Mr. Xu’s beneficial ownership numbers and percentage.

(5)	Jingzhu Ding, our Director, is the sole shareholder and director of Jocelyn Ding Limited, an intermediate holding company for DJZ Holding Limited, a British Virgin Islands company holding 2,009,000 shares, which represent 40.18% of our Ordinary Shares. Jingzhu Ding, through Jocelyn Ding Limited, an intermediate holding company for DJZ Holding Limited a British Virgin Islands company, holds 90% shares of Hongze L.P, and thus she has dispositive power over 450,000 shares, which represent 9% of our Ordinary Shares. Thus, Jingzhu Ding holds 2,459,000 shares in total, which represent 49.18% of our Ordinary Shares. 2,091,000 shares held by Yingkai Xu, Ms. Jingzhu Ding’s spouse, are included in Ms. Ding’s beneficial ownership numbers and percentage.

(6)	Yingkai Xu, our Chief Executive Officer, Chairman of the Board and Director and Ms. Jingzhu Ding’s spouse, is the sole shareholder and director of Michell Xu Limited, an intermediate holding company for YK Xu Holding Limited, a British Virgin Islands company holding 2,091,000 shares, which represent 41.82% of our Ordinary Shares, and he has dispositive power over 2,091,000 shares. The registered office of YK Xu Holding Limited will be situated at ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(7)	Jingzhu Ding, our Director and Mr. Yingkai Xu’s spouse, is the sole shareholder and director of Jocelyn Ding Limited, an intermediate holding company for DJZ Holding Limited, a British Virgin Islands company holding 2,009,000 shares, which represent 40.18% of our Ordinary Shares. Jingzhu Ding, through Jocelyn Ding Limited, an intermediate holding company for DJZ Holding Limited a British Virgin Islands company, holds 90% shares of Hongze L.P, and thus she has dispositive power over 450,000 shares, which represent 9% of our Ordinary Shares. Thus, Jingzhu Ding holds 2,459,000 shares in total, which represent 49.18% of our Ordinary Shares. The registered office of DJZ Holding Limited will be situated at ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(8)	Yingkai Xu, our Chief Executive Officer, Chairman of the Board and Directo, is the sole shareholder and director of Michell Xu Limited, an intermediate holding company for YK Xu Holding Limited, a British Virgin Islands company owns 10% shares of Hongze L.P. Jingzhu Ding is the sole shareholder and director of Jocelyn Ding Limited, an intermediate holding company for DJZ Holding Limited, a British Virgin Islands company owns 90% shares of Hongze L.P. Jingzhu Ding, through Jocelyn Ding Limited, an intermediate holding company for DJZ Holding Limited a British Virgin Islands company, holds 90% shares of Hongze L.P., and thus she has dispositive power over 450,000 shares, which represent 9% of our Ordinary Shares. The registered office of Hongze L.P. will be situated at ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

Selling Shareholder

This prospectus covers the offering of 225,000 Ordinary Shares by the Selling Shareholder. This prospectus and any prospectus supplement will only permit the Selling Shareholder to sell the number of Ordinary Shares identified in the column “Number of Ordinary Shares to be Sold.” The Ordinary Shares owned by the Selling Shareholder are “restricted” securities under applicable United States federal and state securities laws and are being registered pursuant to this prospectus to enable the Selling Shareholder the opportunity to sell those Ordinary Shares.

The following table sets forth the name of the Selling Shareholder, the number and percentage of Ordinary Shares beneficially owned by the Selling Shareholder, the number of Ordinary Shares that may be sold in this offering and the number and percentage of Ordinary Shares the Selling Shareholder will own after the offering. The information appearing in the table below is based on information provided by or on behalf of the named Selling Shareholder. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering	Percentage Ownership Prior to Offering(1)	Number of Ordinary Shares to be Sold	Number of Ordinary Shares Owned After Offering	Percentage Ownership After Offering(1)

Betty Chen Limited (2)	225,000	4.50%	225,000	0	0%

(1)	Based on 5,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus, and 7,000,000 Ordinary Shares that will be outstanding after this offering and that the underwriters do not exercise the Over-Allotment Option.

(2)	Ms. Beihua Chen owns 100% of Betty Chen Limited, and Ms. Chen has voting and dispositive power of ordinary shares held by Betty Chen Limited.

DESCRIPTION OF ORDINARY SHARES

We are an exempted company incorporated in the Cayman Islands and our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000, divided into 5,000,000,000 Ordinary Shares of par value of US$0.00001 each. All of our shares to be issued in the offering will be issued as fully paid. There are 5,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus.

Our Memorandum and Articles

Copies of our amended and restated memorandum of association and amended and restated articles of association are filed as exhibits to the registration statement of which this prospectus is a part. As a convenience to potential investors, we provide the below summary of the material provisions of our amended and restated memorandum and articles of association and the Companies Act.

Objects of Our Company

Under our amended and restated memorandum of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares

General

Our authorized share capital is US$50,000 divided into 5,000,000,000 Ordinary Shares with a par value of $0.00001 each.

All of our issued Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered book-entry form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares.

As of the date of this prospectus, there are 5,000,000 Ordinary Shares issued and outstanding.

At the completion of this offering, there will be 7,000,000 Ordinary Shares (assuming the underwriters’ over-allotment option is not exercised) held by at least 300 unrestricted round lot shareholders, which is the minimum requirement by the Nasdaq Stock Market. Shares sold in this offering will be delivered against payment from the underwriters upon the closing of the offering in New York, New York, on or about.

Listing

We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “MTEN.” We cannot guarantee that we will be successful in listing on Nasdaq; however, we will not complete this offering unless we receive an approval letter for our listing or fail to list our Ordinary Shares on another national securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Transhare Corporation, located at 17755 US Hwy 19 N, Clearwater, FL 33764. The phone number of the transfer agent is +1 303-662-1112.

Dividends

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	Mingteng International’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors (and for the avoidance of doubt, no dividend shall be declared by the shareholders unless previously recommended by the directors).

Under the Companies Act and our Articles, Mingteng International may pay dividends out of either its profit or share premium account, but a dividend may not be paid if this would result in Mingteng International being unable to pay its debts as they fall due in the ordinary course of business. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting rights

At each general meeting, on a show of hands, every shareholder who is present in person or by proxy, or (in the case of a shareholder that is a corporation) represented by a duly authorized representative, shall have one vote. On a poll, every shareholder who is present in person or by proxy, or (in the case of a shareholder that is a corporation) represented by a duly authorized representative, shall have one vote for each Ordinary Share held by that shareholder.

Variation of Rights Attaching to Shares

Whenever the capital of our company is divided into different classes or series, the rights attaching to any class or series of share (unless otherwise provided by our Articles or the terms of issue of the shares of that class or series) may be varied or abrogated (a) by, or with the approval of, the directors without the consent of the holders of the shares of the affected class if the directors determine that the variation or abrogation is not materially adverse to the interests of those shareholders, or (b) with the consent in writing of the holders of three-fourths of the issued shares of that class or series, or with the sanction of a resolution passed by at least a three-fourths majority of the holders of shares of the class or series present in person or by proxy and entitled to vote at a separate meeting of the holders of the shares of the class or series.

Alteration of Share Capital

Subject to the Companies Act, Mingteng International may from time to time by ordinary resolution increase its share capital by such sum, to be divided into shares of such classes or series and amount, as the resolution shall prescribe.

Subject to the Companies Act, our shareholders may, by ordinary resolution:

(a)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(b)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(c)

subdivide our shares or any of them into shares of an amount smaller, provided, however, that in the subdivision, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)

cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Companies Act, Mingteng International may by special resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

Calls on Shares

The directors may from time to time make calls upon the shareholders in respect of any money unpaid on their partly paid shares, and each shareholder shall (subject to receiving at least 14 days’ notice specifying the time or times of payment) pay to Mingteng International at the time or times so specified the amount called on such shares. Shareholders registered as joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest upon the sum at such rate per annum as the directors shall determine from the day appointed for the payment thereof to the time of the actual payment, but the directors shall be at liberty to waive payment of that interest wholly or in part.

The provisions of our Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

The directors may make arrangements on the issue of partly paid shares for a difference between the shareholders, or the particular shares, in the amount of calls to be paid and in the times of payment.

The directors may, if they think fit, receive from any shareholder willing to advance the same all or any part of the money uncalled and unpaid upon any partly paid shares held by him, and upon all or any of the money so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate as may be agreed upon between the shareholder paying the sum in advance and the directors.

Forfeiture of Shares

If a shareholder fails to pay any call the directors may give to such shareholder not less than 14 days’ notice requiring payment, specifying the amount unpaid, including any interest which may have accrued. The notice shall also state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

If such notice is not complied with, any share in respect of which the notice has been given may, at any time thereafter before the payment required by notice has been made, be forfeited by a resolution of the directors to that effect.

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to Mingteng International all money which at the date of forfeiture were payable by him to Mingteng International in respect of the shares forfeited, but his liability shall cease if and when Mingteng International receives payment in full the amount unpaid on the shares forfeited.

A statutory declaration in writing that the declarant is a director, and that a share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the notice as against all persons claiming to be entitled to the share.

Mingteng International may receive the consideration, if any, given for a share on any sale or disposition thereof pursuant to the provisions of our Articles as to forfeiture and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and that person shall be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

Share Premium Account

The directors shall establish a share premium account and shall carry to the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share.

Transfer of Ordinary Shares

Subject to any applicable provisions set forth in the Articles or the Companies Act and provided that a transfer of Ordinary Shares complies with applicable rules of Nasdaq Capital Market, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or a form prescribed by Nasdaq or in any other form approved by the directors.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into the register of members of Mingteng International.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Shares without assigning any reason.

The registration of transfers may be suspended at such times and for such periods as our board of directors may from time to time determine. However, the registration of transfers may not be suspended for more than 45 days in any year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Companies Act to inspect or obtain copies of our register of members or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). However, the board of directors may determine from time to time whether and to what extent Mingteng International’s accounting records and books (or any of them) shall be open to inspection by shareholders who are not members of the board of directors.

General Meetings

The directors may convene general meetings whenever they think fit. Mingteng International’s Articles provide that upon the requisition of one or more shareholders representing not less than 10% of the voting rights entitled to vote at general meetings, the directors will convene a general meeting and put the resolutions so requisitioned to a vote at such meeting.

At least 7 days’ notice of any general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be carried out at the meeting. With the consent of all the shareholders entitled to receive notice of a particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those shareholders may think fit. The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any shareholder shall not invalidate the proceedings at any meeting.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, and any report of the directors or the auditors and the fixing of the remuneration of the auditors. No special business shall be transacted at any general meeting without the consent of all shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more Shareholders holding at least one-third of the paid up voting share capital of Mingteng International.

If, within half an hour from the time appointed for the general meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day, time and place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the shareholder or shareholders present and entitled to vote shall be a quorum.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of Mingteng International, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution. If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the results of the poll shall be deemed to be the resolution of the meeting.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

Mingteng International may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under our Articles, where the minimum and maximum number of directors to be appointed is not fixed, the minimum number of directors shall be one and the maximum number of directors shall be unlimited.

A director may be appointed by Mingteng International by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Until otherwise determined by an by ordinary resolution of our shareholders, the directors shall be entitled to such remuneration by way of fees for their services in the office of director as the board of directors may determine.

Proceedings of the Board of Directors

Subject to the provisions of the Articles, the board of directors may regulate their meetings and proceedings as they think fit. Board meetings may take place either within or outside of the Cayman Islands. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A director may, and the secretary or assistant secretary on the requisition of a director shall, at any time summon a meeting of the directors.

The quorum necessary for the transaction of the business of the directors may be fixed by the directors, and unless so fixed, if there are two or more directors shall be two, and if there be one director the quorum shall be one. A director represented by proxy or by an alternate director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

The directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the directors present may choose one of their number to be chairman of the meeting.

A committee appointed by the directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the meeting, the members present may choose one of their number to be chairman of the meeting.

A committee appointed by the directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

All acts done by any meeting of the directors or of a committee of directors, or by any person acting as a director, shall notwithstanding that it be afterward discovered that there was some defect in the appointment of any such director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a director.

Winding Up

If Mingteng International shall be wound up, the liquidator may, with the sanction of an ordinary resolution of Mingteng International, divide amongst the shareholders in specie the whole or any part of the assets of Mingteng International (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different class or series of shares. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

Repurchase of Shares

Subject to the provisions of the Companies Act and without prejudice to our Articles, Mingteng International may purchase its own shares provided that the manner of purchase shall have been approved by the directors or by an ordinary resolution of our shareholders. Mingteng International may make a payment in respect of the purchase of its own shares in any manner permitted by the Companies Act, including out of capital.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection by shareholders of the company;

●	does not have to hold annual general meetings;

●	may obtain an undertaking against the imposition of any future taxation for a specified period (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount, if any, unpaid by the shareholder on the shares of Mingteng International held by such shareholder.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England and Wales. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and non-Cayman Islands companies.

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands. Provided the consent of each holder of a fixed or floating security interest of a constituent company has been obtained, court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation (which, if not agreed between the parties, may be determined by the Grand Court of the Cayman Islands) if they follow the required procedures provided in the Companies Act, subject to certain exceptions. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent seventy-five percent in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the Company is not proposing to act illegally or ultra vires and the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90% in value of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction are approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow English case law precedents and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

●	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

●	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

●	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles provide that no director, alternate director or officer shall be liable to Mingteng International for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or willful default of such director or officer.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any expenses, including legal fees, incurred by of our existing or former directors or officers in defending any legal, administrative or investigative proceedings on condition that such director or officer must repay the amount paid by us if such director or officer is ultimately found not to be entitled to indemnification by us.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances.

Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our Articles. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one days after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within 45 days from the date of deposit of the requisition in which case all reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Companies Act, our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our Articles (which include the removal of a director by ordinary resolution or by the board of directors), the office of a director shall be vacated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that are approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its shareholders. In addition, our directors may present a winding up petition without the sanction of a resolution of our shareholders. The Cayman Islands courts also have the authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights Attaching to Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Articles, the rights attaching to any class or series of share (unless otherwise provided by our Articles or the terms of issue of the shares of that class or series) may be varied or abrogated (a) by, or with the approval of, the directors without the consent of the holders of the shares of the affected class if the directors determine that the variation or abrogation is not materially adverse to the interests of those shareholders, or (b) with the consent in writing of the holders of three-fourths of the issued shares of that class or series, or with the sanction of a resolution passed by at least a three-fourths majority of the holders of shares of the class or series present in person or by proxy and entitled to vote at a separate meeting of the holders of the shares of the class or series.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act our Articles may only be amended by special resolution of our shareholders.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (as amended) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (as amended) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, including our Ordinary Shares. Future sales of substantial amounts of Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future.

Upon completion of this offering and assuming the issuance of 2,000,000 Ordinary Shares offered hereby, we will have an aggregate of 7,000,000 Ordinary Shares outstanding. All of the Ordinary Shares sold in this offering by the Company and by the Selling Shareholder will be freely tradable without restriction or further registration under the Securities Act.

All of our Ordinary Shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of Ordinary Shares then outstanding, or

●	the average weekly trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144. Securities issued under Rule 701 will be deemed “restricted securities” within the meaning of Rule 144 under the Securities Act, and may not be freely traded without registration or exemption thereunder.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

We, our directors, executive officers and other holders of 5% or more of our Ordinary Shares have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of twelve (12) months after the date of this prospectus, without the prior written consent of the Representative. See “Underwriting.”

MATERIAL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS OF OUR ORDINARY SHARES

The following sets forth the material Cayman Islands, Chinese and U.S. federal income tax consequences related to an investment in our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold our Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. Unless otherwise noted in the following discussion, this section is the opinion of Ortoli Rosenstadt LLP, our U.S. counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of Jiangsu Junjin Law Firm, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of Chinese tax law.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX

ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX

CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

Generally

Mingteng International is an exempted company incorporated in the Cayman Islands which is not currently subject to any Cayman Islands taxes. Mingteng HK is subject to Hong Kong law. Ningteng WFOE and Wuxi Mingteng Mould are subject to PRC laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax arrangement entered with the United Kingdom in 2010, but otherwise is not a party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of the shares or on an instrument of transfer in respect of a share of a Cayman company except those which hold interests in land in the Cayman Islands and except where the relevant document or instrument is executed in or brought to the Cayman Islands, or produced before a Cayman Islands court.

People’s Republic of China Taxation

Under the PRC EIT Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

On March 17, 2017, the SAT promulgated the “Administrative Measures for Adjustment of Special Tax Investigation and Mutual Consultation Procedures” (SAT Practice Announcement No.6, 2017), which came into force on May 1, 2017), which provides that tax authorities have implemented special tax adjustment monitoring and management for enterprises through related declaration review, contemporaneous data management, profit level monitoring and other means. If an enterprise is found to have special tax adjustment risks, the tax authorities may serve a “Notice” to remind such enterprise of the tax risks. If an enterprise receives a special tax adjustment risk alert or finds that it has a special tax adjustment risk, it may adjust the supplementary tax on its own. If the enterprise adjusts the supplementary tax by itself, the tax authorities may still carry out special tax investigations and adjustments in accordance with the relevant provisions. If an enterprise requires the tax authorities to confirm special tax adjustment matters, such as the pricing principles and methods of related party transactions, the tax authorities shall initiate the special tax investigation procedures. It also stipulates that if the principle of independent transactions is not met, tax authorities may implement a special tax adjustment in the full amount of the amount deducted before tax under the following circumstances:

(1)	The enterprise and its affiliated parties transfer or accept the right to use intangible assets that do not bring economic benefits and collect or pay royalties;

(2)	The enterprise pays royalties to related parties that only own intangible assets but do not contribute to their value;

(3)	An enterprise establishes a holding company or a financing company overseas for the main purpose of financing and listing, and pays royalties to overseas affiliated parties only for the incidental benefits arising from the financing and listing activities;

(4)	The taxable income or income amount of the enterprise or its affiliated party is reduced because the payment or collection of the price of the labor service transaction between the enterprise and its affiliated party does not meet the principle of independent transactions; and

(5)	The enterprise pays fees to overseas related parties that fail to perform their functions, bear risks and have no substantial business activities.

Although we believe all our related party transactions, including all payments by our PRC Subsidiaries and consolidated affiliated entities to our non-PRC entities, are made on an arm’s-length basis and our estimates are reasonable, the ultimate decisions by the relevant tax authorities may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. We do not believe that Mingteng International meets all of the conditions above. Mingteng International is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its Board of Directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

However, if the PRC tax authorities determine that Mingteng International is a PRC resident enterprise for EIT purposes, we may be required to withhold a 20% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event that we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Mingteng International would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Mingteng International is treated as a PRC resident enterprise.

Provided that Mingteng International is not deemed to be a PRC resident enterprise, holders of our Ordinary Shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under SAT Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 7, and we may be required to expend valuable resources to comply with SAT Circular 7, or to establish that we should not be taxed under these circulars.

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of our Ordinary Shares by a U.S. holder (as defined below) that holds our Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, holders who will hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations with respect to the ownership and disposition of our Ordinary Shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Ordinary Shares.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company,” or “PFIC,” for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Based upon our income and assets and the value of our Ordinary Shares, we do not believe that we were a PFIC for the taxable years ended December 31, 2022 and 2021, and do not anticipate becoming a PFIC in the foreseeable future.

Although we do not believe that we were a PFIC for the taxable year ended December 31, 2022 and 2021 and do not anticipate becoming a PFIC in the foreseeable future, the determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market value of our Ordinary Shares from time-to-time, which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our market capitalization. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or one or more future taxable years.

The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which may be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial public offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC may substantially increase. Because our PFIC status for any taxable year is a factual determination that can be made only after the close of a taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. If we are a PFIC for any year during which a U.S. holder held our Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. holder held our Ordinary Shares.

The discussion below under “Dividends” and “Sale or Other Disposition of Ordinary Shares” is written on the basis that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

A non-United States corporation (other than a corporation that is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. In the event that we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our Ordinary Shares. Each non-corporate U.S. holder is advised to consult their tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our Ordinary Shares. Dividends received on the Ordinary Shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the Enterprise Income Tax Law, a U.S. holder may be subject to PRC withholding taxes on dividends paid on our Ordinary Shares. (See “Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares — People’s Republic of China Taxation”). In that case, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on Ordinary Shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term if the Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. In the event that we are treated as a PRC “resident enterprise” under the Enterprise Income Tax Law and gain from the disposition of the Ordinary Shares is subject to tax in the PRC, a U.S. holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. U.S. holders are advised to consult tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances and the election to treat any gain as PRC source.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary Shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ordinary shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the ordinary shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary Shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. Since we plan to have our Ordinary Shares listed on Nasdaq, and provided that the Ordinary Shares will be regularly traded on Nasdaq, a U.S. holder holds ordinary shares will be eligible to make a mark-to-market election if we are or were to become a PFIC. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC, any gain recognized upon the sale or other disposition of the ordinary shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

As discussed above under “Dividends,” dividends that we pay on our Ordinary Shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. holder owns our Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting

Certain U.S. holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our Ordinary Shares. Each U.S. holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides fewer protections to investors; and

●	Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc as our agent upon whom process may be served in any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Jiangsu Junjin Law Firm, our counsel as to Chinese law, has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

According to the Civil Procedure Law of the PRC (amended in 2023), if a legally effective judgment or ruling made by a foreign court requires recognition and enforcement by a people’s court of the People’s Republic of China, the party concerned may directly apply to an intermediate people’s court with jurisdiction over for recognition and enforcement, or the foreign court may request recognition and enforcement by a people’s court in accordance with the provisions of an international treaty concluded or acceded to by the country and the PRC, or in accordance with the principle of reciprocity.

If the people’s courts are of the opinion that the legally effective judgment or ruling made by the foreign court applying for or requesting recognition and enforcement does not violate the basic principles of the laws of the PRC or the sovereignty, security and public interests of the country after the people’s court reviews the legally effective judgment or ruling made by the foreign court applying for or requesting recognition and enforcement in accordance with the international treaties concluded or acceded to by the PRC or in accordance with the principle of reciprocity, then the people’s court shall issue a ruling that recognizes its validity and, if enforcement is necessary, issues an enforcement order, which order shall be implemented in accordance with the relevant laws. A judgment or ruling that violates the basic principles of the laws of the PRC or the sovereignty, security and public interests of the country will not be recognized and implemented.

If an award made by a foreign arbitration institution requires recognition and enforcement by the people’s court of the PRC, the party concerned shall directly apply to the intermediate people’s court in the place where the person subjected to enforcement has his domicile or where his property is located. The people’s court shall handle the matter in accordance with international treaties concluded or acceded to by the PRC or in accordance with the principle of reciprocity.

Mourant Ozannes (Cayman) LLP, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Mourant Ozannes (Cayman) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment in personam obtained in such jurisdiction may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a competent foreign court with jurisdiction to give the judgment, (b) imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation), (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty; (e) has not been obtained by fraud; and (f) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

We believe that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

UNDERWRITING

We and the Selling Shareholder will enter into an underwriting agreement with Univest Securities, LLC, or the Representative, acting as the lead managing underwriter and bookrunner with respect to the Ordinary Shares subject to this offering. Subject to the terms and conditions of the underwriting agreement, we and the Selling Shareholder have agreed to sell to the underwriter, and each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of Ordinary Shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Name	Number of Ordinary Shares
Univest Securities, LLC	2,225,000
Total	2,225,000

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such shares are taken.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of US$            per share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the Representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Discounts and Expenses

The underwriting discount is equal to 7% of the initial public offering price.

The following table shows the per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us, assuming all investors are introduced by the underwriters. These amounts are shown assuming no exercise of the underwriter’s option to purchase up to an additional Ordinary Shares fifteen percent (15%) of the total number of Ordinary Shares sold in this offering, excluding the 225,000 Ordinary Shares offered by the Selling Shareholder.

	Per Share	Total(5)
Initial public offering price(1)	$5.00	$11,125,000
Underwriting discount (7%)(2)	$0.35	$778,750
Proceeds, before expenses, to us(3)(4)	$4.65	$9,300,000
Proceeds, before expenses, to the Selling Shareholder	$4.65	$1,046,250

(1)	The initial public offering price per share is assumed as US$5.00, which is the midpoint of the range set forth on the cover page of this prospectus.

(2)	We and the Selling Shareholder have agreed to pay the Representative a discount equal to seven percent (7%) of the gross proceeds of this offering.

(3)	We also agreed to pay the Representative a non-accountable expense allowance of US$100,000, equal to one percent (1%) of the gross proceeds to us of this offering.

(4)	The total estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to This Offering.”

(5)	Assumes that the Representative does not exercise any portion of its over-allotment option.

We have agreed to reimburse the Representative up to a maximum of $250,000 for out-of-pocket accountable expenses (including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow and background check on Mingteng International’s principals). As of the date of this prospectus, we have paid $30,000 to the representative as an advance against out-of-pocket accountable expenses. Any expenses advancement will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts, accountable expense, and non-accountable expense allowance, will be approximately $2,607,750.

Representative’s Warrants

In addition, we have agreed to sell warrants to the Representative (the “Representative’s Warrants”), for a nominal consideration of US$0.01 per warrant, to purchase a number of Ordinary Shares equal to 5% of the total number of Ordinary Shares sold in this offering. The Representative’s Warrants shall have an exercise price equal to 120% of the offering price of the Ordinary Shares sold in this offering. The Representative’s Warrants may be exercised at any time and from time to time, in whole or part in cash or via cashless exercise during the period commencing 180 days from the commencement date of sales in the offering and ending five years from the commencement date of sales in this offering in compliance with FINRA Rule 5110(g)(8)(A). The Representative’s Warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Representative’s Warrants nor any of our shares issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning from the date of commencement of sales of this offering. In addition, although the Representative’s Warrants and the underlying Ordinary Shares will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the Representative’s Warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the Representative’s Warrants. In compliance with FINRA Rule 5110(g)(8), the unlimited piggyback registration right provided will be seven (7) years from the commencement of sales of this offering.

We will bear all fees and expenses attendant to registering the Ordinary Shares issuable upon exercise of the Representative’s Warrants. The Representative’s Warrants will also provide for customary anti-dilution provisions for stock dividends, splits, mergers, and any future issuance of ordinary shares or ordinary shares equivalents at prices (or with exercise and/or conversion prices) below the exercise price. The Underwriter’s Warrants shall also provide for automatic exercise immediately prior to expiration. The Underwriter’s Warrants shall not be callable or cancellable. We are registering the sale of the Underwriter’s Warrants and the shares underlying the Underwriter’s Warrants in this offering.

Right of First Refusal

We have agreed to grant the Representative for the 18-month period following the closing of this offering, a right of first refusal to provide investment banking services to Mingteng International on an exclusive basis in all matters for which investment banking services are sought by Mingteng International. In accordance with FINRA Rule 5110(g)(6)(A)(i), such right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering or the termination date of the engagement between us and the underwriter.

Lock-Up Agreements

We, and each of our executive officers, directors and shareholders owning 5% or more of our Ordinary Shares have agreed, without the prior written consent of the Representative, for a period of twelve (12) months from the effective date of the registration statement of which this prospectus forms a part (the “Lock-Up Period”) and subject to certain exceptions, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise, except to the Underwriters pursuant to this. The Company also agrees not to accelerate the vesting of any option or warrant or the lapse of any repurchase right prior to the expiration of the Lock-Up Period.

No Sales of Similar Securities

The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of the Underwriters, it will not, for a period of twelve (12) months from the commencement of the Company’s first day of trading, directly or indirectly in any “at-the-market” or continuous equity transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of the Company or any securities convertible into or exercisable or exchangeable for shares of the Company.

Offering Price Determination

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price of the shares has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Ordinary Shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriter repurchases those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Ordinary Shares in market-making transactions, including “passive” market-making transactions as described below.

These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq, in the over-the-counter market, or otherwise.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Listing

Prior to this offering, there has been no public market for our Ordinary Shares. We have applied to list our Ordinary Shares on Nasdaq Capital Market under the symbol “MTEN.” This offering is contingent upon us listing our Ordinary Shares on Nasdaq Capital Market or another national exchange. There can be no assurance that we will be successful in listing our Ordinary Shares on Nasdaq Capital Market.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the public offering of the Ordinary Shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Ordinary Shares in certain countries.

Offers Outside the United States

Notice to Prospective Investors in Hong Kong

The Ordinary Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Ordinary Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Taiwan

The Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, or give advice regarding or otherwise intermediate the offering and sale of the Ordinary Shares in Taiwan.

Notice to Prospective Investors in the Cayman Islands

No invitation, whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for our Ordinary Shares.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

Securities and Exchange Commission registration fee	$2,000
Nasdaq listing fee	$5,000
FINRA filing fee	$5,750
Legal fees and expenses	$1,510,000
Accounting fees and expenses	$1,030,000
Printing and engraving expenses	$35,000
Miscellaneous	$20,000
Total expenses	$2,607,750

Under the Underwriting Agreement, we will pay underwriting discounts equal to 7% of the public offering price multiplied by the shares sold in the offering. In addition, we will also pay the Representative a non-accountable expense of one percent (1%) of the gross proceeds to us raised in the offering, in addition to its accountable expenses relating to the Offering, including but not limited to reasonable travel and out-of-pocket expenses, including due diligence and legal expense, up to $250,000.

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our Company regarding U.S. securities law matters. The validity of our Ordinary Shares offered hereby will be opined upon for us by Mourant Ozannes (Cayman) LLP. Sichenzia Ross Ference Carmel LLP is acting as U.S. securities counsel to Univest Securities, LLC. Certain legal matters as to PRC law will be passed upon for us by Jiangsu Junjin Law Firm. Ortoli Rosenstadt LLP may rely upon Mourant Ozannes (Cayman) LLP with respect to matters governed by the laws of the Cayman Islands and Jiangsu Junjin Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Mingteng International as of December 31, 2022 and 2021, and for each of the fiscal years in the period then ended included in this prospectus have been so included in reliance on the report of Wei, Wei & Co., LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of Wei, Wei & Co., LLP is located at 133-10 39th Avenue, Flushing, New York, 11354.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Ordinary Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Ordinary Shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon closing of our public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Mingteng International Corporation Inc.

TABLE OF CONTENTS

MINGTENG INTERNATIONAL CORPORATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,590,204	$1,793,323
Accounts receivable, net	2,744,548	2,429,450
Notes receivable, net	815,022	785,574
Advances to suppliers	288,030	240,620
Other receivables	5,357	5,287
Inventories, net	1,289,918	1,061,226
Total current assets	6,733,079	6,315,480

Non-current assets
Property and equipment, net	2,805,690	2,647,165
Deferred tax assets, net	-	6,143
Lease right-of-use assets, net	39,458	549,684
Deferred offering costs	651,967	550,368
Total non-current assets	3,497,115	3,753,360

Total Assets	$10,230,194	$10,068,840

LIABILITIES AND EQUITY
Current Liabilities
Short-term loans	$1,383,930	$1,364,041
Accounts payable	794,252	718,322
Advance from customers	87,748	61,229
Payroll payable	569,724	515,999
Taxes payable	394,701	800,977
Other payables	46,983	48,745
Long-term payable due within one year	32,471	-
Current portion of lease liabilities	43,025	100,565
Amounts due to related parties	316,551	316,039
Total current liabilities	3,669,385	3,925,917

Non-current Liabilities
Long-term payable	17,948	69,034
Deferred tax liabilities, net	150,832
Total non-current liabilities	168,780	69,034
Total Liabilities	3,838,165	3,994,951

Commitments and contingencies

Shareholders’ equity:
Ordinary shares (Par value US$0.00001 per share, 5,000,000,000 shares authorized, 5,000,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022*)	50	50
Additional paid-in capital	897,308	897,308
Statutory reserves	465,572	465,572
Retained earnings	5,521,918	4,959,591
Accumulated other comprehensive (loss)	(492,819)	(248,632)
Total shareholders’ equity	6,392,029	6,073,889

Total liabilities and shareholders’ equity	$10,230,194	$10,068,840

*	On September 20, 2021, Mingteng International issued an aggregate of 5,000,000 ordinary shares in connection with the reorganization which was completed on September 26, 2022 (Note 1). All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these consolidated financial statements.

MINGTENG INTERNATIONAL CORPORATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
Revenues	$3,667,888	$3,940,761
Cost of revenues	(2,073,188)	(2,103,155)
Sales tax	(31,264)	(36,498)
Gross profit	1,563,436	1,801,108

Operating expenses:
Selling expenses	72,735	79,422
General and administrative expenses	582,702	450,076
Research and development expenses	224,756	241,784
Total operating expenses	880,193	771,282

Income from operations	683,243	1,029,826

Other income (expenses):
Government subsidies	2,886	70,641
Interest income	3,289	812
Interest (expense)	(27,474)	(28,016)
Other income, net	6,570	48,844
Total other (expenses) income, net	(14,729)	92,281

Income before income taxes	668,514	1,122,107

Provision for income taxes	(106,187)	(134,356)

Net income	$562,327	$987,751

Comprehensive income
Net income	$562,327	$987,751
Foreign currency translation (loss)	(244,187)	(264,994)
Total comprehensive income	$318,140	$722,757

Earnings per share*
– Basic and diluted	$0.11	$0.20

Weighted average number of ordinary shares outstanding
–Basic and diluted	5,000,000	5,000,000

*	On September 20, 2021, Mingteng International issued an aggregate of 5,000,000 ordinary shares in connection with the reorganization which was completed on September 26,2022. (Note1). All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these consolidated financial statements.

MINGTENG INTERNATIONAL CORPORATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

	Ordinary shares		Additional paid-in	Statutory	Retained	Accumulated other comprehensive	Total shareholders’
	Shares	Amount	capital	reserves	earnings	income (loss)	equity
Balance as of December 31, 2021	5,000,000	$50	$751,963	$372,003	$3,272,095	$231,213	$4,627,324
Net income for the period	-	-	-	-	987,751	-	987,751
Appropriation to statutory reserve	-	-	-	98,775	(98,775)	-	-
Foreign currency translation adjustment	-	-	-	-	-	(264,994)	(264,994)
Balance as of June 30, 2022 (Unaudited)	5,000,000	$50	$751,963	$470,778	$4,161,071	$(33,781)	$5,350,081

	Ordinary shares		Additional paid-in	Statutory	Retained	Accumulated other comprehensive	Total shareholders’
	Shares*	Amount	capital	reserves	earnings	(loss)	equity
Balance as of December 31, 2022	5,000,000	$50	$897,308	$465,572	$4,959,591	$(248,632)	$6,073,889
Net income for the period	-	-	-	-	562,327	-	562,327
Appropriation to statutory reserve	-	-	-	-	-	(244,187)	(244,187)
Foreign currency translation adjustment	-	-	-	-	-	-	-
Balance as of June 30, 2023 (Unaudited)	5,000,000	$50	$897,308	$465,572	$5,521,918	$(492,819)	$6,392,029

*	On September 20, 2021, Mingteng International issued an aggregate of 5,000,000 ordinary shares in connection with the reorganization which was completed on September 26, 2022 (Note 1). All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these consolidated financial statements.

MINGTENG INTERNATIONAL CORPORATION INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net income	$562,327	$987,751
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	195,321	125,698
Amortization of right-of-use-assets	16,876	135,985
Provision for (recovery of) doubtful accounts	6,736	(855)
Deferred tax liability	163,464	128
Changes in operating assets and liabilities:		-
Accounts receivable, net	(426,906)	(142,152)
Notes receivable, net	(60,322)	(842,422)
Advance to suppliers	(58,638)	(296,343)
Other receivables	(12,157)	(306,633)
Inventories, net	(278,488)	293,570)
Accounts payable	106,258	(55,798)
Advance from customers	29,963	297,221
Other payables	-	50,584
Payroll payable	75,478	92,223
Taxes payable	(393,478)	195,900
Amounts due to related parties	12,448	(192,980)
Principal payments under operating lease obligations	(4,503)	(88,258)
Net cash (used in) provided by operating activities	(65,621)	253,619

Cash flows from investing activities
Purchase of property and equipment	(21,765)	(191,656)
Proceeds on disposal of property and equipment	-	6,803
Net cash (used in) investing activities	(21,765)	(184,853)

Cash flows from financing activities
Proceeds from short-term loans, net	72,159	771,186
Payments of deferred offering costs	(116,289)	(33,512)
Principal payments under finance lease obligations	(12,700)	(147,836)
Net cash (used in) provided by financing activities	(56,830)	589,838

Effect of foreign exchange rate on cash and cash equivalents	(58,903)	(37,720)
Net (decrease) increase in cash and cash equivalents	(203,119)	620,884
Cash and cash equivalents at the beginning of the period	1,793,323	307,033
Cash and cash equivalents at the end of the period	$1,590,204	$927,917

Supplemental disclosures of cash flow information:
Interest paid	$27,474	$24,630
Income taxes paid	$206,836	$105,255

The accompanying notes are an integral part of these consolidated financial statements.

MINGTENG INTERNATIONAL CORPORATION INC.

NOTES TO THE UNAUDTITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – ORGANIZATION AND BUSINESS DESCRIPTION

Mingteng International Corporation Inc. (“Mingteng International” or the “Company”) is a holding company incorporated under the laws of the Cayman Islands on September 20, 2021. It is a holding company with no business operations.

5,000,000,000 shares were authorized as ordinary shares with a nominal or par value of US$0.00001 per share. Mingteng International issued an aggregate of 5,000,000 ordinary shares to five shareholders on September 20, 2021, in connection with the reorganization which was completed on September 26, 2022.

On September 20, 2021, the Company’s shareholders approved a Memorandum and Articles of Association, pursuant to which 5,000,000 shares were subsequently issued as ordinary shares as follows:

●	225,000 ordinary shares to Betty Chen Limited;

●	225,000 ordinary shares to Jacky Wang Limited;

●	2,009,000 ordinary shares to DJZ Holding Limited;

●	2,091,000 ordinary shares to YK XU Holding Limited; and

●	450,000 ordinary shares to Hongze L.P.

Hongze L.P. is owned by YK XU Holding Limited and DJZ Holding Limited. YK XU Holding Limited holds 10% of the shares and DJZ Holding Limited holds 90% of the shares.

Of the 5,000,000 ordinary shares, 42.72% are owned by YK XU Holding (BVI) Limited (including 41.82% of the shares directly held by YK XU Holding Limited and 0.9% of the shares indirectly held by YK XU Holding Limited in Hongze L.P.), a British Virgin Islands company, which is controlled by Yingkai Xu, our Chief Executive Officer (“CEO”) and Chairman of the Board. 48.28% is owned by DJZ Holding (BVI) Limited (including the 40.18% of the shares directly held by DJZ Holding Limited and 8.1% of the shares indirectly held by DJZ Holding Limited in Hongze L.P.), a British Virgin Islands company, which is controlled by Jingzhu Ding, the spouse of our CEO and Chairman of the Board.

On November 4, 2021, Mingteng International formed its wholly-owned subsidiary, Mingteng International Hong Kong Group Limited (“Mingteng HK”) in Hong Kong. On September 26, 2022, Mingteng HK formed its wholly-owned subsidiary, Wuxi Ningteng Intelligent Manufacturing Co., Ltd. (“Ningteng WFOE”) in the People’s Republic of China (“PRC”).

Wuxi Mingteng Mould Technology Co., Ltd. (“Wuxi Mingteng Mould”) is a limited liability company incorporated on December 15, 2015 under the laws of the PRC. Wuxi Mingteng Mould is a wholly owned subsidiary of Ningteng WFOE and is our operating entity. Wuxi Mingteng Mould is primarily engaged in providing clients with comprehensive and personalized mold services and solutions in the PRC, including mold design and development; mold production, repair, testing and adjustment.

Reorganization

On September 20, 2021, the Company issued an aggregate of 5,000,000 ordinary shares in connection with the reorganization which was completed on September 26, 2022. The Reorganization involved the incorporation of Mingteng International and Ningteng WFOE, and the transfer of the 100% equity interest of Wuxi Mingteng Mould. Consequently, Mingteng International, through its subsidiary, Mingteng HK, directly controls Wuxi Mingteng Mould and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder controlled all these entities before and after the Reorganization. The consolidation of Mingteng International and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

After the Reorganization, Mingteng International’s corporate structure is as follows:

Jingzhu Ding
100%
Jocelyn Ding Limited (a BVI company)
100%
DJZ Holding Limited (a BVI company)
Yingkai Xu
100%
Mitchell Xu Limited (a BVI company)
100%
YK Xu Holding Limited (a BVI company)
DJZ Holding Limited (a BVI company)
YK Xu Holding Limited (a BVI company)
90%
10%
Hongze L.P. (a BVI company)
Others
IPO Investors
Pre-IPO: 9.0%
Post IPO: 3.21%
Pre-IPO: 0%
Post IPO: 31.79%
Pre-IPO: 40.18%
Post IPO: 28.70%
Pre-IPO: 41.82%
Post IPO: 29.87%
Pre-IPO: 9.0%
Post IPO: 6.43%
Mingteng International Corporation Inc. ("Mingteng International") (a Cayman Islands company)
100%
Mingteng International Hong Kong Group Limited ("Mingteng HK") (a Hong Kong company)
100%
Wuxi Ningteng Intelligent Manufacturing Co., Ltd. ("Ningteng WFOE") (a PRC company)
100%
Wuxi Mingteng Mould Technology Co., Ltd. ("Wuxi Mingteng Mould") (a PRC company)

Mingteng International conducts all of its operations in China through its operating subsidiary, Wuxi Mingteng Mould. The main business of its operating subsidiary is to provide clients with comprehensive and personalized mold services and solutions in the PRC, including mold design and development; mold production, repair, testing and adjustment.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The interim results of operations are not necessarily indicative of results to be expected for any other interim period or for a full year. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of its financial position and operating results have been included. These financial statements should be read in conjunction with the Mingteng International’s audited consolidated financial statements and the related notes thereto for the fiscal years ended December 31, 2022 and 2021.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its majority-owned subsidiaries. All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

Use of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, the assessment of the allowance for doubtful accounts, the allowance for inventory obsolescence, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, provision necessary for contingent liabilities, and realization of deferred tax assets. Actual results could differ from those estimates.

Cash and cash equivalents

Cash includes cash on hand and demand deposits in accounts maintained with commercial banks. The Company maintains its bank accounts in Mainland China. On May 1, 2015, China’s new Deposit Insurance Regulation became effective, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. The insurance limit is RMB 500,000 (approximately US$72,000) for each bank.

Accounts receivable, net

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for estimated losses. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer payment history, customer’s current credit-worthiness, and current economic trends. Accounts are written off against the allowance after management has determined that the likelihood of collection is not probable.

Notes receivable, net

Notes receivable refer to the notes held by the Company that have not been cashed. The notes are non-interest bearing and are derived from the Company’s daily sales activities. Clients issue commercial acceptance bills to the Company. The Company can accept or endorse the acceptance bill before the date of maturity.

Advances to suppliers

Advances to suppliers consist of balances paid to suppliers for services that have not been provided or received. The Company reviews its advances to suppliers on a periodic basis and makes general and specific allowances when there is doubt as to the ability of a supplier to provide supplies to the Company or refund an advance. As of June 30, 2023 and December 31, 2022, there was no allowance of advances to suppliers.

Inventories, net

Inventories consist of raw materials, work in process and finished goods, and are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. The Company periodically evaluates its inventories and will record an allowance for inventories that are either slow-moving, may not be saleable or whose cost exceeds its net realizable value. As of June 30, 2023, the Company made a provision for inventory obsolescence of $17,701.

Property and equipment, net

Property and equipment are carried at cost and are depreciated on the straight-line basis over the estimated useful lives of the underlying assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of its property and equipment, when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Category	Estimated useful lives
Electronic equipment	3-5 years
Vehicles	5 years
Machinery and equipment	5-10 years

Impairment of long-lived assets

The Company reviews long-lived assets, including definitive-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. No impairments of long-lived assets were recognized during the six months ended June 30, 2023 and 2022.

Deferred offering costa

Deferred offering costs are expenses directly related to the Company’s planned initial public offering (“IPO”). The deferred offering costs will offset against the IPO proceeds and will be reclassified to additional paid-in capital upon completion of the IPO.

Fair value of financial instruments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, notes receivable, advances to suppliers, prepaid expenses and other receivables, short-term bank loans, accounts payable, advance from customers, due to related parties, taxes payable, and other current liabilities approximate their recorded values due to their short-term maturities. The fair value of longer-term leases approximates their recorded values as their stated interest rates approximate the rates currently available.

The Company’s non-financial assets, such as property and equipment would be measured at fair value only if they were determined to be impaired.

Leases

The Company accounts for leases following FASB ASC 842, Leases (“Topic 842”).

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of obligations under operating lease liabilities, and non-current obligations under long-term portion of operating lease liabilities, on the Company’s consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and initial direct costs incurred and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expenses for minimum lease payments are recognized on a straight-line basis over the lease term.

The most significant impact upon adoption relates to the recognition of new ROU assets and lease liabilities on the Company’s consolidated balance sheets for office space and the manufacturing facility leases. During the six months ended June 30, 2023, the Company recognized the increase of principal payments for lease obligations of approximately $55,374 and the decrease of accumulated amortization of approximately $80,822. During the years ended December 31, 2022 and 2021, the Company recognized the increase of lease liabilities of approximately $165,929 and $544,567, respectively, and the increase of principal payments for lease obligations of approximately $304,643 and $399,115, respectively, with corresponding ROU assets increase of approximately $165,929 and $602,120, respectively and the increase of accumulated amortization of approximately $34,593 and $44,721, respectively. The remaining balance of lease liabilities are presented within current portion of operating lease liabilities and the non-current portion of operating lease liabilities on the consolidated balance sheets.

Revenue recognition

The Company accounts for revenue recognition under FASB Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with FASB ASC 606, Revenue from Contracts with Customers, the Company recognizes revenue to represent the transfer of products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of the product or the benefit of the services transfers to the customer. Under the guidance of FASB ASC 606, the Company is required to (a) identify the contract with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the Company satisfies its performance obligations.

The Company’s main business income is divided into three categories, one is mold production, that is, contracts are signed to sell molds widely used in automobile, valve, water pump and other industries according to the customer’s needs. Second is mold repair, which provides customers with mold repair service, or provides sales of mold components. Last is providing customers with machining services, using the Company’s remaining capacity to provide customers with external processing services. Revenues represent the amount of consideration that the Company is entitled to in exchange for the transfer of promised goods or services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of FASB ASC 606, the Group recognizes revenue when the performance obligation in a contract is satisfied by transferring the control of promised goods or services to the customer.

Mold Production:

The Company signs contracts with customers and provides products according to the sales contract or sales list. The clients check the quantity and quality of products received, and then issue a confirmation as the proof of payment. Certain clients may also test the finished products as part of the confirmation process. Revenue is recognized when the Company receives the confirmation of product acceptance.

The Company provides design and production services according to the sales contract or lists. The Company then transports and installs the finished products when clients give their order.

The design services are inseparable from project sales. A mold production contract may include two or more machine components, but all components are customized according to customer requirements. These components need to be combined under the guidance of design plans to produce qualified products to meet the needs of clients. Therefore, these services are highly interdependent and are never transferred to the customer on their own. Customers do not have the option to purchase these services separately principally due to the customization of each project. Accordingly, these services are not considered separate performance obligations and no revenue is associated with these services under FASB ASC 606 until the point in time when the project is complete and client confirmation is received.

The Company provides maintenance services and according to the contracts and the clients do not have the option to purchase these services separately. The promised warranty does not provide the clients with a service in addition to the assurance that the product complies with agreed-upon contract specifications and is considered an assurance warranty. The maintenance services and the warranty are not considered separate performance obligations and no revenue is associated with these services under FASB ASC 606. Historically, the Company has not experienced material costs for quality assurance and, therefore, does not believe an accrual for these costs are necessary.

Mold Repair:

The Company signs contracts with customers and provides repair services according to the contract or list and charges a certain fee. Revenue is recognized only after the repair service has passed the customer’s inspection.

Machining Services:

Machining services is a new revenue stream that occurred in the fiscal year 2021. The Company signs contracts with customers and provides machining services and charges a certain fee. The Company identifies the fulfillment of its obligation when transferring the product and issuing the VAT invoice to customers at which time revenue is recognized.

The following table presents revenue by major revenue type for the six months ended June 30, 2023 and 2022, respectively:

	For the six months ended June 30,
	2023	2022
	(Unaudited)	(Unaudited)
Mold production	$3,093,511	$3,169,131
Mold repair	489,465	613,588
Machining services	84,912	158,042
Total	$3,667,888	$3,940,761

Cost of revenue

Cost of revenues consists of the cost of raw material, direct labor and manufacturing costs. During the production process, production department records the material consumption quantity and production hours of each order. Raw material cost is allocated according to the consumption of the material. Direct labor and manufacturing costs are allocated according to the production hours.

Research and development expenses

Research and development (“R&D”) expenses include costs directly attributable to the conduct of R&D projects, including the cost of salaries and use of raw materials. Such projects include the development of cooling and forming technology for turbine shell molds and the development of high-precision automotive volute sand-core molds. All costs associated with research and development are expensed as incurred.

Government subsidies

Government subsidies refer to the monetary or non-monetary assets that a company obtains from the government for free. The government subsidies received by Wuxi Mingteng Mould mainly include high-tech enterprise recognition bonus, scientific and technological development project funds. The Company believes that these government subsidies are not related to daily business activities and are treated as other income.

Government subsidies for the six months ended June 30, 2023 and 2022 was $2,886 and $70,641, respectively. The amounts were immaterial compared with the income. The effect of subsidies net of taxes on earnings per share were $0.00 and $0.01 for the six months ended June 30, 2023 and 2022, respectively.

Income taxes

Mingteng International’s subsidiaries in the PRC and Hong Kong are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC for the years ended December 31, 2022 and 2021. The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes”, prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of June 30, 2023 and 2022.

Value added tax

Sales revenue represents the invoiced value of goods, net of VAT. The VAT is based on gross sales price and VAT rate is approximately 13%. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable or receivable net of payments in the accompanying consolidated financial statements. All of the VAT returns filed by Mingteng International’s subsidiaries in the PRC, have been and remain subject to examination by the tax authorities for five years from the date of filing.

Earnings per share

Mingteng International computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of Mingteng International by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of June 30, 2023 and 2022, there were no dilutive shares.

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under U.S. GAAP are recorded as an element of stockholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of foreign currency translation adjustments from Mingteng International not using U.S. dollar as its functional currency.

Foreign currency translation

The functional currency of Mingteng International’s operations in the PRC is the Chinese Yuan or Renminbi (“RMB”). The consolidated financial statements are translated to U.S. dollars using the period end rates of exchange for assets and liabilities, equity is translated at historical exchange rates, and average rates of exchange (for the period) are used for revenues and expenses and cash flows. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income / loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in its functional currency. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements:

	June 30,	December 31,	Six months ended June 30,
	2023	2022	2023	2022
Foreign currency
RMB:1USD	7.2258	6.9646	6.9291	6.4835

Statement of Cash Flows

In accordance with ASC 230, Statement of Cash Flows, cash flows from the Company’s operations are formulated based upon the local currencies, and then translated at average translation rates for the periods. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Significant risks

Currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of Mingteng International and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other Company foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Company maintains certain bank accounts in the PRC. On May 1, 2015, China’s new Deposit Insurance Regulation came into effect, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. Such Deposit Insurance Regulation would not be effective in providing complete protection for the Company’s accounts, as its aggregate deposits are much higher than the compensation limit, which is RMB 500,000 (approximately US$69,000) for one bank. However, the Company believes that the risk of failure of any of these Chinese banks is remote. Bank failure is uncommon in the PRC and the Company believes that those Chinese banks that hold the Company’s cash and cash equivalents and short-term investments are financially sound based on public available information.

Other than the deposit insurance mechanism in the PRC mentioned above, the Company’s bank accounts are not insured by Federal Deposit Insurance Corporation insurance or other insurance.

The amount in excess of the insurance coverage was RMB 10,990,496 (approximately US$1,521,008) and RMB 11,989,775 (approximately US$1,721,531) as of June 30, 2023 and December 31, 2022, respectively.

Concentration and credit risk

Currently, all the Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic, and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable, notes receivable, amounts due from related parties and advances to suppliers. A portion of the Company’s sales are credit sales which are to the customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Interest rate risk

Fluctuations in market interest rates may negatively affect our financial condition and results of operations. The Company is exposed to floating interest rate risk on cash deposit and floating rate borrowings, and the risks due to changes in interest rates is not material. The Company has not used any derivative financial instruments to manage our interest risk exposure.

Recent accounting pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326). The amendments in this update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. This ASU adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The ASUs should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company will adopt this ASU within its annual reporting period of December 31, 2023 to measure impairment on financial instruments, which mainly includes trade receivables. Estimates of expected credit losses on trade receivables over their life will be required to be recorded at inception, based on historical information, current conditions, and reasonable and supportable forecasts. The Company uses a pooled approach to estimate expected credit losses for trade receivables with similar risk characteristics. The Company’s customers are all concentrated in the casting mold industry in the PRC and considers all of its customers to have a similar credit rating. The Company believe all the products are similar except for the manufacturing process and the usage. The adoption of this ASU did not have a material effect on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740, and also improves consistent application of and simplify U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted. The Company adopted this ASU on January 1, 2022 and the adoption did not have a material impact on the Company’s consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of income and comprehensive income and cash flows.

NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Trade accounts receivable	$2,778,568	$2,458,044
Less: allowance for doubtful accounts	(34,020)	(28,594)
Accounts receivable, net	$2,744,548	$2,429,450

The movement of allowance of doubtful accounts is as follows:

Balance at December 31, 2021	$(4,223)
Increase in allowance for doubtful accounts	(24,728)
Foreign exchange difference	357
Balance at December 31, 2022	(28,594)
Increase in allowance for doubtful accounts	(6,459)
Foreign exchange difference	1,034
Balance at June 30, 2023 (unaudited)	$(34,020)

NOTE 4 – INVENTORIES, NET

Inventories consisted of the following:

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Raw material	$54,342	$39,485
Work in process	176,183	202,412
Finished goods	1,077,094	831,688
Inventories provision	(17,701)	(12,359)
Balance at end of the period	$1,289,918	$1,061,226

NOTE 5 – PROPERTY AND EQUIPMENT, NET

Property and equipment, stated at cost less accumulated depreciation, consisted of the following:

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Mechanical equipment	$3,474,586	$3,149,719
Electronic equipment	29,690	27,906
Vehicles	309,247	320,845
Subtotal	3,813,523	3,498,470
Less: accumulated depreciation	(1,007,833)	(851,305)
Property and equipment, net	$2,805,690	$2,647,165

For the six months ended June 30, 2023 and 2022, depreciation expense amounted to $49,108 and $51,028, respectively.

NOTE 6 – LEASES

On February 1, 2019, Wuxi Mingteng Mould entered into a lease agreement with Wuxi Longsheng Boiler Factory (the “Landlord”) for office and production space. The lease period was from February 1, 2019 to January 31, 2020, with an annual rental of RMB 380,240 (approximately $54,505). According to the lease agreement, Wuxi Mingteng Mould can only use the space for its operations and cannot transfer the lease to a third party without the prior consent of the Landlord; otherwise, the lease agreement shall be terminated.

On January 31, 2020, Wuxi Mingteng Mould extended the lease period to January 31, 2022, with an annual rental of RMB 380,240 (approximately $58,275).

On January 31, 2022, Wuxi Mingteng Mould entered into a new lease agreement with the Landlord   for office and production space. The lease period was from February 1, 2022 to December 31, 2023, with an annual rental of RMB 624,240 (approximately $93,012). According to the lease agreement, Wuxi Mingteng Mould can only use the space for its operations and cannot transfer the lease to a third party without the prior consent of the Landlord; otherwise, the lease agreement shall be terminated.

The lease agreement with the Landlord neither grants a purchase option nor transfers ownership of the space. The lease term is not a major part of the remaining economic life of the underlying asset and the present value of the sum of the lease payments is insubstantial compared with the fair value of the underlying asset. Wuxi Mingteng Mould considered the lease as operating lease.

On February 23, 2021, Wuxi Mingteng Mould entered into a lease agreement with Risheng International Leasing Co., Ltd. for manufacturing equipment. The lease period is from February 24, 2021 to January 24, 2023. The advance payment for the equipment is RMB 458,000 (tax included) (approximately $71,835), and the remaining lease payments are RMB 1,832,000 (tax included) (approximately $287,341). As agreed in the leasing contract, the leased machine will be purchased after the end of the lease term, with the purchase amount included in the last lease payment. Since the lease transfers ownership of the equipment to the lessee by the end of the lease term, Wuxi Mingteng Mould considered the lease as finance lease. The fair value of the equipment on the lease start date was RMB2,290,000 (approximately $359,176), which was stated in the lease contract. Wuxi Mingteng Mould calculated an internal rate of return (IRR) of 1.07% based on the fair value of the equipment and the present value of the lease payments. The Company accounted for this lease as a finance lease and is amortizing the right-of-use asset over the useful life of the underlying asset which is ten years.

On April 14, 2021, Wuxi Mingteng Mould entered into a lease agreement with Risheng International Leasing Co., Ltd. for manufacturing equipment. The lease period is from April 15, 2021 to March 15, 2023. The advance payment for the equipment is RMB 408,000 (tax included) (approximately $63,993), and the remaining lease payments are RMB 1,790,000 (tax included) (approximately $280,753). As agreed in the finance leasing contract, the leased machine will be purchased after the end of the lease term, with the purchase amount included in the last lease payment. Since the lease transfers ownership of the equipment to the lessee by the end of the lease term, Wuxi Mingteng Mould considered the lease as finance lease. The fair value of the equipment on the lease start date was RMB 2,048,000 (approximately $321,220), which was stated in the lease contract. Wuxi Mingteng Mould calculated an internal rate of return (IRR) of 1.01% based on the fair value of the equipment and the present value of lease payments. The Company accounted for this lease as a finance lease and is amortizing the right-of-use asset over the useful life of the underlying asset which is ten years.

On May 1, 2023, Wuxi Mingteng Mould entered into a new lease agreement with the Landlord on a temporary basis for office and production space. The lease period was from May 1, 2023 to December 31, 2023, with a monthly rental of RMB 30,00 (approximately $415). Wuxi Mingteng Mould had no intention to extend the term of the lease. This agreement has a lease term less than 12 months and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. Wuxi Mingteng Mould chose to elect short-term lease measurement, and recognized the lease payments in net income on a straight-line basis over the lease term.

The following table represents the movement of total right-of-use assts and lease liabilities.

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Operating lease right-of-use assets
Balance at beginning of the year	$88,055	$4,559
Current year addition	-	165,929
Less: Accumulated amortization	(45,414)	(82,048)
Foreign exchange difference	(3,183)	(385
Balance at end of the period	$39,458	$88,055

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Finance lease right-of-use assets
Balance at beginning of the year	$461,629	$561,470
Current year addition	-	-
Less: Accumulated amortization	(8,177)	(52,365)
Less: Exercised purchase option	(436,765)
Foreign exchange difference	(16,687)	(47,476
Balance at end of the period	$-	$461,629

As agreed in the finance leasing contract, the leased machine will be purchased after the end of the lease term, with the purchase amount included in the last lease payment. The Company accounted for this lease as a finance lease and is amortizing the right-of-use asset over the useful life of the underlying asset which is ten years. After the end of the lease term, the Company converted the right-of-use asset into fixed assets based on their net value.

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Operating lease liabilities
Balance at beginning of the year	$88,055	$-
Current year addition	-	165,929
Less: Principal payments under operating lease obligations	(43,195)	(82,161)
Impact of VAT	1,348	4,287
Foreign exchange difference	(3,183)	-
Balance at end of the period	$43,025	$88,055

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Finance lease liabilities
Balance at beginning of the year	$12,510	$241,335
Current year addition	-	-
Less: Principal payments under financing lease obligations	(12,179)	(222,482)
Interest expense on finance lease	121	14,063
Foreign exchange difference	(452)	(20,406
Balance at end of the period	$-	$12,510

The following table represents the operating and finance right-of-use assets and lease liabilities as of the periods indicated.

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Leases
Assets
Operating lease right-of-use assets, net	$39,458	$88,055
Property under finance lease, net	-	461,629
Total lease assets	$39,458	$549,684

Liabilities
Current
Operating lease liabilities	$43,025	$88,056
Finance lease liabilities	-	12,509
Total lease liabilities	$43,025	$100,565

The weighted-average remaining lease term and the weighted-average discount rate of leases are as follows:

	June 30, 2023	December 31, 2022
(Unaudited)
Weighted-average remaining operating lease term	0.5 year	1 year

Weighted-average operating discount rate	4.75%	4.75%

Weighted-average remaining financing lease term	0 year	0 year

Weighted-average financing discount rate	-	1.04% per month

The following table summarizes the maturity of lease liabilities as of June 30, 2023:

For the six months ending December 31, 2023	$43,195
Less: imputed interest	(170)
Total lease liabilities	$43,025

NOTE 7 – SHORT-TERM LOANS

On January 31, 2023, Wuxi Mingteng Mould entered into a short-term loan agreement with Wuxi Branch of Bank of China with amount of RMB 5 million (approximately $0.72 million), with an annual interest rate of 3.4%. The maturity date of the loan is January 30, 2024. Mr. Yingkai Xu and Ms. Jingzhu Ding provided joint personal guarantees for the loan.

On February 28, 2023, Wuxi Mingteng Mould entered into an additional unsecured short-term loan agreement with Bank of Jiangsu with amount of RMB 5 million (approximately $0.72 million), with an annual interest rate of 3.7%. The maturity date of the loan is February 27, 2024.

NOTE 8 –TAXES PAYABLE

Taxes payable consisted of the following:

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Corporate income taxes	$350,243	$502,588
Value added tax	38,226	264,245
Construction tax	5,166	32,063
Individual income tax	1,066	2,081
Other current liabilities	$394,701	$800,977

NOTE 9 – RELATED PARTY TRANSACTIONS

The table below sets the major related parties and their relationships with the Company as of June 30, 2023:

Name of related parties	Relationship with the Company
Yingkai Xu	Shareholder, CEO and Chairman of the Company, husband of the Director, Jingzhu Ding, of Mingteng International.
Jingzhu Ding	Shareholder and Director of the Company, wife of the CEO and Chairman.
Wuxi Kaiteng Mold Factory	Ms. Jingzhu Ding owns a 100% share.

Significant transactions with related parties were as follows:

	For the Six Months Ended June 30,
	2023	2022
	(Unaudited)	(Unaudited)
Purchase from related parties:
Wuxi Kaiteng Mold Factory	$145,717	$147,900
Subtotal	$145,717	$147,900

The Company purchases processing services from Wuxi Kaiteng Mold Factory.

The following represented related party balances as of December 31, 2022 and June 30, 2023:

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Amounts due to related parties
Wuxi Kaiteng Mold Factory	$249,726	$66,966
Jingzhu Ding	66,825	249,073
Subtotal	$316,551	$316,039

Amounts due to Jingzhu Ding represented the loan from Jingzhu Ding to supplement the working capital of the Company. The loan was signed with series of contracts and is non-interest bearing. The loan term is indefinite. According to the contracts, the loan will be repaid when working capital is sufficient.

Amounts due to Wuxi Kaiteng Mold Factory represents amounts accrued for processing services that the Company purchased from Wuxi Kaiteng Mold Factory.

NOTE 10 – SHAREHOLDERS’ EQUITY

Mingteng International is authorized to issue 5,000,000,000 ordinary shares of $0.00001 par value.

In accordance with the relevant PRC laws and regulations, Mingteng International’s subsidiaries in the PRC are required to provide for certain statutory reserves, which are appropriated from net profits as reported in accordance with PRC accounting standards. Mingteng International’s subsidiaries in the PRC are required to allocate at least 10% of their after-tax profits to a statutory reserve until such reserve has reached 50% of their respective registered capital. Appropriations to other types of reserves in accordance with relevant PRC laws and regulations are to be made at the discretion of the board of directors of each of entity in the PRC. The statutory reserves are restricted from being distributed as dividends under PRC laws and regulations. As of December 31, 2022, statutory reserves had reached 50% of their respective registered capital. The balance of total statutory reserves remained $465,572 after December 31, 2022.

NOTE 11 – OTHER INCOME, NET

Other income consisted of the following:

	For the Six Months Ended June 30,
	2023	2022
	(Unaudited)	(Unaudited)
Waste sales	$3,722	$42,692
Other, net	2,848	6,152
Total other income	$6,570	$48,844

NOTE 12 – TAXES

Corporation Income Tax (“CIT”)

The Company is subject to income taxes on an entity basis on income derived from the location in which each entity is domiciled.

Mingteng International is incorporated in Cayman Islands as an offshore holding company and is not subject to tax on income or capital gains under the laws of the Cayman Islands.

Mingteng International HK is incorporated in Hong Kong as a holding company with no activities. Under the Hong Kong tax laws, an entity is not subject to income tax if no revenue is generated in Hong Kong.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and foreign investment enterprises (the “FIE”) are usually subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and even tax exemptions may be granted on case-by-case basis. The PRC tax authorities grant preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Since Wuxi Mingteng Mould was approved as an HNTE in December 2019, Wuxi Mingteng Mould is entitled to a reduced income tax rate of 15% beginning December 2019 and is able to enjoy the reduced income tax rate through December 2022.   Wuxi Mingteng Mould reapplied to obtain the recognition of HNTE and the preferential rate of 15% was extended to November 2025.

The provision for income taxes consisted of the following:

	For the Six Months Ended June 30,
	2023	2022
	(Unaudited)	(Unaudited)
Current
Cayman Islands	$-	$-
Hong Kong	-	-
China	116,740	134,228
Deferred	-	-
Cayman Islands	-	-
Hong Kong	-	-
China	(10,553)	128
Income tax provision	$106,187	$134,356

The following table reconciles the PRC statutory rate to the Company’s effective tax rate:

	For the Six Months Ended June 30,
	2023	2022
	(Unaudited)	(Unaudited)
PRC statutory tax rate	25.0%	25.0%
Additional deduction of research and development expenses	(8.4)%	(5.4)%
Non-deductible expenses	1.2%	0.3%
Effect of PRC preferential tax rate	(10.6)%	(8.0)%
Non-PRC entities not subject to PRC tax	8.7%	-
Effective tax rate	15.9%	11.9%

For the six months ended June 30, 2023 and 2022, the tax saving as the result of the favorable tax rate amounted to $70,791 and $89,571, respectively, and per share effect of the favorable tax rate were $0.02 and $0.02, respectively.

Deferred tax assets and liabilities

Components of net deferred tax assets and liabilities were as follows:

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Allowance for doubtful accounts	$5,103	$4,289
Inventories valuation allowance	2,655	1,854
Depreciation	(158,590)
Net deferred tax (liabilities) assets	$(150,832)	$6,143

The movement of net deferred tax liabilities and assets were as follows:

	As of June 30,	As of December 31,
	2023	2022
	(Unaudited)
Balance at beginning of the year	$6,143	$2,169
Current year reduction (addition)	(156,674)	4,304
Foreign exchange difference	(301)	(330)
Balance at end of the period	$(150,832)	$6,143

NOTE 13 – CONCENTRATION OF MAJOR CUSTOMERS AND SUPPLIERS

For the six months ended June 30, 2023, three customers accounted for approximately 23.6%, 15.3% and 13.5% of the Company’s total revenues. For the six months ended June 30, 2022, three customers accounted for approximately 22.1%, 18.8% and 18.5% of the Company’s total revenues. Any decrease in sales to these major customers may negatively impact the Company’s operations and cash flows if the Company fails to increase its sales to other customers.

As of June 30, 2023, five customers accounted for approximately 18.3%, 16.7%, 16.3%, 14.6% and 12.6% of the Company’s accounts receivable balance. As of June 30, 2022, three customers accounted for approximately 31.2%, 15.4% and 14.4% of the Company’s accounts receivable balance.

For the six months ended June 30, 2023, none of the suppliers accounted for more than 10% of the total purchases. For the six months ended June 30, 2022, one supplier accounted for approximately 11.7% of the total purchases.

As of June 30, 2023, one supplier accounted for approximately 12.2% of the Company’s accounts payable balance. As of June 30, 2022, one supplier accounted for approximately 34.2% of the Company’s accounts payable balance.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Amounts accrued, as well as the total amount of possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements. As of June 30, 2023, the Company has no outstanding litigation.

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Impact of COVID-19 Outbreak

In December 2019, COVID-19 was first identified in Wuhan, China. On March 11, 2020, the World Health Organization declared the COVID-19 a pandemic—the first pandemic caused by a coronavirus. The outbreak has reached more than 160 countries, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus.

During the year ended December 31, 2021, COVID-19 has had limited impact on the Company’s operations. There are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures. The effect of COVID-19 on future operations cannot currently be determined. During the second quarter and the third quarter of 2022, with the spread of COVID-19 and related government stimulus measures, the Company’s order volume and production activities have been affected to a certain extent. However, with the effective operation of epidemic prevention measures, the impact of the epidemic has weakened, and the Company’s production and sales have gradually returned to normal.

In December 2022, China released a set of 10 optimized COVID-19 rules eliminating most containment measures. In late December, the number of infections in the Company increased and production activity slowed down. With the recovery of employees, the production and operations of the Company gradually returned to normal in January 2023. The continuing impact of COVID-19 remains unpredictable. In coping with the ongoing COVID-19 pandemic, the Company will reasonably dispatch employees and arrange working hours in the future to ensure the steady progress of production activities.

Employment agreements

On September 20, 2022, Mingteng International entered into an employment agreement with our Chief Executive Officer, Yingkai Xu, for a term of 3 years. Mr. Xu is entitled to an annual base salary of USD 30,000 for each calendar year on a pro-rated basis, payable on a quarterly basis.

On September 20, 2022, Mingteng International entered into an employment agreement with our Chief Financial Officer, Fengting Yin, for a term of 3 years. Ms. Yin is entitled to an annual base salary of USD 30,000 for each calendar year on a pro-rated basis, payable on a quarterly basis.

NOTE 15 – SEGMENT REPORTING

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. The Company’s assets are substantially all located in the PRC and substantially all of the Company’s revenues and expenses are derived in the PRC. Therefore, no geographical segments are presented.

All of the Company’s long-lived assets are located in the PRC. All of the Company’s products and services are sold or provided in the PRC.

NOTE 16 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the consolidated financial statements were issued. There are no subsequent events which need to be disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Mingteng International Corporation Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Mingteng International Corporation Inc. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes and schedule (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

We have served as the Company’s auditors since 2022.

Flushing, New York

May 26, 2023

MINGTENG INTERNATIONAL CORPORATION INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2022	2021

ASSETS
Current Assets
Cash and cash equivalents	$1,793,323	$307,033
Accounts receivable, net	2,429,450	2,164,906
Notes receivable, net	785,574	547,513
Advances to suppliers	240,620	26,061
Other receivables, net	5,287	364,598
Inventories, net	1,061,226	1,364,620
Total current assets	6,315,480	4,774,731

Non-current assets
Property and equipment, net	2,647,165	1,716,200
Long-term receivables	-	448,609
Deferred tax assets, net	6,143	2,169
Lease right-of-use assets, net	549,684	566,029
Deferred offering costs	550,368	443,902
Total non-current assets	3,753,360	3,176,909

Total Assets	$10,068,840	$7,951,640

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term loans	$1,364,041	$705,805
Accounts payable	718,322	547,794
Other payables	48,745	-
Advance from customers	61,229	103,384
Payroll payable	515,999	388,127
Taxes payable	800,977	500,881
Amounts due to related parties	316,039	712,706
Current portion of lease liabilities	100,565	234,378
Total current liabilities	3,925,917	3,193,075

Non-current Liabilities
Long-term payable	69,034	124,284
Non-current portion of lease liabilities	-	6,957
Total non-current liabilities	69,034	131,241
Total Liabilities	3,994,951	3,324,316

Commitments and contingencies

Shareholders’ equity:
Ordinary shares (Par value US$0.00001 per share, 5,000,000,000 shares authorized, 5,000,000 shares issued and outstanding as of December 31, 2022 and 2021 *)	50	50
Additional paid-in capital	897,308	751,963
Statutory reserves	465,572	372,003
Retained earnings	4,959,591	3,272,095
Accumulated other comprehensive (loss) income	(248,632)	231,213
Total shareholders’ equity	6,073,889	4,627,324

Total liabilities and shareholders’ equity	$10,068,840	$7,951,640

*	On September 20, 2021, Mingteng International issued an aggregate of 5,000,000 ordinary shares in connection with the reorganization which was completed on September 26, 2022 (Note 1). All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these consolidated financial statements.

MINGTENG INTERNATIONAL CORPORATION INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2022	2021

Revenues	$8,026,764	$7,797,305
Cost of revenues	(4,046,514)	(3,718,088)
Sales tax	(67,147)	(66,517)
Gross profit	3,913,103	4,012,700

Operating expenses:
Selling expenses	132,542	123,334
General and administrative expenses	926,786	611,244
Research and development expenses	492,526	407,620
Total operating expenses	1,551,854	1,142,198

Income from operations	2,361,249	2,870,502

Other income (expenses):
Government subsidies	92,832	37,356
Interest income	2,171	6,515
Interest (expense)	(53,991)	(51,465)
Other income, net	58,311	127,231
Total other income, net	99,323	119,637

Income before income taxes	2,460,572	2,990,139

Provision for income taxes	(327,384)	(396,860)

Net income	$2,133,188	$2,593,279

Comprehensive income
Net income	$2,133,188	$2,593,279
Foreign currency translation loss (gain)	(479,845)	76,637
Total comprehensive income	$1,653,343	$2,669,916

Earnings per share*
– Basic and diluted	$0.43	$0.52

Weighted average number of shares outstanding*
– Basic and diluted	5,000,000	5,000,000

*	On September 20, 2021, Mingteng International issued an aggregate of 5,000,000 ordinary shares in connection with the reorganization which was completed on September 26,2022. (Note1). All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these consolidated financial statements.

MINGTENG INTERNATIONAL CORPORATION INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Ordinary shares		Additional paid-in	Statutory	Retained	Accumulated other comprehensive	Total equity
	Shares*	Amount	capital	reserves	earnings	income (loss)	(deficit)
Balance as of December 31, 2020	5,000,000	$50	$751,963	$112,675	$938,144	$154,576	$1,957,408
Net income	-	-	-	-	2,593,279	-	2,593,279
Appropriation to statutory reserve	-	-	-	259,328	(259,328)	-	-
Foreign currency translation adjustment	-	-	-	-	-	76,637	76,637
Balance as of December 31, 2021	5,000,000	50	751,963	372,003	3,272,095	231,213	4,627,324
Dividend					(352,123)		(352,123)
Net income	-	-	-	-	2,133,188	-	2,133,188
Appropriation to statutory reserve	-	-	-	93,569	(93,569)	-	-
Shareholders’ contribution	-	-	145,345				145,345
Foreign currency translation adjustment	-	-	-	-	-	(479,845)	(479,845)
Balance as of December 31, 2022	5,000,000	$50	$897,308	$465,572	$4,959,591	$(248,632)	$6,073,889

*	On September 20, 2021, Mingteng International issued an aggregate of 5,000,000 ordinary shares in connection with the reorganization which was completed on September 26, 2022 (Note 1). All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of these consolidated financial statements.

MINGTENG INTERNATIONAL CORPORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021

Cash flows from operating activities
Net income	$2,133,188	$2,593,279
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	272,237	209,171
Amortization of right-of-use-assets	158,180	78,053
Provision for doubtful accounts	17,606	9,971
Deferred tax benefits	(4,304)	(1,763)
Loss on disposal of property and equipment	-	6,912
Changes in operating assets and liabilities:
Accounts receivable, net	(489,078)	(298,838)
Notes receivable, net	(294,440)	(56,358)
Advance to suppliers	(223,562)	(25,755)
Other receivables, net	760,209	(693,656)
Amounts due from related parties, net	-	260,455
Inventories, net	194,674	(84,525)
Accounts payable	224,538	(911,238)
Advance from customers	(34,598)	(84,226)
Other payables	50,474	-
Payroll payable	166,388	179,719
Taxes payable	354,593	432,480
Amounts due to related parties	(348,333)	(65,600)
Principal payments under operating lease obligations	(85,075)	(58,938)
Net cash provided by operating activities	2,852,697	1,489,143

Cash flows from investing activities
Purchase of property and equipment	(1,439,365)	(865,571)
Proceeds on disposal of property and equipment	6,558	8,230
Net cash (used in) investing activities	(1,432,807)	(857,341)

Cash flows from financing activities
Net proceeds from short-term loans	743,376	-
Shareholder contribution	148,675	-
Dividends	(352,123)	-
Payments of offering costs	(144,000)	(438,687)
Principal payments under finance lease obligations	(230,372)	(335,488)
Net cash provided by (used in) financing activities	165,556	(774,175)

Effect of foreign exchange rate changes on cash and cash equivalents	(99,156)	8,623
Net increase (decrease) in cash and cash equivalents	1,486,290	(133,750)
Cash and cash equivalents at the beginning of the year	307,033	440,783
Cash and cash equivalents at the end of the year	$1,793,323	$307,033

Supplemental disclosures of cash flow information:
Interest paid	$101,459	$31,281
Income taxes paid	$53,991	$8,661

The accompanying notes are an integral part of these consolidated financial statements.

MINGTENG INTERNATIONAL CORPORATION INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS DESCRIPTION

Mingteng International Corporation Inc. (“Mingteng International” or the “Company”) is a holding company incorporated under the laws of the Cayman Islands on September 20, 2021. It is a holding company with no business operations.

5,000,000,000 shares were authorized as ordinary shares with a nominal or par value of US$0.00001 per share. Mingteng International issued an aggregate of 5,000,000 ordinary shares to five shareholders on September 20, 2021, in connection with the reorganization which was completed on September 26, 2022.

On September 20, 2021, the Company’s shareholders approved a Memorandum and Articles of Association, pursuant to which 5,000,000 shares were subsequently issued as ordinary shares as follows:

●	225,000 ordinary shares to Betty Chen Limited;

●	225,000 ordinary shares to Jacky Wang Limited;

●	2,009,000 ordinary shares to DJZ Holding Limited;

●	2,091,000 ordinary shares to YK XU Holding Limited; and

●	450,000 ordinary shares to Hongze L.P.

Hongze L.P. is owned by YK XU Holding Limited and DJZ Holding Limited. YK XU Holding Limited holds 10% of the shares and DJZ Holding Limited holds 90% of the shares.

Of the 5,000,000 ordinary shares, 42.72% are owned by YK XU Holding (BVI) Limited (including 41.82% of the shares directly held by YK XU Holding Limited and 0.9% of the shares indirectly held by YK XU Holding Limited in Hongze L.P.), a British Virgin Islands company, which is controlled by Yingkai Xu, our Chief Executive Officer (“CEO”) and Chairman of the Board. 48.28% is owned by DJZ Holding (BVI) Limited (including the 40.18% of the shares directly held by DJZ Holding Limited and 8.1% of the shares indirectly held by DJZ Holding Limited in Hongze L.P.), a British Virgin Islands company, which is controlled by Jingzhu Ding, the spouse of our CEO and Chairman of the Board.

On November 4, 2021, Mingteng International formed its wholly-owned subsidiary, Mingteng International Hong Kong Group Limited (“Mingteng HK”) in Hong Kong. On September 26, 2022, Mingteng HK formed its wholly-owned subsidiary, Wuxi Ningteng Intelligent Manufacturing Co., Ltd. (“Ningteng WFOE”) in the People’s Republic of China (“PRC”).

Wuxi Mingteng Mould Technology Co., Ltd. (“Wuxi Mingteng Mould”) is a limited liability company incorporated on December 15, 2015 under the laws of the PRC. Wuxi Mingteng Mould is a wholly owned subsidiary of Ningteng WFOE and is our operating entity. Wuxi Mingteng Mould is primarily engaged in providing clients with comprehensive and personalized mold services and solutions in the PRC, including mold design and development; mold production, repair, testing and adjustment.

Reorganization

On September 20, 2021, the Company issued an aggregate of 5,000,000 ordinary shares in connection with the reorganization which was completed on September 26, 2022. The reorganization involved the incorporation of Mingteng International and Ningteng WFOE, and the transfer of the 100% equity interest of Wuxi Mingteng Mould. Consequently, Mingteng International, through its subsidiary, Mingteng HK, directly controls Wuxi Mingteng Mould Technology Co., Ltd, and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholder controlled all these entities before and after the Reorganization. The consolidation of Mingteng International and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

After the Reorganization, Mingteng International’s corporate structure is as follows:

Mingteng International conducts all of its operations in China through its operating subsidiary, Wuxi Mingteng Mould Technology Co., Ltd. The main business of its operating subsidiary is to provide clients with comprehensive and personalized mold services and solutions in the PRC, including mold design and development; mold production, repair, testing and adjustment.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission. The rules have been consistently applied and give retroactive effect to the reorganization disclosed in Note 1.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its majority-owned subsidiaries. All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, the assessment of the allowance for doubtful accounts, the allowance for inventory obsolescence, useful lives of property and equipment and intangible assets, the recoverability of long-lived assets, provision necessary for contingent liabilities, and realization of deferred tax assets. Actual results could differ from those estimates.

Cash and cash equivalents

Cash includes cash on hand and demand deposits in accounts maintained with commercial banks. The Company maintains its bank accounts in Mainland China. On May 1, 2015, China’s new Deposit Insurance Regulation became effective, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. The insurance limit is RMB 500,000 (approximately US$72,000) for each bank.

Accounts receivable, net

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for estimated losses. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer payment history, customer’s current credit-worthiness, and current economic trends. Accounts are written off against the allowance after management has determined that the likelihood of collection is not probable.

Notes receivable, net

Notes receivable refer to the notes held by the Company that have not been cashed. The notes are non-interest bearing and are derived from the Company’s daily sales activities. Clients issue commercial acceptance bills to the Company. The Company can accept or endorse the acceptance bill before the date of maturity.

Advances to suppliers, net

Advances to suppliers consist of balances paid to suppliers for services that have not been provided or received. The Company reviews its advances to suppliers on a periodic basis and makes general and specific allowances when there is doubt as to the ability of a supplier to provide supplies to the Company or refund an advance.

Inventories, net

Inventories consist of raw materials, work in process and finished goods, and are stated at the lower of cost or net realizable value. Cost is determined using the weighted average method. The Company periodically evaluates its inventories and will record an allowance for inventories that are either slow-moving, may not be saleable or whose cost exceeds its net realizable value. As of December 31, 2022, the Company made a provision for inventory obsolescence of $12,359.

Property and equipment, net

Property and equipment are carried at cost and are depreciated on the straight-line basis over the estimated useful lives of the underlying assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of its property and equipment, when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Estimated useful lives are as follows, taking into account the assets’ estimated residual value:

Category	Estimated useful lives
Electronic equipment	3-5 years
Vehicles	5 years
Machinery and equipment	5-10 years

Impairment of long-lived assets

The Company reviews long-lived assets, including definitive-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. No impairments of long-lived assets were recognized during the years ended December 31, 2022 and 2021.

Fair value of financial instruments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, notes receivable, advances to suppliers, prepaid expenses and other receivables, short-term bank loans, accounts payable, advance from customers, due to related parties, taxes payable, and other current liabilities approximate their recorded values due to their short-term maturities. The fair value of longer-term leases approximates their recorded values as their stated interest rates approximate the rates currently available.

The Company’s non-financial assets, such as property and equipment would be measured at fair value only if they were determined to be impaired.

Leases

The Company accounts for leases following FASB ASC 842, Leases (“Topic 842”).

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of obligations under operating lease liabilities, and non-current obligations under long-term portion of operating lease liabilities, on the Company’s consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and initial direct costs incurred and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expenses for minimum lease payments are recognized on a straight-line basis over the lease term.

The most significant impact upon adoption relates to the recognition of new Right-of-use (“ROU”) assets and lease liabilities on the Company’s consolidated balance sheets for office space and the manufacturing facility leases. During the years ended December 31, 2022 and 2021, the Company recognized the increase of lease liabilities of approximately $165,929 and $544,567, respectively, and the increase of principal payments for lease obligations of approximately $304,643 and $399,115, respectively, with corresponding ROU assets increase of approximately $165,929 and $602,120, respectively and the increase of accumulated amortization of approximately $34,593 and $44,721, respectively. The remaining balance of lease liabilities are presented within current portion of operating lease liabilities and the non-current portion of operating lease liabilities on the consolidated balance sheets.

Revenue recognition

The Company accounts for revenue recognition under FASB Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with FASB ASC 606, Revenue from Contracts with Customers, the Company recognizes revenue to represent the transfer of products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of the product or the benefit of the services transfers to the customer. Under the guidance of FASB ASC 606, the Company is required to (a) identify the contract with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the Company satisfies its performance obligations.

The Company’s main business income is divided into three categories, one is mold production, that is, contracts are signed to sell molds widely used in automobile, valve, water pump and other industries according to the customer’s needs. Second is mold repair, which provides customers with mold repair service, or provides sales of mold components. Last is providing customers with machining services, using the Company’s remaining capacity to provide customers with external processing services. Revenues represent the amount of consideration that the Company is entitled to in exchange for the transfer of promised goods or services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of FASB ASC 606, the Group recognizes revenue when the performance obligation in a contract is satisfied by transferring the control of promised goods or services to the customer.

Mold Production:

The Company signs contracts with customers and provides products according to the sales contract or sales list. The clients check the quantity and quality of products received, and then issue a confirmation as the proof of payment. Certain clients may also test the finished products as part of the confirmation process. Revenue is recognized when the Company receives the confirmation of product acceptance.

The Company provides design and production services according to the sales contract or lists. The Company then transports and installs the finished products when clients give their order.

The design services are inseparable from project sales. A mold production contract may include two or more machine components, but all components are customized according to customer requirements. These components need to be combined under the guidance of design plans to produce qualified products to meet the needs of clients. Therefore, these services are highly interdependent and are never transferred to the customer on their own. Customers do not have the option to purchase these services separately principally due to the customization of each project. Accordingly, these services are not considered separate performance obligations and no revenue is associated with these services under FASB ASC 606 until the point in time when the project is complete and client confirmation is received.

The Company provides maintenance services and according to the contracts and the clients do not have the option to purchase these services separately. The promised warranty does not provide the clients with a service in addition to the assurance that the product complies with agreed-upon contract specifications and is considered an assurance warranty. The maintenance services and the warranty are not considered separate performance obligations and no revenue is associated with these services under FASB ASC 606. Historically, the Company has not experienced material costs for quality assurance and, therefore, does not believe an accrual for these costs are necessary.

Mold Repair:

The Company signs contracts with customers and provides repair services according to the contract or list and charges a certain fee. Revenue is recognized only after the repair service has passed the customer’s inspection.

Machining Services:

Machining services is a new revenue stream that occurred in the fiscal year 2021. The Company signs contracts with customers and provides machining services and charges a certain fee. The Company identifies the fulfillment of its obligation when transferring the product and issuing the VAT invoice to customers at which time revenue is recognized.

The following table presents revenue by major revenue type for the years ended December 31, 2022 and 2021, respectively:

	For the years ended December 31,
	2022	2021
Mold production	$6,583,747	$6,541,845
Mold repair	1,137,648	1,150,065
Machining services	305,369	105,395
Total	$8,026,764	$7,797,305

Cost of revenue

Cost of revenues consists of the cost of raw material, direct labor and manufacturing costs. During the production process, production department records the material consumption quantity and production hours of each order. Raw material cost is allocated according to the consumption of the material. Direct labor and manufacturing costs are allocated according to the production hours.

Research and development expenses

Research and development (“R&D”) expenses include costs directly attributable to the conduct of research and development projects, including the cost of salaries and use of raw materials. Such projects include the development of cooling and forming technology for turbine shell molds and the development of high-precision automotive volute sand-core molds. All costs associated with research and development are expensed as incurred.

Government subsidies

Government subsidies refer to the monetary or non-monetary assets that a company obtains from the government for free. The government subsidies received by Wuxi Mingteng Mould mainly include high-tech enterprise recognition bonus, scientific and technological development project funds. The Company believes that these government subsidies are not related to daily business activities and are treated as other income.

Government subsidies for the year ended December 31, 2022 and 2021, was $92,832 and $37,356, respectively. The amounts were not significant compared with the income. The effect of subsidies net of taxes on earnings per share were $0.02 and $0.01 for the years ended December 31, 2022 and 2021, respectively.

Income taxes

Mingteng International’s subsidiaries in the PRC and Hong Kong are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC for the years ended December 31, 2022 and 2021. The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or future deductibility is uncertain.

The provisions of ASC 740-10-25,“Accounting for Uncertainty in Income Taxes”, prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. It also provides guidance on the recognition of income tax assets and liabilities, classification accounting for interest and penalties associated with tax positions, years open for tax examination, accounting for income taxes in interim periods and income tax disclosures. There were no material uncertain tax positions as of December 31, 2022 and 2021.

Value added tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of VAT. The VAT is based on gross sales price and VAT rate is approximately 13%. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable or receivable net of payments in the accompanying consolidated financial statements. All of the VAT returns filed by Mingteng International’s subsidiaries in the PRC, have been and remain subject to examination by the tax authorities for five years from the date of filing.

Earnings per share

Mingteng International computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of Mingteng International by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of December 31, 2022 and 2021, there were no dilutive shares.

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under U.S. GAAP are recorded as an element of stockholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of foreign currency translation adjustments from Mingteng International not using U.S. dollar as its functional currency.

Foreign currency translation

The functional currency of Mingteng International’s operations in the PRC is the Chinese Yuan or Renminbi (“RMB”). The consolidated financial statements are translated to U.S. dollars using the period end rates of exchange for assets and liabilities, equity is translated at historical exchange rates, and average rates of exchange (for the period) are used for revenues and expenses and cash flows. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income / loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in its functional currency. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements:

	December 31,		For the years ended December 31,
	2022	2021	2022	2021
Foreign currency
RMB:1USD	6.9646	6.3757	6.7261	6.4515

Statement of cash flows

In accordance with ASC 230, Statement of Cash Flows, cash flows from the Company’s operations are formulated based upon the local currencies, and then translated at average translation rates for the periods. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Significant risks

Currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of Mingteng International and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other Company foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Company maintains certain bank accounts in the PRC. On May 1, 2015, China’s new Deposit Insurance Regulation came into effect, pursuant to which banking financial institutions, such as commercial banks, established in the PRC are required to purchase deposit insurance for deposits in RMB and in foreign currency placed with them. Such Deposit Insurance Regulation would not be effective in providing complete protection for the Company’s accounts, as its aggregate deposits are much higher than the compensation limit, which is RMB 500,000 (approximately US$72,000) for one bank. However, the Company believes that the risk of failure of any of these Chinese banks is remote. Bank failure is uncommon in the PRC and the Company believes that those Chinese banks that hold the Company’s cash and cash equivalents and short-term investments are financially sound based on public available information.

Other than the deposit insurance mechanism in the PRC mentioned above, the Company’s bank accounts are not insured by Federal Deposit Insurance Corporation insurance or other insurance.

The amount in excess of the insurance coverage was RMB 11,989,775 (approximately US$1,721,531) and RMB 1,457,548 (approximately US$228,610) as of December 31, 2022 and 2021, respectively.

Concentration and credit risk

Currently, all the Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic, and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable, notes receivable, amounts due from related parties and advances to suppliers. A portion of the Company’s sales are credit sales which are to the customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Interest rate risk

Fluctuations in market interest rates may negatively affect our financial condition and results of operations. The Company is exposed to floating interest rate risk on cash deposit and floating rate borrowings, and the risks due to changes in interest rates is not material. The Company has not used any derivative financial instruments to manage our interest risk exposure.

Other uncertainty risk

The Company’s major operations are conducted in the PRC. Accordingly, the political, economic, and legal environments in the PRC, as well as the general state of the PRC’s economy may influence the Company’s business, financial condition, and results of operations.

Recent accounting pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326). The amendments in this update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. This ASU adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The ASUs should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company will adopt this ASU within its annual reporting period of December 31, 2023 to measure impairment on financial instruments, which mainly includes trade receivables. Estimates of expected credit losses on trade receivables over their life will be required to be recorded at inception, based on historical information, current conditions, and reasonable and supportable forecasts. The Company uses a pooled approach to estimate expected credit losses for trade receivables with similar risk characteristics. The Company’s customers are all concentrated in the casting mold industry in the PRC and considers all of its customers to have a similar credit rating. The Company believe all the products are similar except for the manufacturing process and the usage. The adoption of this ASU is not expected to have a material effect on the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740, and also improves consistent application of and simplify U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted. The Company adopted this ASU on January 1, 2022 and the adoption did not have a material impact on the Company’s consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements.” The amendments in this Update represent changes to clarify the Codification or correct unintended application of guidance that are not expected to have a significant effect on current accounting practices or create a significant administrative cost to most entities. The amendments in this Update affect a wide variety of Topics in the Codification and apply to all reporting entities within the scope of the affected accounting guidance. ASU 2020-10 is effective for annual periods beginning after July 1, 2021 for public business entities. The amendments in this Update should be applied retrospectively. The adoption of this new standard did not have a significant impact on Company’s consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial position, statements of income and comprehensive income and cash flows.

NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	As of December 31,
	2022	2021
Trade accounts receivable	$2,458,044	$2,169,129
Less: allowance for doubtful accounts	(28,594)	(4,223)
Accounts receivable, net	$2,429,450	$2,164,906

The movement of allowance of doubtful accounts is as follows:

	As of December 31,
	2022	2021
Balance at beginning of the year	$(4,223)	$(2,513)
Current year addition	(24,728)	(1,632)
Foreign exchange difference	357	(78)
Balance at end of the year	$(28,594)	$(4,223)

NOTE 4 – ADVANCES TO SUPPLIERS

Advances to suppliers consisted of the following:

	As of December 31,
	2022	2021
Advances for products and services purchasing from third parties	$240,620	$26,061
Less: allowance for doubtful accounts	-	-
Advances to suppliers, net	$240,620	$26,061

NOTE 5 – INVENTORIES, NET

Inventories consisted of the following:

	As of December 31,
	2022	2021
Raw material	$39,485	$65,446
Work in process	202,412	117,846
Finished goods	831,688	1,183,129
Inventories provision	(12,359)	(1,801)
Balance at end of the year	$1,061,226	$1,364,620

NOTE 6 – OTHER RECEIVABLES AND LONG-TERM RECEIVABLES

Other receivables consisted of the following:

	As of December 31,
	2022	2021
Petty cash	$-	$3,137
Loans to third parties (individuals)	-	47,054
Social security payment	5,287	5,461
Loans to companies	-	156,846
Receivable of sales discount	-	152,100
Other receivables, net	$5,287	$364,598

Long-term receivables consisted of the following:

	As of December 31,
	2022	2021
Loans to employees	$-	$51,131
Loans to third parties (individuals)	-	280,440
Loans to companies	-	125,476
Less: allowance for doubtful accounts	-	(8,438)
Other receivables, net	$-	$448,609

The Company provided personal loans to individuals, such as employees and friends of managers, as a private entity. All personal loans were signed with formal contracts and approved by the meeting of shareholders. The loans did not bear interest and no collateral was required. All loans to employees and third parties were repaid early on December 30, 2022. A summary of the loans as of December 31,2021 is as follows:

No.	Relationship to the Company	Balance (RMB)	Balance ($)	Loan period	Actual repayment time
1	Employee	50,000	7,842	From Dec 12, 2020 to Dec 12, 2025	On December 30, 2022
2	Employee	76,000	11,920	From Jul 28, 2021 to Jul 28, 2023	On December 30, 2022
3	Employee	200,000	31,369	From Jun 20, 2020 to Jun 20, 2023	On December 30, 2022
4	Third party individual	288,000	45,172	From Jan 10, 2020 to Jan 10, 2023	On December 30, 2022
5	Third party individual	200,000	31,369	From Feb 28, 2020 to Feb 28, 2023	On December 30, 2022
6	Third party individual	800,000	125,476	From Jun 20, 2021 to Jun 20, 2023	On December 30, 2022
7	Third party individual	300,000	47,054	From Sep 20, 2021 to Sep 20, 2022	On December 30, 2022
8	Third party individual	500,000	78,423	From Jan 10, 2021 to Jan 10, 2024	On December 30, 2022

The movement of allowance of doubtful accounts is as follows:

	As of December 31,
	2022	2021
Balance at beginning of the year	$(8,438)	$-
Current year reduction (addition)	7,725	(8,438)
Actual bad debt	-	-
Foreign exchange difference	713	-
Balance at end of the year	$-	$(8,438)

The Company provided loans of RMB1,800,000 (approximately $282,322) to Wuxi Yingteng Mold Technology Co., Ltd. (Wuxi Yingteng), since Wuxi Yingteng used to be a related party of the Company, and Wuxi Yingteng currently provides materials and semi-finished products to the Company. Mingteng International’s CEO, Mr. Xu previously owned a 65% share of Wuxi Yingteng. On August 16, 2021, Mr. Xu sold his 65% equity share to a non-related third party., and therefore as of December 31, 2021, Wuxi Yingteng was no longer a related party. The loan to Wuxi Yingteng was signed with formal contracts and approved by the meeting of shareholders. There is no interest requirement and no collateral is required for the loan. The loans were repaid on August 4, 2022. The loan terms are shown in the table below.

No.	The borrower	Amount (RMB)	Amount ($)	Loan period	Actual repayment time
1	Wuxi Yingteng	510,000	79,992	From Oct 1, 2020 to Oct 1, 2022	On August 4, 2022
2	Wuxi Yingteng	490,000	76,854	From Nov 1, 2020 to Nov 1, 2022	On August 4, 2022
3	Wuxi Yingteng	400,000	62,738	From Feb 1, 2021 to Feb 1, 2023	On August 4, 2022
4	Wuxi Yingteng	400,000	62,738	From Mar 1, 2021 to Mar 1, 2023	On August 4, 2022

In 2020, Wuxi Yingteng produced and sold molds to Wuxi Mingteng Mould. The quality of the molds did not meet the requirements of the final customer, and Wuxi Mingteng Mould and Wuxi Yingteng renegotiated the purchase price of the molds with Wuxi Yingteng agreeing to provide a sales discount of RMB969,742 (approximately $152,100). The Company recognized the discount as other receivables and offset against revenues. In the fiscal year 2022, Wuxi Mingteng Mould entered the aluminium alloy pressure casting mold business. As a new entrant in this business, Wuxi Mingteng Mould does not have the ability to handle the entire manufacturing process and outsourced certain processing services to Wuxi Yingteng. The parties agreed to offset the sales discount with the processing fees payable to Wuxi Yingteng.

NOTE 7 – PROPERTY AND EQUIPMENT, NET

Property and equipment, stated at cost less accumulated depreciation, consisted of the following:

	As of December 31,
	2022	2021
Machinery and equipment	$3,149,719	$2,022,656
Electronic equipment	27,906	20,619
Vehicles	320,845	322,998
Subtotal	3,498,470	2,366,273
Less: accumulated depreciation	(851,305)	(650,073)
Property and equipment, net	$2,647,165	$1,716,200

Depreciation expense was $95,767 and $92,674 for the years ended December 31, 2022 and 2021, respectively.

NOTE 8 – DEFERRED OFFERING COSTS

Deferred offering costs are expenses directly related to the Company’s planned initial public offering (“IPO”) The deferred offering costs will offset against the IPO proceeds and will be reclassified to additional paid-in capital upon completion of the IPO.

NOTE 9 – LEASES

On February 1, 2019, Wuxi Mingteng Mould entered into a lease agreement with Wuxi Longsheng Boiler Factory (the “Landlord”) for office and production space. The lease period was from February 1, 2019 to January 31, 2020, with an annual rental of RMB 380,240 (approximately $54,505). According to the lease agreement, Wuxi Mingteng Mould can only use the space for its operations and cannot transfer the lease to a third party without the prior consent of the Landlord; otherwise, the lease agreement shall be terminated.

On January 31, 2020, Wuxi Mingteng Mould extended the lease period to January 31, 2022, with an annual rental of RMB 380,240 (approximately $58,275).

On January 31, 2022, Wuxi Mingteng Mould entered into a new lease agreement with Wuxi Longsheng Boiler Factory (the “Landlord”) for office and production space. The lease period was from February 1, 2022 to December 31, 2023, with an annual rental of RMB 624,240 (approximately $93,012). According to the lease agreement, Wuxi Mingteng Mould can only use the space for its operations and cannot transfer the lease to a third party without the prior consent of the Landlord; otherwise, the lease agreement shall be terminated.

The lease agreement with Wuxi Longsheng Boiler Factory (the “Landlord”) neither grants a purchase option nor transfers ownership of the space. The lease term is not a major part of the remaining economic life of the underlying asset and the present value of the sum of the lease payments is insubstantial compared with the fair value of the underlying asset. Wuxi Mingteng Mould considered the lease as operating lease.

On February 23, 2021, Wuxi Mingteng Mould entered into a lease agreement with Risheng International Leasing Co., Ltd. for manufacturing equipment. The lease period is from February 24, 2021 to January 24, 2023. The advance payment for the equipment is RMB 458,000 (tax included) (approximately $71,835), and the remaining lease payments are 1,832,000 RMB (tax included) (approximately $287,341). As agreed in the leasing contract, the leased machine will be purchased after the end of the lease term, with the purchase amount included in the last lease payment. Since the lease transfers ownership of the equipment to the lessee by the end of the lease term, Wuxi Mingteng Mould considered the lease as finance lease. The fair value of the equipment on the lease start date was RMB2,290,000 (approximately $359,176), which was stated in the lease contract. Wuxi Mingteng Mould calculated an internal rate of return (IRR) of 1.07% based on the fair value of the equipment and the present value of the lease payments. The Company accounted for this lease as a finance lease and is amortizing the right-of-use asset over the useful life of the underlying asset which is ten years.

On April 14, 2021, Wuxi Mingteng Mould entered into a lease agreement with Risheng International Leasing Co., Ltd. for manufacturing equipment. The lease period is from April 15, 2021 to March 15, 2023. The advance payment for the equipment is RMB 408,000 (tax included) (approximately $63,993), and the remaining lease payments are 1,790,000 RMB (tax included) (approximately $280,753). As agreed in the finance leasing contract, the leased machine will be purchased after the end of the lease term, with the purchase amount included in the last lease payment. Since the lease transfers ownership of the equipment to the lessee by the end of the lease term, Wuxi Mingteng Mould considered the lease as finance lease. The fair value of the equipment on the lease start date was RMB2,048,000 (approximately $321,220), which was stated in the lease contract. Wuxi Mingteng Mould calculated an internal rate of return (IRR) of 1.01% based on the fair value of the equipment and the present value of lease payments. The Company accounted for this lease as a finance lease and is amortizing the right-of-use asset over the useful life of the underlying asset which is ten years.

The following table represents the movement of total right-of-use assts and lease liabilities.

	As of December 31,
Operating lease right-of-use assets	2022	2021
Balance at beginning of the year	$4,559	$62,272
Current year addition	165,929	-
Less: Accumulated amortization	(82,048)	(59,170)
Foreign exchange difference	(385)	1,457
Balance at end of the year	$88,055	$4,559

Finance lease right-of-use assets	As of December 31, 2022	As of December 31, 2021
Balance at beginning of the year	$561,470	$-
Current year addition	-	602,120
Less: Accumulated amortization	(52,365)	(40,650)
Foreign exchange difference	(47,476)	-
Balance at end of the year	$461,629	$561,470

	As of December 31,
Operating lease liabilities	2022	2021
Balance at beginning of the year	$-	$57,817
Current year addition	165,929	-
Less: Principal payments under operating lease obligations	(82,161)	(59,639)
Impact of VAT	4,287	469
Foreign exchange difference	-	1,353
Balance at end of the year	$88,055	$-

Finance lease liabilities	As of December 31, 2022	As of December 31, 2021
Balance at beginning of the year	$241,335	$-
Current year addition	-	544,567
Less: Principal payments under financing lease obligations	(222,482)	(339,476)
Interest expense on finance lease	14,063	36,244
Foreign exchange difference	(20,406)	-
Balance at end of the year	$12,510	$241,335

The following table represents the operating and finance right-of-use assets and lease liabilities as of the periods indicated.

	As of December 31,
	2021	2021
Leases
Assets
Operating lease right-of-use assets, net	$88,055	$4,559
Finance lease right-of-use assets, net	461,629	561,470
Total lease right-of-use assets	$549,684	$566,029

Liabilities
Current
Operating lease liabilities	$88,056	$-
Finance lease liabilities	12,509	234,378
Noncurrent
Operating lease liabilities	-	-
Finance lease liabilities	-	6,957
Total lease liabilities	$100,565	$241,335

The weighted-average remaining lease term and the weighted-average discount rate of leases are as follows:

December 31, 2022
Weighted-average remaining operating lease term	1 year

Weighted-average operating discount rate	4.75%

Weighted-average remaining financing lease term	0 year

Weighted-average financing discount rate	1.04% per month

The following table summarizes the maturity of financing lease liabilities as of December 31, 2021:

12 months ending December 31,	Financing
2023	$102,266
Total lease payments	102,266
Less: imputed interest	(1,701)
Total lease liabilities	$100,565

NOTE 10 – SHORT-TERM LOANS

On April 14, 2020, Wuxi Mingteng Mould entered into an unsecured short-term loan agreement with Jiangsu Wuxi Rural Commercial Bank with amount of RMB 4.5 million (approximately $0.69 million), with an annual interest rate of 4.55%. The maturity date of the loan is April 13, 2021. The loan was repaid upon maturity.

On March 29, 2021, Wuxi Mingteng Mould entered into an additional short-term loan agreement with Jiangsu Wuxi Rural Commercial Bank with amount of RMB 4.5 million (approximately $0.71 million), with an annual interest rate of 4.45%. The maturity date of the loan is March 28, 2022. The loan was repaid upon maturity.

On March 23, 2022, Wuxi Mingteng Mould entered into an additional short-term loan agreement   with Jiangsu Wuxi Rural Commercial Bank with amount of RMB 4.5 million (approximately $0.67 million), with an annual interest rate of 4.45%. The maturity date of the loan is March 22, 2023. No collateral was required for the loan. The loan was repaid upon maturity.

On March 4, 2022, Wuxi Mingteng Mould entered into a secured short-term   loan agreement with Bank of Jiangsu with amount of RMB 5 million (approximately $0.75 million), with an annual interest rate of 4%. The maturity date of the loan is March 3, 2023. Wuxi Mingteng Mould pledged two of their patent rights as collateral. The loan was repaid upon maturity.

On March 16, 2022, Wuxi Mingteng Mould entered into an unsecured short-term loan agreement with Bank of Jiangsu with amount of RMB 2 million (approximately $0.30 million), with an annual interest rate of 5.13%. The maturity date of the loan is April 1, 2022. No collateral was required for the loan. The loan was repaid upon maturity.

NOTE 11 –TAXES PAYABLE

Taxes payable consisted of the following:

	As of December 31,
	2022	2021
Corporate income taxes	$502,588	$346,206
Value added tax	264,245	135,869
Construction tax	32,063	16,591
Individual income tax	2,081	2,215
Total taxes payable	$800,977	$500,881

NOTE 12 – RELATED PARTY TRANSACTIONS

The table below sets the major related parties and their relationships with the Company as of December 31, 2022:

Name of related parties	Relationship with the Company
Yingkai Xu	Shareholder, CEO and Chairman of the Company.
Jingzhu Ding	Shareholder of the Company, wife of the CEO and Chairman.
Wuxi Kaiteng Mold Factory	Ms. Jingzhu Ding owns a 100% share.
Wuxi Magway Precision Machinery Co., Ltd.	Mr. Yingkai Xu previously owned a 60% share. On August 31, 2021, Mr. Xu sold his 60% equity share to a non-related third party.
Wuxi Yingteng Mold Technology Co., Ltd.	Mr. Yingkai Xu previously owned a 65% share. On August 16, 2021, Mr. Xu sold his 65% equity share to a non-related third party.

Significant transactions with related parties were as follows:

	For the years ended December 31,
	2022	2021
Wuxi Kaiteng Mold Factory	281,201	250,034
Wuxi Yingteng Mold Technology Co., Ltd.	-	153,148
Wuxi Magway Precision Machinery Co., Ltd.	84,567	11,915
Total cost of revenues – related parities	$365,768	$415,097

The Company purchased raw materials in fiscal year 2021 and processing services for aluminum alloy pressure casting molds in fiscal year 2022 from Wuxi Yingteng Mold Technology Co., Ltd. The Company purchases raw materials and electricity services from Wuxi Magway Precision Machinery Co., Ltd., and purchases processing services from Wuxi Kaiteng Mold Factory.

The following represented related party balances as of December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Amounts due to related parties
Jingzhu Ding	$66,966	$-
Wuxi Kaiteng Mold Factory	249,073	712,706
	$316,039	$712,706

Amounts due to Jingzhu Ding represented the loan from Jingzhu Ding. In order to supplement the working capital, Ms. Ding lent money to the Company. The loan was signed with series of contracts and is non-interest bearing. The loan term is indefinite. According to the contracts, the loan will be repaid when working capital is sufficient.

Amounts due to Wuxi Kaiteng Mold Factory represents amounts accrued for processing services that the Company purchased from Wuxi Kaiteng Mold Factory.

NOTE 13 – SHAREHOLDERS’ EQUITY

Mingteng International is authorized to issue 5,000,000,000 ordinary shares of $0.00001 par value.

On September 20, 2021, Mingteng International issued an aggregate of 5,000,000 ordinary shares in connection with the reorganization which was completed on September 26, 2022.

On September 30, 2022, Mingteng International declared cash dividends of RMB 2.5 million (approximately $0.35 million) to shareholders which were paid by Wuxi Mingteng Mould in December 2022.

A contribution to capital of RMB 1,000,000 (approximately $145,345) was paid by a shareholder in August 30,2022; and the shareholder subsequently sold his shares to Wuxi Ningteng Intelligent Manufacturing Co., Ltd. on September 26,2022.

In accordance with the relevant PRC laws and regulations, Mingteng International’s subsidiaries in the PRC are required to provide for certain statutory reserves, which are appropriated from net profits as reported in accordance with PRC accounting standards. Mingteng International’s subsidiaries in the PRC are required to allocate at least 10% of their after-tax profits to a statutory reserve until such reserve has reached 50% of their respective registered capital. Appropriations to other types of reserves in accordance with relevant PRC laws and regulations are to be made at the discretion of the board of directors of each of entity in the PRC. The statutory reserves are restricted from being distributed as dividends under PRC laws and regulations. The statutory reserve of the Company’s operating subsidiary in the PRC was $465,572 and $372,003 as of December 31, 2022 and 2021, respectively.

NOTE 14 – OTHER INCOME, NET

Other income (expenses), net consisted of the following:

	For the years ended December 31,
	2022	2021
Donations	$(446)	$(15,500)
Waste sales	50,478	142,910
Loss on disposal of assets	-	(6,912)
Other	8,279	6,733
Total other income	$58,311	$127,231

NOTE 15 – TAXES

Corporation Income Tax (“CIT”)

The Company is subject to income taxes on an entity basis on income derived from the location in which each entity is domiciled.

Mingteng International is incorporated in Cayman Islands as an offshore holding company and is not subject to tax on income or capital gains under the laws of the Cayman Islands.

Mingteng International HK is incorporated in Hong Kong as a holding company with no activities. Under the Hong Kong tax laws, an entity is not subject to income tax if no revenue is generated in Hong Kong.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and even tax exemptions may be granted on case-by-case basis. The PRC tax authorities grant preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Since Wuxi Mingteng Mould was approved as an HNTE in December 2019, Wuxi Mingteng Mould is entitled to a reduced income tax rate of 15% beginning December 2019 and is able to enjoy the reduced income tax rate through December 2022.

The provision for income taxes consisted of the following:

	For the years ended December 31,
	2022	2021
Current tax provision:
Cayman Islands	$-	$-
Hong Kong	-	-
China	331,688	398,622
Deferred tax (benefit):	-	-
Cayman Islands	-	-
Hong Kong	-	-
China	(4,304)	(1,762)
Income tax provision	$327,384	$396,860

The following table reconciles the PRC statutory rate to the Company’s effective tax rate:

	For the years ended December 31,
	2022	2021
PRC statutory tax rate	25.0%	25.0%
Additional deduction of research and development expenses	(5.4)%	(3.0)%
Non-deductible expenses	0.2%	0.2%
Effect of PRC preferential tax rate	(8.9)%	(8.8)%
Non-PRC entities loss not subject to PRC tax	2.3%	-
Effective tax rate	13.2%	13.4%

For the years ended December 31, 2022 and 2021, the tax saving as the result of the favorable tax rate amounted to $218,256 and $264,573, respectively, and the per share effect of the favorable tax rate was $0.04 and $0.05, respectively.

Deferred tax assets

Components of deferred tax assets were as follows:

	As of December 31,
	2022	2021
Allowance for doubtful debt	$4,289	$1,899
Inventories valuation allowance	1,854	270
Deferred tax assets	$6,143	$2,169

The movement of deferred tax assets is as follows:

	As of December 31,
	2022	2021
Balance at beginning of the year	$2,169	$377
Current year (reduction) addition	4,304	1,784
Foreign exchange difference	(330)	8
Balance at end of the year	$6,143	$2,169

NOTE 16– CONCENTRATION OF MAJOR CUSTOMERS AND SUPPLIERS

For the year ended December 31, 2022, two customers accounted for approximately 24.3% and 17.0% of the Company’s total revenues. For the year ended December 31, 2021, three customers accounted for approximately 26.3%, 22.0% and 16.9% of the Company’s total revenues. Any decrease in sales to these major customers may negatively impact the Company’s operations and cash flows if the Company fails to increase its sales to other customers.

As of December 31, 2022, three customers accounted for approximately 27.8%, 16.9% and 13.8% of the Company’s accounts receivable balance. As of December 31, 2021, two customers accounted for approximately 36.2% and 19.7% of the Company’s accounts receivable balance.

For the year ended December 31, 2022, none of the suppliers accounted for more than 10% of the total purchases. For the year ended December 31, 2021, one supplier accounted for approximately 12.8% of the total purchases.

As of December 31, 2022, one supplier accounted for approximately 11.1% of the Company’s accounts payable balance. As of December 31, 2021, one supplier accounted for approximately 24.4% of the Company’s accounts payable balance.

NOTE 17 – COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Amounts accrued, as well as the total amount of possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements. As of December 31, 2022, the Company has no outstanding litigation.

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

Impact of COVID-19 Outbreak

In December 2019, COVID-19 was first identified in Wuhan, China. On March 11, 2020, the World Health Organization declared the COVID-19 a pandemic—the first pandemic caused by a coronavirus. The outbreak has reached more than 160 countries, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The Chinese government ordered quarantines, travel restrictions, and the temporary closure of stores and facilities. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses.

During the year ended December 31, 2021, COVID-19 has had limited impact on the Company’s operations. There are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures. The effect of COVID-19 on future operations cannot currently be determined. During the second quarter and the third quarter of 2022, with the spread of COVID-19 and related government stimulus measures, the Company’s order volume and production activities have been affected to a certain extent. However, with the effective operation of epidemic prevention measures, the impact of the epidemic has weakened, and the Company’s production and sales have gradually returned to normal.

In December 2022, China released a set of 10 optimized COVID-19 rules eliminating most containment measures. In late December, the number of infections in the Company increased and production activity slowed down. With the recovery of employees, the production and operations of the Company gradually returned to normal in January 2023. The continuing impact of COVID-19 remains unpredictable. In coping with the ongoing COVID-19 pandemic, the Company will reasonably dispatch employees and arrange working hours in the future to ensure the steady progress of production activities.

Employment agreements

On September 20, 2022, Mingteng International Corporation Inc. entered into an employment agreement with our Chief Executive Officer, Yingkai Xu, for a term of 3 years. Mr. Xu is entitled to an annual base salary of USD 30,000 for each calendar year on a pro-rated basis, payable on a quarterly basis.

On September 20, 2022, Mingteng International Corporation Inc. entered into an employment agreement with our Chief Financial Officer, Fengting Yin, for a term of 3 years. Ms. Yin is entitled to an annual base salary of USD 30,000 for each calendar year on a pro-rated basis, payable on a quarterly basis.

NOTE 18 – SEGMENT REPORTING

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

Based on management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. The Company’s assets are substantially all located in the PRC and substantially all of the Company’s revenues and expenses are derived in the PRC. Therefore, no geographical segments are presented.

All of the Company’s long-lived assets are located in the PRC. All of the Company’s products and services are sold or provided in the PRC.

NOTE 19 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the consolidated financial statements were issued.

The Company’s loan transactions after December 31, 2022, are as follows.

On January 31, 2023, Wuxi Mingteng Mould entered into a short-term loan agreement with Bank of China Wuxi Branch with amount of RMB 5 million (approximately $0.72 million), with an annual interest rate of 3.4%. The maturity date of the loan is January 30, 2024. Mr. Yingkai Xu and Ms. Jingzhu Ding provided joint personal guarantees for the loan.

On February 28, 2023, Wuxi Mingteng Mould entered into an additional unsecured short-term loan agreement with Bank of Jiangsu with amount of RMB 5 million (approximately $0.72 million), with an annual interest rate of 3.7%. The maturity date of the loan is February 27, 2024.

SCHEDULE I—PARENT COMPANY FINANCIAL INFORMATION

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiary exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

As of December 31, 2022 and 2021, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any. On September 30, 2022, Mingteng International declared cash dividends of RMB 2.5 million (approximately $0.35 million) to shareholders which were paid by Wuxi Mingteng Mould in December 2022. The financial information of the parent company is presented for the period from the date of incorporation on September 20, 2021 to December 31, 2021 and for the year ended December 31, 2022.

MINGTENG INTERNATIONAL CORPORATION INC.

SCHEDULE I—PARENT COMPANY FINANCIAL INFORMATION

PARENT COMPANY BALANCE SHEETS

	As of December 31,	As of December 31,
	2022	2021
ASSETS
Current assets
Advance to supplier	$25,000	$-
Non-current assets
Investment in subsidiaries	2,647,851	639,045
Deferred offering cost	144,000	-
Total assets	$2,816,851	$639,045

LIABILITIES AND EQUITY
Liabilities
Due to related party	$396,691	$-
Equity:
Common stock (par value $0.00001 per share, 5,000,000 shares authorized)	50	-
Additional paid-in capital	-	-
Statutory reserves	-	-
Retained earnings	2,420,110	639,045
Accumulated other comprehensive income	-	-
Total equity	2,420,160	639.045
Total liabilities and shareholders’ equity	$2,816,851	$639,045

MINGTENG INTERNATIONAL CORPORATION INC.

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the year ended December 31,	For the period from September 20, 2021 (inception) to December 31,
	2022	2021
EQUITY IN EARNINGS OF SUBSIDIARIES	$2,647,851	$639,045
NET INCOME	2,772,233	639,045
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(479,845)	76,637
COMPREHENSIVE INCOME	$2,292,388	$715,682

MINGTENG INTERNATIONAL CORPORATION INC.

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the period from September 20, 2021 (inception) to December 31,	For the period from September 20, 2021 (inception) to December 31,
	2022	2021
Cash flows from operating activities
Net income	$2,772,233	$639,045
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(2,647,851)	(639,045)
Changes in operating assets and liabilities:
Advance to supplier	(25,000)	-
Amounts due to related parties	396,691	-
Net cash provided by operating activities	496,073	-
Cash flows from financing activities:
Paid-in capital	50	-
Dividends paid	(352,123)	-
Payment of offering costs	(144,000)	-
Net cash (used in) provided by financing activities.	(496,073)	-
Net (decrease) increase in cash and cash equivalents	-	-
Cash and cash equivalents at the beginning of the year	-	-
Cash and cash equivalents at the end of the year	$-	$-

Mingteng International Corporation Inc.

2,225,000 Ordinary Shares

Prospectus dated November 22, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles provide that no director, alternate director or officer shall be liable to Mingteng International for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or willful default of such director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Mingteng International Corporation Inc. was incorporated on September 20, 2021. Upon incorporation, we issued 2,091,000 Ordinary Shares to YK XU HOLDING LIMITED, 2,009,000 Ordinary Shares to DJZ HOLDING LIMITED, 450,000 Ordinary Shares to HONGZE L.P., 225,000 Ordinary Shares to JACKY WANG LIMITED, and 225,000 Ordinary Shares to BETTY CHEN LIMITED, respectively, for a total consideration of US$50,000. YK XU HOLDING LIMITED, a British Virgin Islands company, is controlled by Yingkai Xu, our CEO, Chairman of the Board, and Director. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S thereof.

Item 8. Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

EXHIBIT INDEX

No.	Description
1.1+	Form of Underwriting Agreement
3.1+	Amended and Restated Memorandum and Articles of Association
4.1+	Form of Representative’s Warrants
5.1+	Opinion of Mourant Ozannes (Cayman) LLP, Company’s Cayman Islands counsel regarding the validity of the Ordinary Shares being issued and registered
5.2+	Opinion of Ortoli Rosenstadt LLP, U.S. counsel to Mingteng International Corporation Inc., as to the enforceability of the Representative’s Warrants
8.1+	Opinion of Jiangsu Junjin Law Firm regarding certain PRC tax matters (included in 99.1)
10.1+	Translation of Employment Agreement by and between Mingteng International Corporation Inc. and Yingkai Xu
10.2+	Translation of Employment Agreement by and between Mingteng International Corporation Inc. and Fengting Yin
10.3**	Director Offer Letter by and between the Registrant and Ronghua Xu
10.4**	Director Offer Letter by and between the Registrant and Xiaoqiu Zhang
10.5**	Director Offer Letter by and between the Registrant and Wenkai Fang
10.6+	Director Offer Letter with Jingzhu Ding
10.7**	Form of Purchase Contract by and between Wuxi Mingteng Mould Technology Co., Ltd and supplier
10.8**	Form of Sales Contract by and between Wuxi Mingteng Mould Technology Co., Ltd and customer
10.9**	Translation of Lease Agreement by and between Wuxi Mingteng Mould Technology Co., Ltd and Wuxi Longsheng Boiler Factory
19.1+	Insider Trading Policy
21.1**	List of Subsidiaries
23.1+	Consent of Wei, Wei & Co., LLP
23.3+	Consent of Mourant Ozannes (Cayman) LLP (included in 5.1)
23.4+	Consent of Jiangsu Junjin Law Firm (included in 99.1)
23.5+	Consent of Ortoli Rosenstadt LLP (included in 5.2)
23.6**	Consent of Beijing Zhongdao Taihe
23.7**	Consent of Ronghua Xu
23.8**	Consent of Xiaoqiu Zhang
23.9**	Consent of Wenkai Fang
99.1+	Opinion of Jiangsu Junjin Law Firm, PRC counsel to the Registrant, regarding certain PRC law matters
99.2**	Audit Committee Charter
99.3**	Compensation Committee Charter
99.4**	Nomination Committee Charter
99.5**	Code of Business Conduct and Ethics
99.6+	Executive Compensation Recovery Policy
107+	Filing Fee Table

+	Filed herewith.

*	To be filed by Amendment.

**	Previously filed.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)	That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wuxi, Jiangsu Province, China on November 22, 2023.

Mingteng International Corporation Inc.

By:	/s/ Yingkai Xu
Name:	Yingkai Xu
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on November 22, 2023.

Signature	Title	Date

/s/ Yingkai Xu	Chief Executive Officer and Director	November 22, 2023
Name: Yingkai Xu	(Principal Executive Officer)

/s/ Fengting Yin	Chief Financial Officer	November 22, 2023
Name: Fengting Yin	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Mingteng International Corporation Inc., has signed this registration statement or amendment thereto in New York, NY, United States on November 22, 2023.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.